THIS RECEIVABLES PURCHASE AND SALE AGREEMENT, dated as of February 23, 1995 (this "Agreement") among (i) Jefferson Smurfit Corporation (U.S.), as Seller ("Seller"), (ii) Jefferson Smurfit Corporation (U.S.), as the initial Servicer ("JSC"), and (iii) Jefferson Smurfit Finance Corporation, a Delaware corporation ("Finco").

                           WITNESSETH:

     WHEREAS, all of the issued and outstanding capital stock of Finco is owned by JSC;

     WHEREAS, Finco was formed for the purpose of purchasing accounts receivable and certain related assets from the Seller and engaging in other activities incidental thereto;

     WHEREAS, the Seller and Finco are party to the Existing
Receivables Purchase Documents, pursuant to which Finco has made such purchases prior to the date of this Agreement;

     WHEREAS, the Seller and Finco have agreed to enter into this Agreement as a substitution for, and replacement of, the Master
Agreement; and

     WHEREAS, JSC has agreed to enter into this Agreement for the purposes of acting as Servicer;

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE I  DEFINITIONS

     SECTION 1.01. Certain Definitions. For all purposes of this Agreement, except as otherwise specifically provided herein, capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in Annex 1 hereto. The term "assigns" and "assignees", when used with reference to Finco, shall have the meanings contemplated by Section 7.04.

     SECTION 1.02. Accounting Terms. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made and all financial statements prepared in accordance with GAAP.

     SECTION 1.03. Other Terms. Unless the context indicates otherwise: (a) otherwise undefined terms used in this Agreement have the meanings provided for by the UCC to the extent the same are used or defined therein; (b) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement; (c) all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement; (d) the word "including" means "including without limitation," and other forms of the verb "to include" have correlative meanings; (e) any reference to a Person includes reference to that Person's successors and assigns; and (f) whenever appropriate, in the context, terms used herein in the singular also include the plural, and vice versa.

     SECTION 1.04.  Computation of Time Periods.  In this
Agreement, in the computation of a period of time from a speci-fied date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

ARTICLE II  AMOUNTS AND TERMS OF THE PURCHASES AND CONTRIBUTIONS

     SECTION 2.01. Agreement to Purchase or to Contribute. (a) On the terms and conditions hereinafter set forth, on each Business Day from and after the Initial Purchase Date until the occurrence of the Termination Date, Finco agrees (except as otherwise provided in Section 2.01(d) to purchase from the Seller, and the Seller agrees to sell to Finco, all of the Seller's right, title and interest in and to all of its Eligible Receivables outstanding as of the Business Day before such date, which have not been previously purchased by or contributed to Finco, together with all of the Related Security relating to such Eligible Receivables and all Collections with respect to and other proceeds of such Eligible Receivables and Related Security (including all Receivables Notes received in respect thereof). Until the Termination Date, each Purchase described in the preceding sentence shall occur, and title to the Purchased Assets included in such Purchase shall vest in Finco, at the opening of JSC's business on the date of such Purchase (or, in the case of the initial Purchase hereunder, concurrently with the payment of the Purchase Price therefor and the execution and delivery of the Short-Term Note described herein).

     (b) On the terms and conditions hereinafter set forth, on each Business Day from and after the Initial Purchase Date applicable to the Seller until the occurrence of the Termination Date to the extent Finco does not have sufficient cash or borrowing capacity under the Short-Term Note available to be applied as the Purchase Price pursuant to Section 2.02(b) to Purchase the Seller's Eligible Receivables outstanding as of the Business Day before any such date, the Seller agrees to contribute to Finco, all of the Seller's right, title and interest in and to any of its Eligible Receivables outstanding as of the Business Day before such date, which have not been previously purchased by (after giving effect to any Purchase pursuant to this Section 2.01(a)) or contributed to Finco, together with all of the Related Security relating to such Eligible Receivables and all Collections with respect to and other proceeds of such Eligible Receivables and Related Security (including all Receivable Notes received in respect thereof).

     Subject to and upon the terms and conditions hereinafter set forth, the Seller agrees to contribute, transfer, convey and assign to the Purchaser on each Business Day from and after the Initial Purchase Date until the occurrence of the Termination Date, all of the Seller's rights, title and interest in, to and under all of its Receivables (other than Excluded Receivables) which are not Eligible Receivables (together with Receivables contributed to Finco pursuant to the immediately preceding paragraph, collectively, the "Contributed Receivables") existing on each such Business Day which have not previously been contributed to the Purchaser, together with all of the Related Security relating to such Contributed Receivables and all Collections with respect to and other proceeds of such Contributed Receivables and Related Security (including all Receivables Notes received in respect thereof).

     It is understood that each transfer pursuant to this Section 2.01(b) shall occur automatically, without any further action, on each Business Day from and after the Initial Purchase Date until the occurrence of the Termination Date, and shall constitute a present absolute transfer of all existing and future Contributed Receivables as stated in this Section 2.01(b) and such absolute transfer shall not be deemed terminated, and the Seller's obligation to transfer Contributed Receivables shall not be affected, by the occurrence of any subsequent events, except that such obligation of the Seller to transfer such Contributed Receivables will cease during a Liquidation Period.

     (c) It is the intention of the parties hereto that each Purchase of Eligible Receivables to be made hereunder shall constitute a "sale of accounts," as such term is used in Article 9 of the UCC, and not a loan secured by such accounts, and the Seller shall have no rights or obligations hereunder to repurchase or otherwise reacquire any of the Receivables. The parties to this Agreement further agree that the transfer of Contributed Receivables by the Seller to Finco shall be deemed to be capital contributions by the Seller to the Purchaser. Except for Breached Receivables, Noncomplying Receivables Adjustments and Dilution Adjustments, each sale of Eligible Receivables and each contribution of Contributed Receivables by a Seller to Finco is made without recourse to the Seller; provided, however, that
(i) the Seller shall be liable to Finco for all indemnities, representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement, and (ii) such sale or contribution does not constitute and is not intended to result in an assumption by Finco or any assignee thereof of any obligation of the Seller or any other Person arising in connection with the Receivables, the Related Security and the related Invoices (or contracts), or any other obligations of the Seller. In view of the intention of the parties hereto that the Purchases of Eligible Receivables to be made hereunder shall constitute a sale of such Eligible Receivables rather than a loan to the Seller secured by such Eligible Receivables, the Seller agrees to note in its financial statements that its Eligible Receivables have been sold or contributed to Finco. In view of the intention of the parties hereto that the transfer of Contributed Receivables to be made hereunder shall constitute a contribution of such Contributed Receivables rather than a loan to the Seller secured by such Contributed Receivables, the Seller agrees to note in its financial statements that its Contributed Receivables have been transferred to Finco.

     The parties hereto intend that if, and to the extent that, any Purchase of Receivables made hereunder is not deemed to be a "sale of accounts", as such term is used in Article 9 of the UCC, the Seller shall be deemed hereunder to have granted, and such Seller does hereby grant, to Finco a security interest in and Lien on all of the Seller's right, title and interest in and to the Eligible Receivables and the Contributed Receivables, the Related Security and the related Invoices (or contracts), and all substitutions for and any proceeds thereof, for the purposes of securing the rights of Finco under this Agreement, and that this Agreement shall constitute a security agreement (as defined in the UCC as in effect in the States of New York and Missouri).

     (d) Notwithstanding any other provision of this Article II, Finco shall not purchase from the Seller (or receive by way of contribution), nor shall the Seller sell or contribute to Finco, any Receivable on or after the earlier of (i) the Termination Date, (ii) the date of any Insolvency Event occurring with respect to JSC, the Seller or Finco, or (iii) the discovery by Finco or the Seller of any Liquidation Event described in clause
(j) of the definition thereof with respect to the Receivables to be sold or contributed by the Seller; provided, however that if:

          (A) such Insolvency Event arises as a result of an involuntary bankruptcy or other proceeding filed against JSC, the Seller or Finco, and such proceeding is dismissed or otherwise terminated, or

          (B) such Liquidation Event is cured prior to the Termination Date,

then, in any such case, Finco shall automatically resume its Purchase of Eligible Receivables and acceptance of Contributed Receivables from the Seller or the Seller hereunder, unless and until the Termination Date has otherwise occurred in accordance with the terms hereof.

     (e) From and after the Initial Purchase Date, all Receivables previously sold or contributed by the Seller to Finco pursuant to the Existing Receivables Purchase Documents and outstanding on the Initial Purchase Date shall be deemed, for all purposes of this Agreement (including Breached Receivables, Dilution Adjustments and Noncomplying Receivables Adjustments) to have been sold or contributed, as the case may be, by the Seller to Finco pursuant to this Agreement (but on the date that the actual sale or contribution pursuant to the Existing Receivables Purchase Documents took place), and the Seller shall be deemed to have made the representations and warranties set forth in this Agreement with respect to purchases or contributions, as the case may be, of Receivables and Related Security by Finco from the Seller upon each such date with respect to the Receivables and related assets purchased on such date. From and after the Initial Purchase Date, each Receivable previously sold by the Seller to Finco pursuant to the Existing Receivables Purchase Documents shall be deemed, for all purposes of this Agreement, to be a "Purchased Receivable" and each Receivable previously contributed by the Seller to Finco shall be deemed for all purposes of this Agreement to be a "Contributed Receivable". To the extent that any Related Security with respect to any Receivable referred to in the previous sentence has not been conveyed by the Seller to Finco pursuant to the Existing Receivables Purchase Documents, title to all such Related Security is hereby conveyed by the Seller to Finco with effect from the date of sale or contribution of the related Receivable.

     (f) Prior to making any Purchase or receiving any Contribution hereunder, Finco may request from the Seller, and the Seller shall promptly deliver, such approvals, opinions, information, reports or documents as Finco or its assigns may reasonably request.

     SECTION 2.02. Initial Purchase Date Transactions; Seller's Representations; Payment for Purchases; Adjustments to Purchase Price. (a) On the Initial Purchase Date, Finco shall execute and deliver to JSC a Short-Term Note substantially in the form of Exhibit A, in substitution for the promissory note issued by Finco to JSC pursuant to the Existing Receivables Purchase Agreement (which existing note is hereby cancelled by substitution), marking on the grid attached to such Short-Term Note as its initial balance an amount equal to the sum of (A) the principal balance of the existing note, plus (B) the portion (if any) of the Purchase Price for Receivables arising on the Business Day prior to the Initial Purchase Date that is being paid with an advance represented by such Short-Term Note.

     Finco hereby agrees that it shall, subject to the terms and provisions of the Liquidity Agreement and upon the request of the Seller from time to time, request the Banks to make a Borrowing of Revolving Loans under the Liquidity Agreement. All proceeds received by Finco from such Borrowings shall be remitted by Finco to the Seller in payment of the Purchase Price for Receivables and/or amounts outstanding under the Short-Term Note.

     If, on or after the Initial Purchase Date, JSC elects to advance to Finco, and Finco agrees to borrow from JSC, additional loans, then JSC may make such additional loans under JSC's Short-Term Note, the terms of which shall govern the repayment of such loans. JSC may evidence the making of any such additional loan or loans by recording the date and amount thereof on the grid attached to JSC's Short-Term Note; provided that failure to make any such recordation on such grid or any error in such grid shall not adversely affect JSC's rights to recover the outstanding amount of such loan. It is expressly acknowledged and agreed that nothing in this Section 2.02(a) shall require JSC to advance, or require Finco to borrow, any such additional loans.

     (b) The Purchase Price for each Purchase of Receivables hereunder shall be paid on the date of purchase as provided in
Section 2.01 in cash (whether obtained as Available Cash, pursuant to an advance under the Short-Term Note, from the proceeds of the Loans or otherwise), except (i) as otherwise provided in Section 2.02(d), and (ii) that Finco may set off against the amount of any such payment amounts then owing to Finco as Dilution Adjustments and Noncomplying Receivables Adjustments as provided in Section 2.02(f) below and/or other uncontested amounts owing to Finco under this Agreement.

     (c) It shall be a condition precedent to Finco's obligation to make each Purchase hereunder from the Seller that (i) the representations and warranties of the Seller contained in Section
3.01 are correct in all material respects as to it and as to the Receivables purchased from it in such Purchase on and as of such day as though made on and as of such date (except for representations and warranties which relate to a specific date only), and (ii) no event has occurred and is continuing, or would result from such Purchase, which constitutes a Liquidation Event. The Seller shall be deemed to have certified to Finco the satisfaction of the foregoing conditions precedent with respect to each Purchase from it unless the Seller shall have given Finco actual notice that any such condition is not satisfied prior to the consummation of that Purchase; provided, however, that the Seller shall not be deemed to have certified the non-existence of a Liquidation Event of which it does not have knowledge, which Liquidation Event may have arisen solely on account of a condition existing with respect to, or actions or omissions of, Finco or the Servicer (if the Seller is not the Servicer).

     (d) If, on any day, Finco has insufficient funds to pay in full the Purchase Price owed on such day, or if the Seller otherwise consents, Finco may pay all or part of the applicable Purchase Price to be made on such day by borrowing under its Short-Term Note, each in the form of Exhibit A and issued in favor of the Seller, and the Seller shall have irrevocably agreed to advance, and shall be deemed to have advanced, a revolving loan in the amount so specified by Finco; provided, however, that Finco may not make payments of Purchase Prices through the use of such revolving loans if, as a result thereof, either (i) the aggregate unpaid principal amount of the Short-Term Note would exceed 10% of the aggregate Outstanding Balance of Receivables or
(ii) the aggregate unpaid principal amount of the Seller's Short-Term Note would exceed the maximum stated amount thereof, and subject (in either case) to the limitations on Indebtedness set forth in Section 8.02 of the Liquidity Agreement. Each such revolving loan shall be payable in accordance with the terms and provisions of the Short-Term Note, this Agreement and Article IX of the Liquidity Agreement. The Seller may evidence the making of each revolving loan by recording the date and amount thereof on the grid attached to its Short-Term Note; provided, that failure to make any such recordation on such grid or any error in such grid shall not adversely affect the Seller's rights to recover the outstanding unpaid principal amount of the revolving loans made under its Short-Term Note.

     (e) [RESERVED].

     (f) On each Business Day after the Initial Purchase Date, the Seller shall (or shall cause the Servicer to) report the amount of Dilution which occurred with respect to such Seller's Receivables on the prior Business Day, and the Dilution Adjustment owing on account of such Dilution and adjustments shall be deducted from the applicable Purchase Price which would, but for this Section 2.02(f), otherwise be payable to such Seller on such date. If any such Dilution relates to goods which are returned to a Seller or repossessed by a Seller, then, concurrently with payment of such Dilution Adjustment (whether through offset or otherwise), Finco shall assign and transfer to the Seller, without any further action or consideration, all of Finco's right, title and interest in and to such returned or repossessed goods. In addition, if, on the Business Day immediately preceding such date, Finco has (i) notified the Seller that any Receivables previously sold to Finco under this Agreement have been discovered to have been Noncomplying Receivables at the time of sale and (ii) requested that the Seller pay to Finco a Noncomplying Receivables Adjustment on account of such Noncomplying Receivables, then any such Noncomplying Receivables Adjustment payable by the Seller shall also be credited against the applicable Purchase Price which would, but for this Section 2.02(f), otherwise be payable to the Seller on such date. If the sum of the applicable Dilution Adjustment and any Noncomplying Receivables Adjustment payable by the Seller on any date exceeds the applicable Purchase Price otherwise owing to the Seller, Finco shall apply such excess to reduce the principal amount outstanding under the applicable Short-Term Note and, in the event the principal amount outstanding under such Short-Term Note has been reduced to zero, as a credit against the Purchase Price otherwise payable for future purchases of Receivables from the Seller; provided, however, that if any such credit is not fully utilized within five Business Days, the Seller shall pay to Finco the remaining amount of any such credit on the next following Business Day in cash.
     SECTION 2.03. Calculation of Purchase Price. (a) The Purchase Price Percentage applicable to Purchases from the Seller pursuant to Section 2.01(a) shall be set forth in Schedule 1 of Annex I hereto for the period from the Initial Purchase Date until the first Settlement Date. Thereafter, and from and after each subsequent Settlement Date, the Purchase Price Percentage applicable to Purchases from the Seller pursuant to Section 2.01(a) shall be as set forth in the most recent Settlement Statement prepared by the Servicer pursuant to Section 5.03(b), and the Purchase Price owed to the Seller for any Business Day shall be calculated by the Servicer and notified to Finco and the Seller. The Seller agrees to provide to the Servicer on a timely basis all information necessary to calculate the applicable Purchase Price Percentage and the applicable Purchase Price.

     (b) Until Finco (or its assigns) shall notify the Seller or the Servicer of any exceptions to the calculations contained in any Daily Report, Settlement Statement or any calculation of the Purchase Price for any Receivables (copies of which notices shall be concurrently sent to the Agents), each such Daily Report, Settlement Statement and calculation shall be deemed to be correct as originally delivered. If Finco (or its assigns) shall have notified the Seller or the Servicer and the Agents of any exceptions to the Daily Report, Settlement Statement or such a calculation, the Seller, the Servicer, Finco and the Agents shall promptly endeavor to resolve the matters set forth in such notice. Until such resolution is agreed upon, however, the Daily Report or Settlement Statement originally delivered, or calculation originally performed, by the Servicer shall, absent manifest error, continue to be presumed correct until a resolution is reached to the contrary.

     (c) Nothing contained in Section 2.03(b), however, shall be deemed to limit the rights of Finco under Article VI.

     SECTION 2.04. Payments and Computations, Etc. All amounts to be paid by Finco to the Seller or by the Seller to Finco hereunder shall be paid in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in Dollars in immediately available funds to (a) the Collection Account, in the case of amounts to be paid to Finco, and (b) such account as the Seller may from time to time specify in writing, in the case of amounts to be paid to the Seller. Payments received by the Seller or Finco after such time shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Each party hereto shall, to the extent permitted by law, pay to the other party interest on all amounts not paid when due hereunder, from and after the Business Day following the Business Day when such amounts were due hereunder at 2% per annum above the Discount Rate in effect on the date such payment was due (subject, in the case of payments owing by Finco, to the provisions of Section 9.07 and 9.08 of the Liquidity Agreement); provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 365 or, as applicable, 366 days for the actual number of days (including the first but excluding the last day) elapsed.

     SECTION 2.05. Transfer of Records to Finco. (a) Each Purchase or Contribution of Receivables hereunder shall include the transfer to Finco of all of the Seller's right and title to and interest in the Records relating to such Receivables, and the Seller hereby agrees that such transfer shall be effected automatically with each such Purchase or Contribution, without any further documentation. In connection with such transfer, the Seller hereby grants to Finco an irrevocable, non-exclusive license to use, without royalty or payment of any kind to the Seller, all software used by the Seller to account for the Receivables, to the extent necessary to administer and/or recreate the Receivables, subject, however, in the case of any software that is owned by others and used by the Seller under license agreements with respect thereto, to any reasonable restrictions set forth therein relating to the use of such software by Finco. The license granted hereby shall be irrevocable and shall terminate on the Collection Date.

     (b) The Seller shall take such action requested by Finco, from time to time hereafter, that may be necessary or appropriate in the opinion of Finco on the part of the Seller, to ensure that Finco has an enforceable ownership interest in the Records relating to the Receivables purchased or contributed from the Seller hereunder.

     (c) The Seller shall use its best efforts to take such action requested by Finco, from time to time hereafter, that may be necessary or appropriate in the opinion of Finco on the part of the Seller to ensure that Finco has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used by the Seller to account for the Receivables and/or to recreate such Records, subject, however, in the case of any software that is owned by a Person other than the Seller and used by the Seller under license agreements with respect thereto, to any reasonable restrictions set forth in any consent obtained by the Seller from the licensor of such software relating to the use of such software by Finco.

     SECTION 2.06. Indirect Seller. At any time prior to the Termination Date, JSC may designate any Affiliate of JSC that is a resident of, and incorporated in, the United States as an "Indirect Seller" hereunder from which JSC will from time to time purchase Receivables pursuant to a receivables purchase and sale agreement (an "Affiliate Receivables Purchase Agreement"). Any such Affiliate shall, subject to the conditions precedent set forth below, become an "Indirect Seller" for all purposes of this Agreement. The designation of any Affiliate as an "Indirect Seller" hereunder shall be subject to the satisfaction of the conditions precedent that (i) such Indirect Seller and JSC shall have executed an Affiliate Receivables Purchase Agreement;
(ii) Finco, the Facility Agent, the Term Bank and each Rating Agency shall have received, in form and substance acceptable to each of them, an executed copy of such Affiliate Receivables Purchase Agreement, and such evidence of corporate existence and good standing, secretary's certificates, UCC lien search reports, UCC financing statements, legal opinions and similar documentation required of the Indirect Seller (with sufficient copies of all such documentation provided to the Facility Agent for delivery to the other Banks and the Term Bank) and such other documentation as may be reasonably required by Finco or the Facility Agent; and (iii) the Rating Agency Condition shall have been satisfied with respect to such designation.


ARTICLE III  REPRESENTATIONS AND WARRANTIES

     SECTION 3.01.  Representations and Warranties of the Seller.
The Seller represents and warrants that as of the Initial
Purchase Date and (except for representations and warranties which relate to a specific date only) as of the date of each Purchase or Contribution:

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all governmental licenses, authorizations, consents and approvals required to carry on its business, and is in good standing in each jurisdiction in which its business is now conducted, except where the absence of such licenses, authorizations, consents, approvals or good standing could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution, delivery and performance by the Seller of this Agreement, the other Facility Documents to which it is a party and all other agreements, instruments and documents executed and delivered by the Seller hereunder and thereunder, and the transactions contemplated hereby and thereby, are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) result in or require the creation of any Lien upon or with respect to any Purchased Asset or any Contributed Asset, except as created in favor of Finco hereunder, nor result in or require the creation of any material Lien with respect to its other properties; (ii) violate, conflict with or result in a breach or default under the Seller's certificate of incorporation or by-laws; (iii) violate, conflict with or result in a breach or default under any law, rule or regulation applicable to the Seller or its property; (iv) violate, conflict with or result in a breach or default under any contractual restriction contained in any indenture, loan or credit agreement, mortgage, security agreement, note, bond, lease or other agreement or instrument binding on the Seller, or to which its property is subject, which violation, conflict, breach or default could reasonably be expected to have a Material Adverse Effect; or (v) violate, conflict with or result in a breach of or default under any order, writ, judgment, award, injunction or decree binding on the Seller or to which its property is subject. No transaction contemplated hereby requires compliance by the Seller with any bulk sales act or similar law. This Agreement and each Facility Document to which it is a party has been duly executed and delivered on behalf of the Seller.

     (c) No authorization, consent, filing or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, governmental agency or official or other Person is required for the due execution, delivery and performance by the Seller of this Agreement, any other Facility Document to which it is a party or any other agreement, document or instrument delivered hereunder or thereunder, except (i) for the filing of UCC Financing Statements to evidence Finco's ownership interests in the Receivables and other Purchased Assets purchased from and the Contributed Assets contributed by the Seller hereunder and all proceeds thereof, which filings have been duly made and are, and on or prior to each Purchase will be, in full force and effect, and (ii) for consents which have been duly obtained.

     (d) This Agreement and each of the other Facility Documents to which the Seller is a party each constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (e) Immediately prior to Finco's Purchase of each Purchased Asset sold by the Seller hereunder, the Seller is or will be the lawful owner of, and have good title to, such Purchased Asset, free and clear of all Liens except Permitted Liens. Immediately prior to Finco's receipt of each Contributed Asset transferred by the Seller hereunder, the Seller is or will be the lawful owner of, and have good title to, such Contributed Asset, free and clear of all Liens except Permitted Liens. Upon the Purchase or Contribution of each Receivable sold or contributed by the Seller hereunder, Finco shall acquire all of the right and title to and interest of the Seller in such Receivable and all other Purchased Assets or Contributed Assets relating thereto, free and clear of any Liens (except Permitted Liens) and shall have a perfected ownership interest in such Receivables, subject only to Permitted Liens. The Purchases of the Purchased Assets by Finco constitute true and valid sales and transfers for consideration (and not merely a pledge of such Purchased Assets for security purposes), enforceable against creditors of the Seller, and no Purchased Assets shall constitute property of the Seller. No Contributed Assets shall constitute property of the Seller. No effective financing statement or other instrument similar in effect covering all or any part of such Purchased Assets or Contributed Assets naming the Seller as assignor or debtor shall at such time be on file in any filing or recording office, except as may be filed in favor of Finco, the Collateral Agent or their assigns pursuant to this Agreement or the other Facility Documents.

     (f) The use of all funds received by the Seller under this Agreement will not violate Regulations G, T, U and X, as in effect from time to time.

     (g) No information, exhibit, financial statement, document, book, record or report (including the Information Memorandum) furnished or to be furnished by the Seller (whether individually or in its capacity as Servicer or sub-servicer, as the case may
be) to Finco, the Agents, the Term Bank and/or the Banks in connection with this Agreement or any of the other Facility Documents is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which they were made, in each case, as of the date it is or shall be dated or (except as otherwise disclosed to Finco or the foregoing parties, as the case may be, at such time) as of the date so furnished.

     (h) As of the Initial Purchase Date, the principal place of business and chief executive office of the Seller is located at the address of the Seller referred to in Section 7.02 hereof and there were no other such locations during the four months preceding the Initial Purchase Date. As of the Initial Purchase Date, the locations of the offices where the Records and computer software are kept are listed on Schedule 3.01(h) (or, as of any date after the Initial Purchase Date, at such other locations, notified to Finco and the Agents in accordance with Section 4.01(d), in jurisdictions where all action required by Section
5.05 has been taken and completed).

     (i) Each Obligor has been instructed to remit payments on the Receivables sold or contributed by it to Finco hereunder either to (1) one of the Lock-Box Accounts to be utilized by Finco or (2) via wire transfer, directly to the Collection Account. From and after the Initial Purchase Date, the Seller will have no right, title and/or interest to any of the Lock-Box Accounts and will maintain no lock-box accounts in its own name for the collection of the Receivables. The account numbers of all Lock-Box Accounts, together with the names and addresses of all the Lock-Box Banks maintaining such Lock-Box Accounts, are specified in Schedule 3.01(i).

     (j) During the six-year period prior to the Initial Purchase Date, the Seller has had no trade names, fictitious names, assumed names or any other names under which it has done or is doing business except as set forth in Schedule 3.01(j).

     (k) Except for the matters disclosed on Schedule 3.01(k), there are no actions, injunctions, writs, restraining orders, suits or proceedings pending, or to the knowledge of the Seller, threatened, against it or affecting it or its property in any court, or before any arbitrator of any kind, or before or by any governmental body, which (i) could be reasonably expected to adversely affect the validity, legality or enforceability of this Agreement or any of the other Facility Documents, or (ii) could reasonably be expected to have a Material Adverse Effect.

     (l) All of the computer software used by the Seller to account for the Receivables as of the Initial Purchase Date is set forth in Schedule 3.01(l) hereto.

     (m) The Seller is entering into the transactions contemplated by this Agreement in reliance on Finco's identity as a separate legal entity from the Seller and each of its Affiliates other than Finco, and acknowledges that Finco and the other parties to the other Facility Documents are similarly entering into the transactions contemplated by the other Facility Documents in reliance on Finco's identity as a separate legal entity from the Seller and each such other Affiliate.

     (n) The Seller is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

     (o) None of the inventory, the sale of which has given or may hereafter give rise to a Receivable, is subject to any Lien (other than Permitted Liens and Liens that, under the terms of the related security agreement or a related intercreditor agreement, do not extend to the Receivables, any Purchased Assets or any Contributed Assets).

     (p) As of the Initial Purchase Date, the Seller is not in default, and no event has occurred or condition exists under any indenture or any loan, credit or other agreement with respect to Indebtedness, the effect of which is to cause, or to permit (or would, with the giving of notice or the lapse of time or both, permit) the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity.

     (q) As of the Initial Purchase Date, the Seller maintains, and shall continue to maintain, such liability and casualty insurance as may be required by applicable law, as is necessary for the continued operation of its businesses and as is customarily maintained by companies engaged in similar businesses.

     (r) JSC has filed or caused to be filed all foreign, Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or in any assessments received by it, other than taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which JSC has set aside adequate reserves on its books in accordance with GAAP and which proceedings could not reasonably be expected to have a Material Adverse Effect.

     (s) The transactions contemplated by this Agreement and by each of the other Facility Documents are being consummated by the Seller in furtherance of the Seller's ordinary business, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. As of the Initial Purchase Date, and as of each Purchase Date, the Seller shall have received reasonably equivalent value for the Receivables sold or otherwise conveyed to Finco under this Agreement.

     (t) As of the Initial Purchase Date, JSC owns, directly or indirectly, 100% of the issued and outstanding stock of Finco;
and on each Purchase Date, JSC or an Affiliate thereof shall own
100% of the issued and outstanding stock of Finco.

     (u) The Seller is in compliance in all respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards with respect to it, its business and properties and all of the Purchased Assets and all of the Contributed Assets owned by it, including all Receivables and related Invoices (and contracts) owned by it included therein, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     (v) Any proceeds received by the Seller from the sale of Receivables shall be used solely for current expenditures of such Persons which qualify as current transactions, or arise out of current transactions, within the meaning of Section 3(a)(3) of the Securities Act.

     (w) All of Seller's (and its consolidated subsidiaries') pension or profit sharing plans have been fully funded on an accrued benefit basis as of December 31, 1994 in accordance with Seller's applicable obligations.

     (x) The Seller has treated the sale of Receivables pursuant hereto as a sale for federal income tax, reporting and accounting purposes.

     SECTION 3.02. Representations and Warranties of Finco. Finco represents and warrants that as of the Initial Purchase Date and (except for representations and warranties which relate to a specific date only) as of the date of each Purchase or
Contribution:

     (a) Finco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Finco has all governmental licenses, authorizations, consents and approvals required to carry on its business, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its business is now conducted except where the absence of such licenses, authorizations, consents, approvals or good standing could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution, delivery and performance by Finco of this Agreement, the other Facility Documents to which it is a party and all other agreements, instruments and documents delivered by Finco hereunder and thereunder, and the transactions contemplated hereby and thereby, are within Finco's corporate powers, and have been duly authorized by all necessary corporate action, and do not and will not (i) result in or require the creation of any Lien upon or with respect to any of its properties, except as created in favor of the Collateral Agent for the benefit of the Agents, the Banks, the holders of the Commercial Paper and the holder of the Term Note; (ii) violate, conflict with or result in a breach or default under Finco's certificate of incorporation or by-laws; (iii) violate, conflict with or result in a breach or default under any law, rule or regulation applicable to Finco or its property; (iv) violate, conflict with or result in a breach or default under any contractual restriction contained in any indenture, loan or credit agreement, mortgage, security agreement, bond, note, lease or other agreement or instrument binding on Finco or to which its property is subject, which violation, conflict, breach or default could reasonably be expected to have a Material Adverse Effect; or (v) violate, conflict with or result in a breach or default under any order, writ, judgment, award, injunction or decree binding on Finco or to which its property is subject. This Agreement has been duly executed and delivered on behalf of Finco.

     (c) No authorization or approval or other action by, and no notice to or filing with, any government authority or regulatory body or other Person is required for the due execution, delivery and performance by Finco of this Agreement, any other Facility Document executed between the Seller and Finco or any other agreement, document or instrument delivered hereunder or thereunder, except (i) for the filing of UCC Financing Statements to evidence Finco's ownership interests in the Receivables purchased or contributed hereunder and all proceeds thereof and to evidence the Collateral Agent's security interest in the Purchased Assets and the Contributed Assets under the Liquidity Agreement and (ii) for consents which have been duly obtained.

     (d) This Agreement and each of the other Facility Documents to which Finco is a party constitutes the legal, valid and binding obligation of Finco enforceable against Finco in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (e) Any proceeds from the sale of Commercial Paper in connection herewith shall be used solely for current expenditures of JSC or its Subsidiaries which qualify as current transactions, or arise out of current transactions, within the meaning of
Section 3(a)(3) of the Securities Act.

     (f) From and after the Initial Purchase Date (after giving effect to the transactions occurring on such date), no liabilities shall continue to exist in connection with any of the Existing Receivables Purchase Documents to which Finco is a party which could reasonably be likely to have a Material Adverse Effect on the financial condition or assets of Finco.

     SECTION 3.03. Representations and Warranties of Servicer. Servicer represents and warrants that as of the Initial Purchase Date and (except for representations and warranties which relate to a specific date only) continuing through the Collection Date:

     (a) Servicer is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation and has all governmental licenses, authorizations, consents and approvals required to carry on its business, and is in good standing in each jurisdiction in which its business is now conducted, except where the absence of such licenses, authorizations, consents, approvals or good standing could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution, delivery and performance by Servicer of this Agreement, the other Facility Documents to which it is a party and all other agreements, instruments and documents delivered by Servicer in such Person's capacity as Servicer hereunder and thereunder, and the transactions contemplated hereby and thereby, are within Servicer's corporate or organizational powers, have been duly authorized by all necessary action, and do not and will not (i) result in or require the creation of any Lien upon or with respect to any of its properties, except as created in favor of Finco hereunder;
(ii) violate, conflict with or result in a breach or default under Servicer's certificate of incorporation, by-laws or other organizational documents; (iii) violate, conflict with or result in a breach or default under any law, rule or regulation applicable to Servicer or its property; (iv) violate, conflict with or result in a breach or default under any contractual restriction contained in any indenture, loan, credit agreement, mortgage, security agreement, note, bond, lease or other agreement or instrument binding on Servicer, or to which its property is subject, which violation, breach or default could reasonably be expected to have a Material Adverse Effect; or
(v) violate, conflict with or result in a breach of any order, writ, judgment, award, injunction or decree binding on Servicer or to which its property is subject. This Agreement and each of the other Facility Documents to which Servicer is party has been duly executed and delivered on behalf of Servicer.

     (c) No authorization, consent, filing or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery and performance by Servicer of this Agreement and any other Facility Document to which Servicer is party, except (i) for the filing of UCC Financing Statements as described in Section 3.01(c), and (ii) for consents which have been duly obtained.

     (d) This Agreement and each of the other Facility Documents to which the Servicer is a party in such capacity constitutes the legal, valid and binding obligation of Servicer enforceable against Servicer in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (e) The balance sheet of JSC which has been delivered to Finco and the Facility Agent has been prepared in accordance with GAAP and fairly presents the financial condition of JSC as of September 30, 1994. As of the Initial Purchase Date, there has been no change in the financial condition of JSC since September 30, 1994 which could reasonably be expected to have a Material Adverse Effect.

     Section 3.04.  Credit to Finco for Breached Receivables.
If, in connection with any Purchase of a Receivable, such Receivable was not an Eligible Receivable at the time of such Purchase, such Receivable shall be reclassified as a "Breached Receivable", will not be treated as an Eligible Receivable, and will be reclassified as a Contributed Receivable. Finco shall be entitled to a credit in an amount equal to the uncollected principal balance of the Breached Receivable, and such credit shall be applied to the Purchase Price for newly originated Eligible Receivables thereafter purchased by Finco from the Seller; provided, however, that (i) prior to the commencement of the Liquidation Period, if such credit is not fully utilized within ten Business Days, the Seller shall pay the remaining amount of such credit to Finco in cash, and (ii) upon the commencement of the Liquidation Period, the Seller shall pay the amount of such credit to Finco in cash within five Business Days.


ARTICLE IV  GENERAL COVENANTS

     SECTION 4.01. Affirmative Covenants of the Seller. From the date hereof (or, if stated otherwise in any covenant contained in this Section 4.01, from the date stated therein) until the Collection Date, the Seller will, unless Finco (or, to the extent required under the Liquidity Agreement, its assigns) shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Comply in all respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards with respect to it, its business and properties and all of the Purchased Assets sold and Contributed Assets contributed by the Seller hereunder, including all Receivables and related Invoices included therein, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, good standing, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which its business is conducted, except where the failure to preserve and maintain such existence, good standing, rights, franchises, privileges and qualification could not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this
Section 4.01(b) shall be deemed to prohibit the Seller from merging with or consolidating with or into, or from disposing of assets (other than Purchased Assets sold and Contributed Assets contributed by the Seller hereunder) to and from, a Subsidiary of the Seller (other than Finco); provided, further, that any survivor of any such merger or consolidation (if not a Seller) must satisfy each of the following conditions precedent (provided, however that if a Seller merges or consolidates with or into Smurfit Newsprint Corporation, then the survivor of such merger must satisfy each of the following conditions precedent except that such clause (i) need not be satisfied if the Seller is the survivor of such merger or consolidation): (i) such survivor shall have executed an Assumption Agreement substantially in the form of Exhibit F (with the annexes thereto appropriately completed); (ii) except as otherwise contemplated in Section 2.02(c), the representations and warranties made by the Seller as of the Effective Date shall be made by such survivor as of the effective date of such merger or consolidation, and shall be true and correct as to such Person in all respects as of such date; (iii) Finco, the Facility Agent and each Rating Agency shall have received, in form and substance satisfactory to each of them, an executed copy of such Assumption Agreement and such evidence of corporate existence and good standing, secretary's certificates, UCC lien search reports, UCC financing statements, legal opinions and similar documentation required of the Seller on or prior to the Effective Date (with sufficient copies of all such documentation provided to the Facility Agent for delivery to the other Banks) and such other documentation as may be reasonably required by Finco or the Facility Agent; and (iv) the Rating Agency Condition shall have been satisfied with respect to such merger or consolidation.

     (c) Performance and Compliance with Receivables. At its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it with respect to the Receivables and related Invoices (and contracts) included in the Purchased Assets sold and the Contributed Assets contributed, by the Seller hereunder, except where the failure to so perform and comply could not reasonably be expected to have a Material Adverse Effect.

     (d) Location of Records. Keep its principal place of business and chief executive office at the address of the Seller referred to in Section 7.02 hereof, and the offices where it keeps the Records, at the addresses referred to on Schedule 3.01(h) or, upon 30 days' prior written notice to Finco and the Facility Agent, at such other locations within the United States where all action required by Section 5.05 shall have been taken and completed. The Seller shall also provide Finco, and the Collateral Agent with a Perfection Opinion prior to changing any such location.

     (e) Credit and Collection Policy. From the Initial Purchase Date, comply in all material respects with the Credit and Collection Policy attached hereto as Exhibit B (as such Credit and Collection Policy may be amended in accordance with
Section 4.03(c)) applicable to the Receivables and the related Invoices (and contracts) included in the Purchased Assets sold and the Contributed Assets contributed by the Seller hereunder).

     (f) Collections. From the Initial Purchase Date, instruct all Obligors to cause all Collections relating to Receivables sold or contributed by it to Finco hereunder to be deposited directly to a Lock-Box Account. If the Seller or any of its agents or representatives shall receive any Collections on or after the Initial Purchase Date, such recipient will comply with the terms and provisions of Section 5.01(a) hereof.

     (g) Audits; Information. From the Initial Purchase Date, furnish Finco and its permitted assigns from time to time such information with respect to the Receivables sold or contributed by it to Finco hereunder as Finco shall reasonably request from the Seller. At any time and from time to time during the Seller's normal business hours, with reasonable notice, the Seller shall permit Finco, its permitted assigns or their respective agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to such Receivables or the other Purchased Assets sold and the Contributed Assets contributed, by it to Finco hereunder, (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, (iii) to discuss matters relating to such Receivables, such other Purchased Assets or such other Contributed Assets, or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters and (iv) to verify the validity, amount or any other matter relating to any such Receivable.

     The Seller further agrees that Finco shall be entitled to have the Seller's certified public accountants or other auditors conduct a review of its books and records relating to the Purchased Assets sold and the Contributed Assets contributed, by it to Finco hereunder; provided, however, that such review shall be conducted at the same time as such certified public accountants' or other auditors' annual audit of the Seller; and provided, however, that unless a Liquidation Event has occurred and is continuing, the scope of any such review shall be limited to the procedures described in Exhibit E, and the expenses to be borne by the Seller in connection with such review shall not exceed $30,000. The Seller agrees that the Facility Agent shall be permitted to substitute for and/or accompany Finco on any such inspection or visit and to participate in any such discussion. The Seller further agrees to instruct its independent accountants to cooperate with any reasonable request of Finco, the Facility Agent or their respective agents or representatives, in connection with the performance of such accountants' routine verification procedures with respect to the Receivables or the Related Security sold or contributed by the Seller to Finco hereunder. Without limiting the foregoing, the Seller shall, in connection with any review of Finco's books and records by certified public accountants or other auditors pursuant to
Section 7.02 of the Liquidity Agreement, permit such accountants or auditors to examine its books and records relating to the Purchased Assets sold and the Contributed Assets contributed by it to Finco hereunder and the other Facility Documents.

     (h) Delivery of Records. Upon the request of Finco, its agents, representatives or permitted assignees, deliver or cause to be delivered, copies of all Records, including computer tapes generated by or on behalf of the Seller or any of its Consolidated Affiliates, relating to the Purchased Assets sold and the Contributed Assets contributed, by it to Finco hereunder (including all Receivables and Collections included therein).

     (i) Segregation of Collections. From the Initial Purchase Date, use all reasonable efforts, whether in its capacity as Seller or as Servicer (if applicable), to minimize the deposit of any funds other than Collections into any of the Lock-Box Accounts and, to the extent that any such funds owed to the Seller are nevertheless deposited into any of such Lock-Box Accounts, promptly identify any such funds to Finco.

     (j) Books and Records. From the Initial Purchase Date, maintain at all times complete books, records and accounts relating to the Purchased Assets sold and the Contributed Assets contributed, by the Seller hereunder (including all Receivables and Collections thereof) in which timely entries are made in accordance with GAAP. From the Initial Purchase Date, such books and records shall be marked to indicate the sales or contributions of all Receivables and Related Security by the Seller hereunder and shall include (i) all payments received and all credits and extensions granted with respect to such Receivables; (ii) the return, rejection, repossessions, or stoppage in transit of any merchandise the sale of which has given rise to a Receivable included in the Purchased Assets or the Contributed Assets; and (iii) any other Dilution Factors.

     (k) Identification of Eligible Receivables. From the Initial Purchase Date, establish and maintain procedures as are necessary for determining whether each Receivable sold or contributed by it to Finco hereunder qualifies as an Eligible Receivable and for identifying, on any date, the aggregate Outstanding Balances of all Eligible Receivables sold by it to Finco hereunder.

     (l) Notification of Noncomplying Receivables. Promptly notify Finco, the Servicer and the Agents of the Seller's determination that any Receivables previously sold by it to Finco hereunder were, as of the date of Purchase thereof, Noncomplying
Receivables.

     (m) Separate Identity. Take all actions which are within the Seller's control required to maintain Finco's status as a separate legal entity, including (i) not holding Finco out to third parties as other than an entity with assets and liabilities distinct from the Seller and JSC's other Subsidiaries; (ii) not holding itself out to be responsible for the debts of Finco or, other than by reason of owning capital stock of Finco (if applicable), for any decisions or actions relating to the business and affairs of Finco; (iii) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its certificates of incorporation and by-laws are duly and validly taken; (iv) keeping correct and complete records and books of account and corporate minutes; and (v) not acting in any other manner that could foreseeably mislead others with respect to Finco's separate identity.

     (n) Taxes. File or cause to be filed, and cause each of its Subsidiaries with whom it shares consolidated tax liability to file, all Federal, state, local and foreign tax returns which are required to be filed by it, except where the failure to file such returns and pay the tax required to be shown thereon could not reasonably be expected to have a Material Adverse Effect, and pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Seller or such Subsidiary shall have set aside adequate reserves on its books in accordance with GAAP.

     (o)  Ownership of Seller.  The Seller shall notify the
Agents and each Rating Agency of any change in ownership of its capital stock.

     (p) Financial Statement Footnote; Response to Third Party Inquiries. Cause any financial statements of the Seller which are consolidated with those of Finco to contain a footnote to the effect that Finco's business consists of the purchase of Receivables from the Seller and that Finco is a separate corporate entity with its own separate creditors and in response to relevant inquiries from third parties shall indicate that all of the Seller's Eligible Receivables are being, or have been, sold or contributed to Finco.

     SECTION 4.02. General Reporting Requirements of the Seller. From the date hereof until the Collection Date, the Seller shall, unless Finco (and, to the extent required under the Liquidity Agreement, its assigns) shall otherwise consent in writing, furnish to Finco (and to Finco's assigns or designees):

     (a) As soon as practicable and in no event later than two Business Days after a Responsible Officer of the Seller has actual knowledge of the occurrence of a Liquidation Event or an Unmatured Liquidation Event, a statement from such officer setting forth such Liquidation Event or Unmatured Liquidation Event and the action which the Seller proposes to take with respect thereto (copies of which shall be concurrently furnished to the Facility Agent and each Rating Agency); and

     (b) Promptly, from time to time, such other information, documents, records or reports respecting the Purchased Assets or the Contributed Assets, including the Receivables, or the conditions or operations, financial or otherwise, of the Seller as Finco, the Facility Agent, the Collateral Agent or any of their respective agents, representatives or permitted assignees, may from time to time reasonably request, in order to protect the interests of Finco and its assigns under or as contemplated by this Agreement and the other Facility Documents and to enable Finco and the Agents to perform their respective reporting requirements under the other Facility Documents.

     SECTION 4.03. Negative Covenants of the Seller. From the date hereof (or, if stated otherwise in any subsection of this Section 4.03, from the date stated therein) until the Collection Date, the Seller will not, without the written consent of Finco (and, to the extent required under the Liquidity Agreement, the written consent of its assigns):

     (a) Sales, Liens, Etc. Against Receivables. From the Initial Purchase Date, except as otherwise provided herein, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Liens (except as created in favor of Finco hereby or as created by Finco pursuant to any Facility Document and except for Permitted Liens) upon or with respect to any of the Receivables sold, or other Purchased Assets sold or to be sold, by the Seller hereunder, or with respect to any of the Receivables contributed, or other Contributed Assets contributed or to be contributed, by the Seller hereunder, or with respect to any Lock-Box Account; or
(ii) assign any right to receive income in respect of such Receivables, Purchased Assets, Contributed Assets or Lock-Box Account. In the event that the Seller fails, after the Initial Purchase Date, to keep any Purchased Assets sold or Contributed Assets contributed by it to Finco hereunder free and clear of any Lien in favor of any Person claiming by or through the Seller (except as created in favor of Finco hereunder and except for Permitted Liens), Finco may (without limiting its other rights with respect to the Seller's breach of its obligations hereunder) make reasonable expenditures necessary to release such Lien. Finco shall be entitled to indemnification by the Seller for any such expenditures pursuant to the indemnification provisions of
Section 6.01, and Finco may in addition (and not in limitation of Section 6.01) deduct such expenditures as an offset to the Purchase Price owed to the Seller hereunder or as a reduction to the Seller's Short-Term Note; provided, however, that in the event of any dispute between the Seller and the alleged holder of such Lien as to the amount or validity of such Lien, such expenditure shall be made only after consultation with the Seller as to the status of such Lien and the action the Seller or any of its Consolidated Affiliates is taking or plans to take with respect thereto.

     (b) Extension or Amendment of Receivables. From the Initial Purchase Date, except, as applicable, for any adjustments made in its capacity as Servicer or subservicer pursuant to
Section 5.03(a), extend, amend or otherwise modify the terms of any of its Receivables included in the Purchased Assets or the Contributed Assets without the prior consent of Finco.

     (c) Change in Credit and Collection Policy. Make any change in the Credit and Collection Policy which could reasonably be expected to impair the collectibility of the Receivables sold or contributed by it to Finco hereunder or to result in a material delay in the collection thereof or would otherwise adversely affect the interests of Finco and/or the Banks' interests under the Liquidity Agreement in any material respect (and provided that notice of any change in the Credit and Collection Policy shall be given to the Facility Agent and each Rating Agency concurrently with the effectiveness of that change).

     (d) Change in Payment Instructions to Obligors. From the Initial Purchase Date: (i) make any change in its instructions to Obligors regarding Collections on Receivables sold or contributed by it to Finco hereunder, directing payments other than to a Lock-Box Account or, via wire transfer, directly to the Collection Account, or (ii) voluntarily add or terminate any bank as a Lock-Box Bank unless, with respect to the addition of a Lock-Box Bank, Finco and the Facility Agent shall have first received and approved (which approval shall not be unreasonably withheld) (x) copies of Lock-Box Agreements executed by each new Lock-Box Bank and the Seller and (y) copies of all agreements and documents signed by the Seller or the respective Lock-Box Bank with respect to any new Lock-Box Account.

     (e) Change in Corporate Name. Make any change to its corporate name or conduct any business under any trade names, fictitious names or assumed names other than those identified on
Schedule 3.01(j) unless (i) Finco, the Facility Agent and each Rating Agency shall have received twenty (20) Business Days prior written notice of such name change or use and (ii) at least ten
(10) Business Days prior to the effective date of any such name change or use, the Seller shall have executed and delivered to Finco (and its assigns) such Financing Statements (Form UCC-1 and UCC-3) which Finco (or its assigns) may request to reflect such name change or use, together with such other documents and instruments that Finco (or its assigns) may request in connection therewith. The Seller shall also provide Finco and the Collateral Agent with a Perfection Opinion prior to such name change or use.

     (f) Accounting of Purchases. Prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Purchased Assets by the Seller to Finco and a contribution of the Contributed Assets by the Seller to Finco, or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting and, where taxes are not consolidated, for tax reporting purposes) in any manner other than as a sale of the Purchased Assets sold by it to Finco and a Contribution of the Contributed Assets by it to Finco.

     SECTION 4.04. Covenants of JSC. From the date hereof until the Collection Date, JSC shall, unless Finco (and, to the extent required under the Liquidity Agreement, its assigns) shall otherwise consent in writing:

     (a) Financial Statements. Furnish to Finco (and, to the extent directed by Finco below, to Finco's assigns or designees):

          (i) as soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of JSC, a copy of the annual audited consolidated statements of income and cash flows for JSC and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied (except for such changes in application which are in accordance with GAAP and are approved by JSC's independent public accountants and disclosed therein), reported on in reasonable detail and accompanied by an unqualified opinion from Ernst & Young or other Independent Public Accountants selected by JSC and reasonably acceptable to Finco (copies of which shall be concurrently furnished to the Term Bank, the Banks, the Agents and each Rating Agency);

          (ii) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of JSC, a copy of the unaudited consolidated statements of income and cash flows for JSC and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter and the related unaudited consolidated balance sheet as at the end of such fiscal quarter setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and all of the foregoing to be prepared in accordance with GAAP consistently applied (except for such changes in application which are in accordance with GAAP and are approved by JSC's financial officer preparing such statements and disclosed therein) (copies of which shall be concurrently furnished to the Term Bank, the Banks and the Agents); and

          (iii) contemporaneously with the furnishing of a copy of the annual and quarterly financial statements provided for in subsections 4.04(a)(i) and (ii), respectively, a cer-tificate dated the date of delivery and signed by a Responsible Officer of JSC, which certificate shall state
     (A) that said financial statements fairly present the financial position and results of operations of JSC and its consolidated Subsidiaries in accordance with GAAP consistently applied (except for such changes in application which are in accordance with GAAP and are approved by JSC's independent public accountants or, in the case of the quarterly reports, by such Responsible Officer and disclosed therein and further subject to the absence of footnotes and normal year-end adjustments) and (B) that the officer signing such certificate has reviewed the relevant terms of this Agreement and has made, or caused to be made under such officer's supervision, a review of the Seller's and Finco's activities during the period covered by the statements then being furnished, and that the review has not disclosed the existence of a Liquidation Event or Unmatured Liquidation Event, or if there is such an event, describing it and the steps, if any, taken or being taken to cure it (with copies of each such certificate to be concurrently furnished to the Banks, the Agents and each Rating Agency).

JSC will cause any future financial statements consolidated with those of Finco (excluding such financial statements that are provided only to JSC, its Affiliates and its independent public accountants) to contain a footnote to the effect that Finco is a wholly-owned, bankruptcy remote, limited purpose subsidiary of JSC, which finances its Purchases of Receivables through the issuance of commercial paper.

     (b) Reporting. Notify each Rating Agency, within 90 days of the end of JSC's fiscal year, beginning with the fiscal year ending on December 31, 1995, if the Integration Percentage for such fiscal year is less then 90%.


ARTICLE V  ADMINISTRATION AND COLLECTION

     SECTION 5.01. Collection of Receivables. (a) As of the Initial Purchase Date (or, in the case of Lock-box Accounts created by JSC under the Existing Receivables Purchase Agreement, as of a date on or before the Initial Purchase Date applicable to
JSC), the Seller shall have transferred to Finco or its assigns the exclusive ownership and control of the Lock-Box Accounts used by it and all related lock-boxes. The Seller hereby agrees to take any further action necessary or that Finco (or its assigns) may reasonably request to effect or maintain the effectiveness of any such transfer. From and after the Initial Purchase Date applicable to the Seller, the Seller shall not have any further right, title and/or interest in or control over any of the Lock-Box Accounts or related lock-boxes. Unless instructed otherwise by the Facility Agent or the Collateral Agent (with the consent of the Majority Banks and the Term Bank) pursuant to their authority under the Liquidity Agreement during the Liquidation Period (in which case, concurrent notice thereof shall be given to each Rating Agency), each Lock-Box Bank shall be instructed to remit, on a daily basis from and after the Initial Purchase Date, via overnight or same day transfer, all available amounts deposited in its Lock-Box Accounts to the Collection Account in accordance with the terms of a Lock-Box Agreement, with such changes as the Facility Agent (with the consent of the Collateral Agent, the Majority Banks and the Term Bank) may approve. The Servicer shall advise Finco daily of the amount of Collections received or to be received into the Collection Account on such day with respect to the Receivables or, if applicable, the amount of Term Loan proceeds made available to Finco by the Term Bank by wire transfer to the Collection Account, and Finco shall determine the amounts of such Collections or Term Loan proceeds, if any, which, pursuant to the terms of the Liquidity Agreement, may be used by Finco to purchase new Receivables hereunder. If the Seller or its agents or representatives shall at any time receive any cash, checks or other instruments which constitute Collections, such recipient shall promptly segregate such payment and hold such payment in trust for and in a manner acceptable to Finco and its assigns and shall, promptly upon identification of any such payment (and in any event within two Business Days following such identification), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lock-Box Account or to the Collection Account. Finco may notify any or all of the Obligors of the ownership of Purchased Assets and the Contributed Assets by Finco and may direct any or all of the Obligors of Receivables included in the Purchased Assets or the Contributed Assets to pay all amounts payable under any such Receivables directly to the Collection Account (i) at any time, with contemporaneous notice to JSC and the Seller, after the occurrence and during the continuance of a Liquidation Event or (ii) otherwise, at any time following five Business Days' advance notice to JSC and the Seller. At Finco's request and at the Seller's expense, the Seller shall give notice of Finco's ownership of Purchased Assets purchased from the Seller or Contributed Assets contributed by the Seller, to each Obligor thereunder and direct that payments be made directly to the Collection Account and assemble all Records of the Seller, and make the same available to Finco at a place selected by Finco or its designee. The Seller hereby authorizes Finco, and gives Finco its irrevocable power of attorney, which authorization shall be coupled with an interest, to take any and all steps in the Seller's name and on behalf of the Seller, which steps are necessary or desirable, in the reasonable determination of Finco, to collect all amounts due under the Purchased Assets or the Contributed Assets, including endorsing the Seller's name on checks and other instruments representing Collections and enforcing such Receivables and the related Invoices (it being understood that Finco or the Servicer on behalf of Finco, and not the Seller, shall be responsible for such expenses of enforcement).

     (b) Finco shall, following notification that collections of any receivable or other intangible owed to the Seller or any Affiliate thereof, which is not a Purchased Asset or a Contributed Asset, have been deposited into the Lock-Box Accounts, request that the Collateral Agent segregate all such collections. Promptly, after such misapplied collections have been reasonably identified to Finco and the Collateral Agent, Finco shall (or shall cause the Collateral Agent to) turn over to the Seller or such Affiliate, as applicable, all such collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by Finco and the Collateral Agent in collecting such receivables. Except as expressly stated above in this Section 5.01(b), and notwithstanding anything to the contrary in this Agreement, Finco shall have no obligation to collect, enforce or take any other action with respect to any receivable or other intangible not included in the Purchased Assets or the Contributed Assets.

     SECTION 5.02. Designation of Servicer. (a) The servicing, administering and enforcement of collection of the Receivables shall be conducted by the Person (the "Servicer") so designated from time to time in accordance with this Section 5.02; provided, that the Servicer shall be entitled at any time and from time to time to designate one or more third parties to act as subservicers on its behalf in connection with its duties as Servicer hereunder; provided further, however, that no such designation shall relieve the Servicer of its obligations and liabilities as Servicer. Until Finco or, in the event of a Servicer Termination Event, the Collateral Agent, gives notice to JSC of the termination of JSC's appointment as Servicer, JSC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof, together with such other duties and obligations of the Servicer set forth in the Liquidity Agreement; provided that neither Finco nor the Collateral Agent shall give such notice to JSC without the consent of the Majority Banks and the Term Bank; and, provided further, that if a Servicer Termination Event exists, the Collateral Agent will give such notice if directed to do so by the Majority Banks and the Term Bank. It is expressly understood that JSC may designate the Seller as the subservicer with respect to the Receivables of the Seller. It is expressly understood that neither JSC nor any subservicer shall have any rights to withdraw amounts in any Lock-Box Account. Finco may, with the consent of the Majority Banks and the Term Bank (or following the occurrence of a Servicer Termination Event and at the direction of the Majority Banks and the Term Bank, shall) (x) remove JSC as Servicer, and (y) designate any Person as substitute Servicer; provided, however, that (i) Finco shall have (with the consent of the Majority Banks and the Term Bank) identified three potential substitute Servicers to the Banks,
(ii) the substitute Servicer actually selected shall be one of the three Persons so identified, and (iii) the substitute Servicer actually selected shall have been approved by the Majority Banks and the Term Bank. Any Servicer may at any time resign as Servicer upon written notice to Finco, each Bank, the Term Bank, the Facility Agent and the Collateral Agent.

     (b) Finco and the Collateral Agent shall give notice to each Rating Agency at least two days prior to any resignation, replacement or removal of the Servicer. Notwithstanding anything else in this Agreement to the contrary, but subject to Section 5.02(c), no resignation, replacement or removal of the Servicer shall be effective until a successor Servicer has been appointed, has accepted such appointment and is ready to perform the duties and obligations of the Servicer hereunder.

     (c) In the event that the Servicer resigns or is removed under the terms of this Agreement, and a successor Servicer is not appointed promptly in accordance with Section 5.02(a), the Seller hereby acknowledges that Finco has agreed with the Banks to appoint the Collateral Agent as Servicer.

     SECTION 5.03. Duties of the Servicer; Daily Reports and Settlement Statements; Servicer Fee. (a) From and after the Initial Purchase Date the Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable included in the Purchased Assets or the Contributed Assets from time to time, all in accordance with the Credit and Collection Policy; provided, however, that the Servicer shall not extend, modify or amend any Receivable without Finco's prior consent (and, to the extent required under the Liquidity Agreement, the prior consent of its assigns), except that the Servicer may make adjustments to reflect Dilution, Write-Offs, and the taking of Receivable Notes and extend or modify any delinquent Receivable to the extent it believes necessary to maximize collections from that Receivable, all in accordance with the terms of the Credit and Collection Policy. The Servicer shall, in its capacity as Servicer, exercise the same care and apply the same policies with respect to the collection of the Receivables that it would exercise and apply if it owned such Receivables, shall act in the best interests of Finco and shall exercise loyalty to Finco, all with reasonable care and diligence and otherwise in accordance with all applicable laws, rules and regulations and in accordance with the Credit and Collection Policy. The Servicer shall maintain all Records belonging to Finco separate and apart from its other records and the records of the other Affiliates. In addition, the Servicer shall, unless Finco otherwise revokes such authority in writing (with the consent of the Majority Banks and the Term
Bank) (a copy of which revocation shall be delivered to the Facility Agent), enforce Finco's rights and interests, if any, in and under the Receivables, the Related Security and the Invoices included in the Purchased Assets or the Contributed Assets. Notwithstanding anything to the contrary contained herein, the Servicer shall not, under any circumstances, be entitled to make Finco, any Bank or any Agent a party to any litigation without Finco's, such Bank's or such Agent's express prior written consent. From and after the Initial Purchase Date the Servicer shall adjust the Outstanding Balance of any Receivable to reflect Dilution and Write-Offs in accordance with the Credit and Collection Policy. The Servicer's authorization under this Agreement and JSC's obligation to act as Servicer shall terminate on the Collection Date.

     (b) In addition to its other responsibilities hereunder, from and after the Initial Purchase Date the Servicer (i) shall prepare and deliver to Finco and the Agents the Daily Reports and Settlement Statements as more fully described below, (ii) prior to the Liquidation Period, shall give the daily calculations as to the transfer of funds on deposit in the Collection Account, the Series A Proceeds Account and the Series B Proceeds Account contemplated by Sections 2.07 and 9.07 of the Liquidity Agreement, and (iii) during the Liquidation Period, shall give the daily calculations as to the transfer of funds on deposit in the Collection Account, the Series A Proceeds Account and the Series B Proceeds Account contemplated by Sections 2.07 and 9.08 of the Liquidity Agreement.

     On each Business Day after the Initial Purchase Date, the Servicer shall deliver to Finco and the Agents by no later than 2:00 p.m. (New York City time) a Daily Report with respect to the preceding Business Day in the form of Exhibit C-1 (if such Business Day occurs prior to the commencement of the Liquidation Period) or Exhibit C-2 (if such Business Day occurs during the Liquidation Period).

     With respect to each Collection Period after the Initial Purchase Date, the Servicer shall prepare and deliver to Finco (with copies to the Agents, the Banks and each Rating Agency), by the Reporting Date of the subsequent month, a Settlement Statement, in the form of Exhibit D-1 (if the Liquidation Period has not yet commenced) or Exhibit D-2 (if the Liquidation Period has commenced), as applicable. The Seller agrees to provide to the Servicer on a timely basis all information necessary for the preparation and delivery of the foregoing reports.

     (c) In consideration for JSC's services as the Servicer, Finco shall pay to the Servicer a fee (the "Servicer Fee") as set forth in this paragraph below. The Servicer hereby acknowledges that, except for the Servicer Fee owed under this paragraph, the Servicer's costs of performing its duties as Servicer hereunder (including the accounting costs and expenses for reviews of the Purchased Assets or the Contributed Assets required under the Liquidity Agreement and including the costs or expenses incurred by the Seller or any other Person as subservicers hereunder) shall not be chargeable against Finco or its assigns. For so long as JSC or any Consolidated Affiliate of JSC acts as Servicer hereunder, the Servicer Fee shall be paid monthly on each Settlement Date (subject to Section 9.07 of the Liquidity Agreement) prior to the Termination Date for the immediately preceding Collection Period in an amount equal to the product of
(i) the average daily Outstanding Balances of all Receivables during the prior Collection Period times (ii) one percent (1.0%) per annum calculated on the basis of actual days elapsed during such Collection Period and a year of 365 or 366 days, as applicable. After the Termination Date, the Servicer Fee will be paid as provided in Section 9.08 of the Liquidity Agreement. If neither JSC nor any Consolidated Affiliate of JSC acts as Servicer hereunder, then the Servicer Fee shall equal such fee as may be agreed to by the Facility Agent, on behalf of Finco, and such successor Servicer; provided that the Servicer Fee for any Collection Period may in no event exceed the lesser of (1) 200% of the Servicer Fee which would be applicable to JSC or any of its Consolidated Affiliates and (2) 110% of the sum of the aggregate reasonable costs and expenses of such Servicer incurred in the performance of its duties hereunder during such Collection Period. If JSC is replaced as the Servicer prior to the end of a Collection Period, it shall be entitled to a pro rata portion of the Servicer Fee for such Collection Period.

     (d) The Servicer shall implement and maintain administra-tive and operating procedures reasonably necessary for the performance of its obligations hereunder (including an ability to recreate Records in the event of the destruction of any originals thereof). The Servicer shall also maintain at all times complete books, records and accounts relating to the Receivables, Collections, other Purchased Assets and other Contributed Assets in which timely entries are made in accordance with GAAP, as are necessary for the performance of its obligations hereunder. Such books, records and accounts shall, without limitation, be adequate to permit the daily calculation of all information required to be included in the Daily Report. Copies of such entries shall promptly be delivered to Finco or its agents, representatives or permitted assignees upon request. Such books and records shall be marked to indicate the ownership by Finco of all Receivables and Related Security sold or contributed hereunder, and such books and records shall reflect, without limitation: (i) all payments received and all credits and extensions granted with respect to the Receivables; (ii) the return, rejection, repossession, or stoppage in transit of any goods or merchandise the sale of which has given rise to a Receivable; (iii) any other Dilution Factors; (iv) the taking of Receivable Notes; and (v) all Write-Offs. At any time and from time to time, following one Business Day's notice from Finco or its agents, representatives or permitted assignees, and during regular business hours, the Servicer will permit Finco or such agent, representative or permitted assignee (A) to have access to the Servicer's offices, properties and computer software for purposes of examining and making copies of and abstracts from all such books and records and (B) to discuss matters relating to the Purchased Assets or the Contributed Assets with any of the officers, employees, agents or representatives of the Servicer having knowledge of such matters.

     (e) Annual Statement as to Servicer Compliance. The Servicer will deliver to the Collateral Agent and each Rating Agency on or before March 31 of each year, beginning March 31, 1996, an officer's certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and remedies therefor being pursued.

     SECTION 5.04. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

     (a) The Seller shall (i) perform all of its obligations under any contracts related to the Receivables sold or contributed by it to Finco hereunder to the same extent as if such Receivables had not been sold or contributed hereunder and the exercise by Finco of its rights hereunder shall not relieve the Seller from such obligations and (ii) pay, when due, any taxes relating to the origination and sale of such Receivables and the other Purchased Assets sold or Contributed Assets contributed to it by Finco hereunder.

     (b) Finco and its assignees shall have no obligation or liability with respect to any Receivable or related contract sold or contributed by the Seller to Finco, nor shall Finco or any such assignee be obligated to perform any of the obligations of the Seller thereunder, and the Seller agrees to indemnify and hold harmless Finco against and from any and all liabilities arising from or related to any such obligation or liability.

     SECTION 5.05. Further Action Evidencing Purchases and Contributions. (a) The Seller agrees that, at any time and from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary to perfect, protect or more fully evidence Finco's ownership of the Purchased Assets sold and the Contributed Assets contributed by it to Finco hereunder, or to enable Finco (or its assigns) to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Seller will (i) cause its computer files relating to the Receivables sold or contributed by it to Finco hereunder to indicate that, unless otherwise specifically identified on such list or print-out as a Receivable not so sold or contributed, all Receivables included in such list or print-out and Related Security have been sold or contributed to Finco in accordance with this Agreement and (ii) promptly execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments and notices, as may be necessary or appropriate to evidence or perfect Finco's ownership interest of all or any of the Purchased Assets and the Contributed Assets now existing or hereafter arising or as Finco or any of its agents, representatives or permitted assignees may reasonably request for such purpose.

     (b) In the event that the Seller, within five (5) Business Days after notice from Finco, fails to deliver to Finco one or more financing or continuation statements, and amendments thereto and assignments thereof, that Finco or any of its agents, representatives or permitted assignees may reasonably determine to be necessary to evidence or perfect Finco's ownership of all or any of the Purchased Assets and the Contributed Assets now existing or hereafter arising, then the Seller hereby authorizes Finco to file any such statements without the signature of the Seller where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Purchased Assets, the Contributed Assets or any part thereof, shall be sufficient as a financing statement.

     SECTION 5.06. Application of Collections. From and after the Initial Purchase Date, any payment by an Obligor in respect of any indebtedness or other obligations owed by such Obligor to the Seller or Finco shall, except as otherwise specified by such Obligor or otherwise required by law, be applied as a Collection of any Receivable of such Obligor purchased or contributed hereunder (in the order of the age by invoice date of such Receivables, starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to (i) any Receivable arising subsequent to the Termination Date which is not purchased or contributed hereunder or (ii) any other indebtedness of such Obligor to the Seller.

     SECTION 5.07. Performance by Finco. If the Seller fails to perform any of its agreements or obligations under this Agreement, following expiration of any applicable cure period, Finco may (but shall not be required to) perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Finco incurred in connection therewith shall be payable by the Seller upon Finco's written demand therefor (which demand shall itemize such expenses in reasonable detail).


ARTICLE VI  INDEMNIFICATION

     SECTION 6.01. Indemnities by the Seller. Without limiting any other rights which Finco (or its assigns) may have hereunder or under applicable law, but without duplication and without duplication of any Dilution Adjustment, any Noncomplying Receivables Adjustment or any credit for any Breached Receivable pursuant to Section 3.04, the Seller hereby agrees to indemnify Finco and its permitted assignees and its and their respective officers, directors, agents and employees (all of the foregoing collectively referred to herein as "Indemnitees") from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys' fees, and dis-bursements (all of the foregoing collectively referred to herein as the "Indemnified Amounts") awarded against or incurred by any Indemnitee relating to or resulting from:

          (i) any representation or warranty made by the Seller (or any of its officers) (individually or as Servicer) under or in connection with this Agreement or any other Facility Document to which it is a party or in connection with the preparation or delivery by the Seller (individually or as Servicer) of any Daily Report, any Settlement Statement, or any other information or report delivered pursuant hereto or thereto, which shall have been false, incomplete or incorrect in any material respect when made;

          (ii) the failure by the Seller (individually or as Servicer) or an Indirect Seller to comply with any applicable law, rule or regulation with respect to any Receivable, the related Invoice (or contract) or the Related Security, or the nonconformity of any Receivable, the related Invoice (or contract) or the Related Security with any such applicable law, rule or regulation;

          (iii) the failure of the Seller to vest and (other than to the extent resulting from acts or omissions by Finco or the Collateral Agent) maintain vested in Finco, or to transfer to Finco, legal and equitable title to and ownership of the Receivables, the other Purchased Assets and the other Contributed Assets which are, or are purported to be, sold or contributed by the Seller hereunder, free and clear of any Lien (other than Liens created in favor of Finco hereunder and Liens created under the other Facility Documents), including all amounts expended by Finco pursuant to Section 4.03(a);

          (iv) the failure by the Seller to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, any Purchased Assets and any other Contributed Assets which are, or are purported to be, sold or contributed by the Seller hereunder, whether at the time of any Purchase or Contribution or at any subsequent time;

          (v) any dispute, claim, offset or defense to the payment of any Receivable (other than discharge in bankruptcy or under similar insolvency law) which is, or is purported to be, sold or contributed by the Seller hereunder which dispute, claim, offset or defense (a) is based on the Receivable or related Invoice (or contract) not being a legal, valid and binding obligation of the related Obligor, enforceable in accordance with its terms, (b) relates to Dilution Factors, (c) relates to any Receivable which was represented to be an Eligible Receivable being a Noncomplying Receivable on the date of Purchase thereof, (d) is based on any similar ground not related to the creditworthiness of the applicable Obligor, or (e) involves any other claim asserted against any Indemnitee resulting from the sale of the goods, merchandise or services related to such Receivable or the furnishing or failure to furnish such goods, merchandise or services;

          (vi) the failure by the Seller (individually or as Servicer) to comply with any term, provision or covenant contained in this Agreement, any other Facility Document or any agreement executed in connection with this Agreement or any other Facility Document (in each case, where the Seller is a party thereto);

          (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the goods and/or merchandise or services that are the subject of any Receivable or the related Invoice or contract; or

          (viii) the failure of the Seller or an Indirect Seller to pay when due any tax or governmental fee or charge (other than taxes on or measured by the net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending the same, which may arise by reason of (a) the Purchase or origination of all or any portion of, or any other interest in, the Purchased Assets or (b) the Contribution or origination of all or any portion of, or any other interest in, the Contributed Assets.

     SECTION 6.02. Indemnity by Servicer. The Servicer agrees to indemnify the Indemnitees from and against all Indemnified Amounts relating to or resulting from any of the events listed in
Section 6.01, to the extent that such Indemnified Amounts also relate to or result from any breach of its duties to be performed hereunder as Servicer or under the other Facility Documents to which it is a party as Servicer.

     SECTION 6.03. General Indemnity Provisions. It is expressly agreed and understood by the parties (a) that the indemnifications in this Article VI are not intended to constitute a guarantee of the collectibility or payment of the Receivables sold or contributed hereunder and the other Purchased Assets and Contributed Assets and (b) that nothing in Section
6.01 or Section 6.02 shall require the Seller, the Servicer or JSC to indemnify any Indemnitee (1) for damages, losses, claims or liabilities or related costs or expenses resulting from such Indemnitee's gross negligence or willful misconduct (it being understood that the gross negligence or willful misconduct of any one Indemnitee shall not be a defense to, or in any way adversely affect, mitigate or diminish, any other Indemnitee's right or claim to indemnification under this Article VI); (2) for lost profits, consequential, special or punitive damages or (3) for any amounts to the extent the same comprise recourse for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, inability or failure to pay or lack of creditworthiness of the applicable Obligor. Any amounts subject to the indemnification provisions of Section 6.01 or Section 6.02 shall be paid by the Seller, the Servicer or JSC to the Collection Account for distribution to the applicable Indemnitees within five (5) Business Days following such Indemnitees' written demand therefor, setting forth in reasonable detail the basis for such demand; provided, however, that to the extent such amounts have been demanded by a permitted assignee of an Indemnitee which is not Finco or an Affiliate of Finco, such amounts shall be further credited to the Assignee Indemnification Sub-account to be held in trust for the benefit of such Person pending distribution by the Collateral Agent pursuant to Sections 9.07(i) or 9.08(d) of the Liquidity Agreement. Notwithstanding anything to the contrary in this Agreement, for purposes of
Section 6.01 and Section 6.02, the representations, warranties and covenants contained in Sections 3.01(a), 3.01(b), 3.01(k), 3.01(r), 3.01(u), 3.03(a), 3.03(b), 4.01(a), 4.01(b), 4.01(c),
4.01(n) and 4.04(a) shall not be deemed to be limited to failures to perform or comply or to events, circumstances, conditions or changes that did give rise to a Material Adverse Effect.

     Any Indemnitee wishing to be indemnified under Section 6.01 or Section 6.02 shall give prompt notice to the provider of such indemnity upon becoming aware of any event or circumstance which such Indemnitee expects to give rise to a claim for indemnification thereunder and shall permit (to the extent not disadvantageous or prejudicial to it) such provider to participate in the defense, settlement or resolution thereof; provided that the failure by any Indemnitee to so act shall not deprive it of its rights to indemnification under such Sections unless such failure shall result in material damage, liability or costs (including costs of indemnification hereunder) to the provider of such indemnity.


ARTICLE VII  MISCELLANEOUS

     SECTION 7.01. Amendments, Etc. No amendment to any provision of this Agreement, nor any waiver of any provision thereof or consent to any departure by JSC, the Seller or Finco therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller and Finco and such other parties, if any, whose consent may be required under the Liquidity Agreement. Notwithstanding anything else to the contrary contained herein, the parties hereto acknowledge and agree that any amendment, waiver or modification of this Agreement or any other Facility Document shall be governed by and subject to the provisions and procedures set forth in Section
12.01 of the Liquidity Agreement, the terms of which are herein incorporated by this reference. Finco shall give concurrent notice of any such amendment to each Rating Agency whether or not satisfaction of the Rating Agency Condition is required. Any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.02. Notices, Etc. Any notice shall be con-clusively deemed to have been received by a party hereto and, subject to Section 7.04, to be effective (i) if sent by regular mail, commercial delivery service or by personal delivery, on the day on which delivered to such party at its address set forth under its name on the signature pages hereof (or at such other address as such party shall specify to the other parties hereto in writing); (ii) if sent by telex, graphic scanning or other telecopy communications of the sending party, when delivered by such equipment to the number set forth under its name on the signature pages hereof and confirmed by electronic receipt or similar means or (iii) if sent by registered or certified mail, on the day on which delivered to such party (or delivery is refused), addressed to such party at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices required to be delivered to the Facility Agent, the Collateral Agent, any Bank or either Rating Agency shall be given in the manner described in, and shall be effective in accordance with the terms of, Section 12.05 of the Liquidity Agreement. Notwithstanding the foregoing, notices and communications pursuant to Article II will not be effective until received by the addressee.

     SECTION 7.03. No Waiver; Remedies. No waiver of any breach or default of or by JSC, the Seller or Finco under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring. No failure on the part of Finco on the one hand, or JSC or the Seller on the other hand, to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of JSC, the Seller and Finco and their respective successors and permitted assigns. Neither JSC nor the Seller may assign any of its rights and obligations hereunder or any interest herein or any other Facility Documents (except for assignment by the Seller of its Short-Term Note and its rights hereunder and under the other Facility Documents to its lenders as collateral, and any merger or other transaction permitted by Section 4.01(b)), without the prior written consent of Finco and the Facility Agent (which consent shall not be unreasonably withheld) and satisfaction of the Rating Agency Condition. Finco may (with the consent of the Facility Agent and each Bank and subject to the satisfaction of the Rating Agency Condition) assign any of its rights hereunder to any Person who (a) is not (and none of whose Affiliates or Persons related thereto are) a competitor of or engages in a business similar to that of the Seller, (b) agrees in writing to observe the confidentiality provisions of Section
7.07 hereof, and (c) to the extent applicable, has the financial ability to perform Finco's obligations hereunder. The Seller, the Servicer and JSC acknowledges that Finco intends, pursuant to the Liquidity Agreement, to grant to the Collateral Agent for the benefit of the Secured Parties, a security interest in the Purchased Assets and the Contributed Assets and to assign to the Collateral Agent, as further security, all of Finco's rights under this Agreement. The Seller consents to such grant and such assignment, subject to the limitations on enforcement set forth in the Liquidity Agreement and provided, further, that each of the Agents, the Banks and the Term Bank acknowledge and agree in writing to observe the confidentiality provisions thereof for the benefit of the Seller. Each of JSC and the Seller acknowledges and agrees that the provisions of Sections 5.04(b) and 7.06 and
Article VI hereof run to the benefit of each of the Facility Agent, the Collateral Agent, the Banks, the Term Bank, the Dealers, the Depository and their respective officers, directors, agents and employees, as permitted assigns of Finco, all of which parties are entitled to the benefits of such Sections and Article. Each of the Servicer, JSC and the Seller agrees that the Collateral Agent (and any other permitted assignee of Finco or of the Collateral Agent) shall have the right, as the assignee of Finco (or the assignee of such assignee) and subject to the terms of the other Facility Documents, to enforce this Agreement and to exercise directly all of Finco's rights and remedies under this Agreement. Each of the Seller, the Servicer and JSC also agrees that (i) such Person shall simultaneously send to the Facility Agent a copy of all notices, financial statements and certificates and supporting material, required to be given by such Person to Finco hereunder; (ii) upon its receipt of a notice of further assignment by Finco or an assignee of Finco, such Person shall send the assignee identified in such notice a copy of all notices required to be given by such Person to Finco hereunder; and (iii) so long as the Liquidity Agreement remains in effect, such Person shall make any payments required to be made to Finco under this Agreement directly to the Collection Account or to such other account as the Collateral Agent may direct. Finco, the Servicer, JSC and the Seller hereby acknowledge and agree that the Agents and the Banks have each relied upon the terms and provisions set forth in this Agreement in entering into the Liquidity Agreement. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the provisions of Section 5.04(b), Section 7.06 and Section
7.07 and Article VI shall be continuing and shall survive any termination of this Agreement.

     SECTION 7.05. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF PERSONAL SERVICE AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF FINCO IN THE PURCHASED ASSETS OR THE CONTRIBUTED ASSETS OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH OF JSC, THE SERVICER, THE SELLER AND FINCO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK (AND ANY COURTS HEARING APPEALS FROM SUCH STATE OR FEDERAL COURT), OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF. EACH OF JSC, THE SERVICER, THE SELLER AND FINCO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER WITHIN THE STATE OF NEW YORK AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY COURT IN SUCH STATE. NOTHING IN THIS SECTION
7.05 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF FINCO TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER, JSC, THE SERVICER OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY FOR REALIZING ON ITS INTEREST IN ANY PURCHASED ASSET OR ANY CONTRIBUTED ASSET. EACH OF JSC, THE SERVICER, THE SELLER AND FINCO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER OR IN CONNECTION HEREWITH, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

     SECTION 7.06. Costs, Expenses and Taxes. The Seller agrees to pay on demand all reasonable costs and expenses of Finco in connection with the sales or contributions of Receivables hereunder, the negotiation, preparation, execution and delivery of this Agreement and the other Facility Documents and all amendments with respect to this Agreement and the other Facility Documents, including the reasonable fees and expenses of counsel for Finco with respect thereto and with respect to advising Finco as to its rights and remedies under this Agreement, and all costs and expenses (including reasonable counsel fees and expenses) of Finco in connection with the enforcement as against the Seller of this Agreement and the other Facility Documents executed by them. In addition, the Seller will pay any and all stamp and similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or the other Facility Documents, and hereby indemnifies and saves Finco harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 7.07. Confidentiality. Finco hereby acknowledges that the Records and other information which the Seller must assign and/or deliver to Finco hereunder may contain information in which the Seller has a proprietary interest and which may not, at the time of assignment and/or delivery, be generally available to and known by the public (including information contained in the Information Memorandum). Finco hereby agrees to maintain as confidential all such information obtained from the Seller and not to disclose such information to any other Person, provided, however, that nothing in this Section 7.07 shall (a) restrict the Seller from disclosing such confidential information to any Person nor (b) prevent Finco from disclosing such information
(i) to any Dealer, the Depositary and, to the extent required pursuant to any applicable securities laws, any holder or offeree of Commercial Paper, (ii) to any permitted assignee of Finco, the Agents or any Bank (or their permitted participants and assignees and prospective participants and assignees), provided that each such party agrees in writing, for the benefit of the Seller,
(x) to use such information and keep such information confidential in accordance with the same terms set forth herein or, in the case of the Agents, any Bank or any of their actual or potential participants or assigns, as set forth in Section 12.08 of the Liquidity Agreement as in effect on the date hereof, and
(y) that it will not disclose such information to any of its Affiliates which is not a financial institution or a parent company of a financial institution, (iii) to its employees, agents, attorneys, auditors and accountants, (iv) subject to the further requirements set forth in this Section 7.07, upon the order of any court or administrative agency or upon the request or demand of any regulatory agency, authority or official having jurisdiction over Finco, (v) which has (other than through a breach of this Section 7.07) been obtained from any Person other than Finco, any Seller or any other party hereto, or (vi) as otherwise expressly contemplated by this Agreement or
Section 12.08 of the Liquidity Agreement as in effect on the date hereof. Finco (a) will provide the Seller with prompt written notice of any subpoena or any request or requirement by any governmental authority (other than any such request or requirement in connection with an audit or other regulatory review of a financial institution) for disclosure of any confidential information so that the Seller may seek a protective order or other appropriate remedy prior to such disclosure and
(b) shall consult with the Seller to a reasonable extent on the advisability of taking legally available steps to resist or narrow such request or requirement. In the event that such protective order or other remedy is not obtained, Finco will exercise all reasonable efforts (x) to limit the information disclosed to such information which it is legally required to disclose and (y) to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

     SECTION 7.08. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 7.09. Termination Date. The agreement of the Seller to sell Eligible Receivables and to transfer Contributed Receivables hereunder, and the agreement of Finco to purchase Eligible Receivables and accept the transfer of Contributed Receivables hereunder, shall in any event automatically terminate on the Termination Date. JSC shall have the right, by giving notice to Finco and to the Facility Agent as described in clause
(ii) of the definition of Liquidation Period in Annex I hereto, to cause the Termination Date to occur on the date so designated in such notice. Upon the occurrence and during the continuance of any Liquidation Event, Finco shall have the right, by giving notice to JSC and to the Facility Agent as described in clause
(iii) of the definition of Liquidation Period in Annex I hereto, to cause the Termination Date to occur on the date so designated in such notice. Notwithstanding any such termination described above, all other provisions of this Agreement shall remain in full force and effect as provided in Section 7.04. Finco shall give each Rating Agency prompt notice of the occurrence of the Termination Date. On or after the Collection Date, Finco will, at the request and expense of JSC, execute and deliver to JSC such UCC termination statements and other documents and take such other action as JSC may reasonably request to evidence such termination.

     SECTION 7.10. No Recourse. The obligations of each Seller and Finco hereunder shall be solely the obligations of such Seller and/or Finco, as applicable, and shall in all respects be non-recourse to all of its respective officers, directors, controlling persons or stockholders, and each of the Seller and Finco acknowledges the same with respect to the other and, to the fullest extent permitted by law, waives any such recourse and any claim against any of such parties of the other arising hereunder.

     SECTION 7.11. No Proceedings. JSC, the Seller and the Servicer hereby agrees, on behalf of itself and of all holders of the Short-Term Note, that it will neither (i) institute against Finco any involuntary proceeding of the type referred to in the definition of "Insolvency Event" so long as this Agreement remains in full force and effect and for at least one year and one day following the latest to occur of: (a) the payment in full of all Liquidity Loans; (b) the payment in full of the Term Loan; or (c) the payment in full of the latest maturing Commercial Paper Note, nor (ii) in its capacity (if any) as a shareholder of Finco, cause Finco to file any voluntary proceeding of the type referred to in the definition of "Insolvency Event" except as otherwise permitted under Finco's certificate of incorporation.

     SECTION 7.12. Entire Agreement. From and after the Initial Purchase Date, this Agreement, together with the other Facility Documents, including the annexes, exhibits and schedules hereto and thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof (including the Master Agreement) and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto. As of the Initial Purchase Date, the Master Agreement and every intercompany note issued thereunder shall be, and hereby is, terminated.

     SECTION 7.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the Initial Purchase Date and/or the Initial Purchase Date, as applicable, and each Purchase or Contribution thereafter and shall continue in full force and effect until the Collection Date; provided, however, that the provisions of Section 5.04(b), Section 6.01,
Section 7.06, Section 7.07 and Section 7.11 shall be continuing and shall survive any termination of this Agreement.


          [Remainder of Page Intentionally Left Blank]
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         THE SELLER:

                         JEFFERSON SMURFIT CORPORATION (U.S.)
                         (including in its capacity as Servicer)

                         By:  ___________________________
                         Name:
                         Title:

                         ___________________________
                         ___________________________
                         Attention:  _______________
                         Facsimile:  _______________


                         THE PURCHASER:

                         JEFFERSON SMURFIT FINANCE CORPORATION

                         By:  ___________________________
                         Name:
                         Title:

                         Notice Address:

                         _____________________
                         _____________________
                         _____________________
                         Attention:  ___________________
                         Facsimile:  ___________________

                                                   Execution Copy


                     ANNEX I.  DEFINED TERMS


     "Accrued Carrying Costs" shall mean, as of any date, the sum of (i) accrued and unpaid Reserved Series A Carrying Costs, Reserved Series B Carrying Costs and Reserved Other Carrying Costs as of such date plus (ii) without duplication, the amount of such costs (other than the portion of the face amount of the Series A Commercial Paper or the Series B Commercial Paper attributable to discount (and not principal)) that will, or are estimated by the Servicer to, have accrued by the next Settlement Date as set forth in the then-effective Settlement Statement plus
(iii) without duplication, the unaccrued portion of the face amount of the outstanding Series A Commercial Paper or the outstanding Series B Commercial Paper attributable to discount (and not principal) as of such date.

     "Accrued Other Carrying Costs" shall mean, as of any date, the sum of (i) accrued and unpaid Reserved Other Carrying Costs as of such date plus (ii) without duplication, the amount of Reserved Other Carrying Costs that will, or are estimated by the Servicer to, have accrued by the next Settlement Date as set forth in the then-effective Settlement Statement.

     "Accrued Series A Carrying Costs" shall mean, as of any date, the sum of (i) accrued and unpaid Reserved Series A Carrying Costs as of such date plus (ii) without duplication, the amount of Reserved Series A Carrying Costs (other than the portion of the face amount of the Series A Commercial Paper attributable to discount (and not principal)) that will, or are estimated by the Servicer to, have accrued by the next Settlement Date as set forth in the then-effective Settlement Statement plus
(iii) without duplication, the unaccrued portion of the face amount of the Series A Commercial Paper attributable to discount (and not principal) as of such date.

     "Accrued Series B Carrying Costs" shall mean, as of any date, the sum of (i) accrued and unpaid Reserved Series B Carrying Costs as of such date plus (ii) without duplication, the amount of Reserved Series B Carrying Costs (other than the portion of the face amount of the Series B Commercial Paper attributable to discount (and not principal)) that will, or are estimated by the Servicer to, have accrued by the next Settlement Date as set forth in the then-effective Settlement Statement plus
(iii) without duplication, the unaccrued portion of the face amount of the Series B Commercial Paper attributable to discount (and not principal) as of such date.

     "Adjusted Base Amount" shall mean:

     (a) on any day prior to the occurrence of the Measurement
Date, the sum (without duplication) of:

           (i) the result obtained by multiplying (x) the Net
     Eligible Receivables as of such date times (y) 100% minus the Adjusted Required Reserve Ratio, plus

          (ii) the then aggregate amount of Collections received by the Seller, the Servicer or Finco which have been applied to reduce the outstanding balance of Receivables and which have not been remitted to the Collection Account, plus

          (iii) the aggregate amount on deposit and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account which was required to be retained in such sub-accounts, pursuant to Section 2.07 of the Liquidity Agreement, minus

          (iv) the excess of the Discount Rate Reserve over the portion of the outstanding face amount of the Commercial
     Paper attributable to discount, minus

          (v) the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens are of the type described in subclauses (a) through (e) of clause (iv) of the definition of Base Amount; plus

          (vi) the aggregate Outstanding Balance of each Receivable which was represented by the Seller to be an Eligible Receivable at the time of its purchase by Finco, which is subsequently discovered not to have been an Eligible Receivable at such time; plus

          (vii) the sum of (I) aggregate Outstanding Balance of each Receivable which was an Eligible Receivable at the time of its purchase by Finco, which, as of a date between the date of its purchase and the date of determination, ceases to be an Eligible Receivable pursuant to a failure to satisfy any clause, other than clause (6), of the definition of Eligible Receivable, and (II) the aggregate amount of Dilution Adjustments with respect to all outstanding Receivables; plus

          (viii) if any Lien (other than a Lien permitted under the Facility Documents) is attached to the Receivables generally (and not to any individual Receivable) on such date of determination, the amount equal to the lesser of (I) the amount of such Lien and (II) the Outstanding Balance of the Eligible Receivables which are subject to such Lien on such date of determination and which were Purchased by or Contributed to Finco before the date on which such Lien attached to such Receivables; and

     (b) on the Measurement Date or any day thereafter, the sum
(without duplication) of:

          (i) the amount that would result from the calculation set forth in clause (a) of this definition, if such calculation were done on the Measurement Date, minus

          (ii) the aggregate Outstanding Balances of all Receivables which have become Defaulted Receivables since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition), minus

          (iii) the aggregate amount of all Dilution with respect to (a) the Purchased Assets and (b) Contributed Assets constituting Eligible Receivables, in each case, since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition), minus

          (iv) the aggregate amount of funds applied since the Measurement Date to the repayment of Obligations pursuant to
     Section 9.07 or 9.08 of the Liquidity Agreement.

     If the Adjusted Base Amount is being calculated for purposes of determining whether any Commercial Paper may be issued, such calculation shall give effect to (A) such Commercial Paper having been issued, and (B) any other Commercial Paper or Liquidity Loans intended to be repaid with the proceeds of the Commercial Paper referred to in clause (A) having been repaid.

     "Adjusted Pro Rata Share" shall mean (i) as to any Bank,
(a) on any date prior to the Liquidation Period, a fraction, the numerator of which equals the Commitment of such Bank and the denominator of which equals the sum of the Facility Amount and the Term Loan Amount, and (b) on any date during the Liquidation Period, such Bank's Adjusted Pro Rata Share immediately prior to the commencement of the Liquidation Period, and (ii) as to the Term Bank, (a) on any date prior to the Liquidation Period, a fraction, the numerator of which equals the Term Loan Amount and the denominator of which equals the sum of the Facility Amount and the Term Loan Amount, and (b) on any date during the Liquidation Period, the Term Bank's Adjusted Pro Rata Share immediately prior to the commencement of the Liquidation Period.

     "Adjusted Required Reserve Ratio" shall mean, as of any date, 20% of the sum of the Loss Reserve Ratio (used in calculating the Base Amount) and the Dilution Reserve Ratio (used in calculating the Base Amount) which are then in effect.

     "Adjusted Series A Base Amount" shall mean:

     (a) on any day prior to the occurrence of the Measurement
Date, the sum (without duplication) of:

           (i) the result obtained by multiplying (x) the Net
     Eligible Receivables as of such date times (y) 100% minus the Adjusted Required Reserve Ratio, times (z) the Series A
     Percentage, plus

          (ii) the then aggregate amount of Collections received by the Seller, the Servicer or Finco which have been applied to reduce the outstanding balance of Receivables and which have not been remitted to the Collection Account times the Series A Percentage, plus

          (iii) the amount on deposit and credited to the Series
     A Equalization Sub-account which was required to be retained in such sub-account pursuant to Section 2.07 of the Liquidity Agreement, minus

          (iv) the excess of the Discount Rate Reserve times the Series A Percentage over the portion of the outstanding face amount of the Series A Commercial Paper attributable to discount; minus

          (v) the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens are of the type described in subclauses (a) through (e) of clause (iv) of the definition of Base Amount times the Series A
     Percentage; plus

          (vi) the product of (x) aggregate Outstanding Balance of each Receivable which was represented by the Seller to be an Eligible Receivable at the time of its purchase by Finco, which is subsequently discovered not to have been an Eligible Receivable at such time times (y) the Series A Percentage; plus

          (vii) the sum of (I) aggregate Outstanding Balance of each Receivable which was an Eligible Receivable at the time of its purchase by Finco, which, as of a date between the date of its purchase and the date of determination, ceases to be an Eligible Receivable pursuant to a failure to satisfy any clause, other than clause (6), of the definition of Eligible Receivable, and (II) the aggregate amount of Dilution Adjustments with respect to all outstanding Receivables, times the Series A Percentage; plus

          (viii) if any Lien (other than a Lien permitted under the Facility Documents) is attached to the Receivables generally (and not to any individual Receivable) on such date of determination, the amount equal to the product of
     (I) the lesser of (A) the amount of such Lien and (B) the Outstanding Balance of the Eligible Receivables which are subject to such Lien on such date of determination and which were Purchased by or Contributed to Finco before the date on which such Lien attached to such Receivables, and (II) the Series A Percentage; and

     (b) on the Measurement Date or any day thereafter, the sum
(without duplication) of:

          (i) the amount that would result from the calculation set forth in clause (a) of this definition, if such calculation were done on the Measurement Date, minus

          (ii) the aggregate Outstanding Balances of all Receivables which have become Defaulted Receivables since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition) times the Series A Percentage, minus

          (iii) the aggregate amount of all Dilution with respect to (a) the Purchased Assets and (b) Contributed Assets constituting Eligible Receivables, in each case, since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition) times the Series A Percentage, minus

          (iv) the aggregate amount of funds applied since the Measurement Date to the repayment of Obligations pursuant to
     Section 9.07 or 9.08 of the Liquidity Agreement times the Series A Percentage.

     If the Adjusted Series A Base Amount is being calculated for purposes of determining whether any Series A Commercial Paper may be issued, such calculation shall give effect to (A) such Series A Commercial Paper having been issued, and (B) any other Series A Commercial Paper or Series A Liquidity Loans intended to be repaid with the proceeds of the Series A Commercial Paper referred to in clause (A) having been repaid.

     "Adjusted Series B Base Amount" shall mean:

     (a) on any day prior to the occurrence of the Measurement
Date, the sum (without duplication) of:

           (i) the result obtained by multiplying (x) the Net
     Eligible Receivables as of such date times (y) 100% minus the Adjusted Required Reserve Ratio, times (z) the Series B
     Percentage; plus

          (ii) the then aggregate amount of Collections received by the Seller, the Servicer or Finco which have been applied to reduce the outstanding balance of Receivables and which have not been remitted to the Collection Account times the Series B Percentage; plus

          (iii) the amount on deposit and credited to the Series
     B Equalization Sub-account which was required to be retained in such sub-account pursuant to Section 2.07 of the Liquidity Agreement; minus

          (iv) the excess of the Discount Rate Reserve times the Series B Percentage over the portion of the outstanding face amount of the Series B Commercial Paper attributable to discount; minus

          (v) the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens are of the type described in subclauses (a) through (e) of clause (iv) of the definition of Base Amount times the Series B
     Percentage; plus

          (vi) the aggregate Outstanding Balance of each Receivable which was represented by the Seller to be an Eligible Receivable at the time of its purchase by Finco, which is subsequently discovered not to have been an Eligible Receivable at such time times the Series B Percentage; plus

          (vii) the sum of (I) aggregate Outstanding Balance of each Receivable which was an Eligible Receivable at the time of its purchase by Finco, which, as of a date between the date of its purchase and the date of determination, ceases to be an Eligible Receivable pursuant to a failure to satisfy any clause, other than clause (6), of the definition of Eligible Receivable, and (II) the aggregate amount of Dilution Adjustments with respect to all outstanding Receivables, times (B) the Series B Percentage; plus

          (viii) if any Lien (other than a Lien permitted under the Facility Documents) is attached to the Receivables generally (and not to any individual Receivable) on such date of determination, the amount equal to the product of
     (I) the lesser of (A) the amount of such Lien and (B) the Outstanding Balance of the Eligible Receivables which are subject to such Lien on such date of determination and which were Purchased by or Contributed to Finco before the date on which such Lien attached to such Receivables, and (II) the Series B Percentage; and

     (b) on the Measurement Date or any day thereafter, the sum
(without duplication) of:

          (i) the amount that would result from the calculation set forth in clause (a) of this definition, if such calculation were done on the Measurement Date, minus

          (ii) the aggregate Outstanding Balances of all Receivables which have become Defaulted Receivables since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition) times the Series B Percentage, minus

          (iii) the aggregate amount of all Dilution with respect to (a) the Purchased Assets and (b) Contributed Assets constituting Eligible Receivables, in each case, since the Measurement Date (without duplication of the amount that results from the calculation in clause (a)(vi), (a)(vii) or
     (a)(viii) of this definition) times the Series B Percentage, minus

          (iv) the aggregate amount of funds applied since the Measurement Date to the repayment of Obligations pursuant to
     Section 9.07 or 9.08 of the Liquidity Agreement times the Series B Percentage,

     If the Adjusted Series B Base Amount is being calculated for purposes of determining whether any Series B Commercial Paper may be issued, such calculation shall give effect to (A) such Series B Commercial Paper having been issued, and (B) any other Series B Commercial Paper or Series B Liquidity Loans intended to be repaid with the proceeds of the Series B Commercial Paper referred to in clause (A) having been repaid.

     "Affected Bank" shall have the meaning ascribed to such term in Section 4.05(a) of the Liquidity Agreement or Section 3.03(a) of the Term Loan Agreement, as the case may be.

     "Affiliate" shall mean, with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or any equity interest, by contract, or otherwise.

     "Affiliate Receivables Sale Agreement" shall have the meaning ascribed thereto in Section 2.06 of the Receivables Sale
Agreement.

     "Aged Receivables Ratio" shall mean the aged receivables ratio calculated in the most recent Settlement Statement, which ratio (expressed as a percentage) shall equal a fraction,

          (1) the numerator of which equals the sum of (i) the aggregate Outstanding Balances of Receivables which were from 91 to 120 days past their respective due date as of the most recent Cut-Off Date plus (ii) the aggregate Outstanding Balances of Receivables which were (A) written off as uncollectible during the most recently ended Collection Period, (B) not more than 90 days past due date at the time of such write-off and (C) not Receivables of Obligors of the type described in clause (a) of the definition of "Eligible Obligor", provided that for purposes of calculating the Aged Receivables Ratio for any Settlement Statement prior to March 22, 1995, such numerator shall be as set out in
     Schedule 1; and

          (2) the denominator of which equals the aggregate Original Balances of all new Receivables generated during the Collection Period that occurred four Collection Periods prior to the most recently ended Collection Period, as determined as of the Cut-Off Date for such fourth prior Collection Period.

The Aged Receivables Ratio calculated in any Settlement Statement shall be the Aged Receivables Ratio from the Settlement Date relating thereto until the next Settlement Date. The Aged Receivables Ratio from the Effective Date until the first Settlement Statement shall be as set forth on Schedule 1 hereto and the underlying calculations for each of the twelve Collection Periods preceding the first Settlement Date to be used in future calculations of the Aged Receivables Ratio shall be as set forth in such Schedule 1.

     "Agent" shall mean either the Facility Agent or the Collateral Agent, as the context requires, and "Agents" shall mean each of the Facility Agent and the Collateral Agent.

     "Aggregate CP Amount" shall mean the sum of the Aggregate
Series A CP Amount plus the Aggregate Series B CP Amount.

     "Aggregate Loan Amount" shall mean the sum of the Aggregate
Series A Loan Amount plus the Aggregate Series B Loan Amount.

     "Aggregate Net Outstandings" shall mean, on any date, the amount equal to (i) the Aggregate Loan Amount plus (ii) the Term Loan Amount plus (iii) the Aggregate CP Amount then outstanding minus (iv) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account.

     "Aggregate Series A CP Amount" shall mean, on any date, the then aggregate outstanding face amount of the Series A Commercial
Paper, less any portion of such outstanding face amount attributable to discount.

     "Aggregate Series A Loan Amount" shall mean, on any date, the then aggregate outstanding principal amount of the Series A
Liquidity Loans.

     "Aggregate Series B CP Amount" shall mean, on any date, the then aggregate outstanding face amount of the Series B Commercial
Paper, less any portion of such outstanding face amount attributable to discount.

     "Aggregate Series B Loan Amount" shall mean, on any date, the then aggregate outstanding principal amount of the Series B
Liquidity Loans.

     "Allocation Agreement" shall mean the Allocation and Financial Services Agreement dated as of February 23, 1995 between Finco and JSC.

     "Alternate Base Rate" shall mean (a) with respect to Liquidity Loans a fluctuating rate per annum on any date equal to the higher of (i) the rate of interest most recently publicly announced by the Facility Agent as its "prime," "reference" or "base" rate and (ii) a rate of interest equal to the sum of
(A) the Federal Funds Rate, plus (B) 0.50% or (b) with respect to the Term Loan, a fluctuating rate per annum on any date equal to the higher of (i) the rate of interest most recently publicly announced by the Term Bank as its "prime," "reference" or "base" rate and (ii) a rate of interest equal to the sum of (A) the Federal Funds Rate, plus (B) 0.50%. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Facility Agent or the Term Bank, as the case may be, in connection with extensions of credit. Changes in the Alternate Base Rate shall take effect immediately upon their occurrence.

     "Applicable Ratings Factor" shall mean (a) for purposes of calculating the Dilution Reserve Ratio or the Loss Reserve Ratio as elements of the Base Amount, the Series A Base Amount or the Series B Base Amount, as the case may be, 2.5 and (b) for purposes of calculating the Dilution Reserve Ratio or the Loss Reserve Ratio as elements of the Modified Base Amount, the Modified Series A Base Amount, the Modified Series B Base Amount, as the case may be, 1.5.

     "Applicable Reserve Ratio" shall mean, at any time, an amount calculated in the then effective Settlement Statement to be the greatest of:

               (a)  the Minimum Required Reserve Ratio; or

               (b)  the sum of the Required Reserve Ratios
          calculated in such Settlement Statement;

provided, however, that from and after any Settlement Date until the next Settlement Date, the Applicable Reserve Ratio shall mean the greater of the above percentage or the sum of the Required Reserve Ratios as calculated in the most recently delivered Settlement Statement.

     "Approved Delegate" shall have the meaning ascribed to such term in Section 11.12(a) of the Liquidity Agreement.

     "Assignment and Acceptance" shall mean, as the context requires, an assignment and acceptance in substantially the form of Exhibit 12.03 to the Liquidity Agreement or Exhibit 9.03 to the Term Loan Agreement.

     "Assignee Indemnification Sub-account" shall mean the sub-account of the Collection Account established by the Collateral
Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Assignee
Indemnification Sub-account".

     "Available Cash" shall have the meaning set forth in Section
9.07(g) of the Liquidity Agreement.

     "Average Dilution Ratio" shall mean, on any date, the average of the Dilution Ratios for the periods commencing on the Settlement Dates occurring during the twelve Collection Periods ending on the most recent Cut-Off Date, as calculated in the most recent Settlement Statement.

     "Bankruptcy Code" shall mean Title 11 of the United States
Code, as amended from time to time, or any successor statute.

     "Banks" shall mean, collectively, the Series A Bank and the Series B Banks.

     "Base Amount" as of any date, shall mean the amount equal to
(i) the result obtained by multiplying the product of (a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio, plus (ii) the amount on deposit and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account which was required to be retained therein pursuant to
Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve, minus (iv) the product of 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables generally (rather than to any individual Eligible Receivable) unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due,
(b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause
(5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under Section 4-208 of the UCC or (e) have been bonded in full by or on behalf of the Seller.

     "Base Amount Shortfall" shall mean on any day, the amount by which (i) the amount equal to (a) the Aggregate Loan Amount plus
(b) the Aggregate CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (c) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account, exceeds
(ii) the Base Amount.

     "Base Rate Borrowing" shall mean a Borrowing consisting of Base Rate Loans.

     "Base Rate Loan" shall mean a Liquidity Loan or Term Loan, interest on which is calculated at a per annum rate based on the Alternate Base Rate.

     "Bill and Hold" shall mean an arrangement in which the Seller or any Indirect Seller, at the request of one of its customers contained in a written purchase order and/or similar writing (including any oral communication that is confirmed in writing), invoices the customer for goods but retains possession of such goods for a period of time, and all of the following requirements are satisfied:

          (a) title to, and the risk of loss of, the goods is transferred to the customer, and the Seller's or Indirect
     Seller's, as the case may be, inventory records are marked to indicate that title has passed;

          (b) the goods are segregated from the Seller's or Indirect Seller's, as the case may be, inventory; and

          (c) the related invoice is payable on the normal due date for similar Receivables of the Seller or Indirect
     Seller, as the case may be, that do not arise from a Bill and Hold arrangement.

     "Board" shall mean the Board of Governors of the Federal
Reserve System of the United States of America.

     "Borrowing" shall mean a group of Loans as to which a single
Interest Period is in effect.

     "Breached Receivable" shall have the meaning ascribed to such term in Section 3.04 of the Receivables Sale Agreement.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to close and, when the term "Business Day" is used with respect to any Eurodollar Borrowing, shall also exclude any such day on which commercial banks are not open for international business (including dealings in Dollar deposits) in London, England.

     "Calculation Period" shall mean each period commencing on the first day of a fiscal month and ending on the last day of such fiscal month.

     "Canadian Obligor" shall mean any Obligor that is a resident of a Province of Canada.

     "Carrying Costs" shall mean, collectively, any Reserved
Carrying Costs, any Unreserved Series A Carrying Costs, any
Unreserved Series B Carrying Costs, and any Unreserved Other
Carrying Costs.

     "Carrying Costs Percentage" shall mean, on any date, the carrying costs percentage appearing on the most recent Settlement Statement, which percentage shall be computed as of the most recent Cut-Off Date by dividing (i) twelve times the sum of (a) any Carrying Costs (other than interest on the Liquidity Loans, the portion of the face amount of Commercial Paper attributable to discount and interest on the Term Loan and the Short-Term
Note) accrued during the Collection Period then ended and (b) in the case of any Carrying Costs which Finco has not been accruing for purposes of calculating "Carrying Costs Percentage", the amount of such Carrying Costs billed, or if not previously billed, paid during such Collection Period, by (ii) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date. The Carrying Costs Percentage shall be determined monthly in each Settlement Statement and such Carrying Costs Percentage shall be the Carrying Costs Percentage for all purposes under the Facility Documents from the Settlement Date relating thereto until the next Settlement Date. The Carrying Costs Percentage from the Effective Date until the first Settlement Date shall be as set forth on Schedule 1 hereto. All fees and expenses which have accrued as of the Effective Date shall be excluded from the computation of the Carrying Costs Percentage in the first Settlement Statement.

     "Carrying Costs Reserve" shall mean, on any date, the sum of
(i) Accrued Carrying Costs as of such date (excluding, for this purpose, interest accrued or to accrue on the Short-Term Note) plus (ii) the product of (a) the amount by which (1) Aggregate Net Outstandings exceeds (2) the amount which is then being retained in and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account as required by Section
2.07 of the Liquidity Agreement, times (b) the Cost of Funds Rate divided by (c) twelve; provided, however, that Finco may direct the Collateral Agent to increase the Carrying Costs Reserve to the extent necessary to simplify the daily allocations of funds required under Section 9.07 of the Liquidity Agreement.

     "Collateral" shall have the meaning assigned to such term in
Section 9.01 of the Liquidity Agreement.

     "Collateral Agent" shall mean the Person identified as such in the Liquidity Agreement, not in its individual capacity but solely in its capacity as collateral agent for the holders of the Commercial Paper, the Banks, and the Term Bank under the Liquidity Agreement, and any successor thereto.

     "Collection Account" shall have the meaning assigned to such term in Section 9.03(a) of the Liquidity Agreement.

     "Collection Date" shall mean the date following the Termination Date on which (i) the aggregate Outstanding Balance of the Receivables included in the Purchased Assets shall have been reduced to zero, (ii) the Aggregate Loan Amount has been reduced to zero, (iii) the Aggregate CP Amount has been reduced to zero and/or cash-collateralized in full, (iv) the Term Loan Amount has been reduced to zero, and (v) Finco has paid to the Banks, the Term Bank and the Agents in full all principal, interest, fees and other amounts owed under the Facility Documents.

     "Collection Period" shall mean each fiscal month of Finco.

     "Collections" shall mean, with respect to any Receivable or all of the Receivables, as the case may be, all cash collections and other cash proceeds of such Receivable or Receivables, including all cash proceeds of any Related Security with respect to such Receivable or Receivables.

     "Commercial Paper" shall mean collectively, the Series A
Commercial Paper and Series B Commercial Paper.

     "Commitments" shall mean the aggregate commitments of the Banks to make Liquidity Loans up to the Facility Amount.

     "Commitment Termination Date" shall mean:

     (i) with respect to a Bank's obligation to make Revolving Advances under the Liquidity Agreement, the Termination Date; provided, however, the obligation of a Dissenting Bank to make Revolving Advances shall terminate upon the termination of such Bank's Commitment in accordance with Section 2.06(c) of the Liquidity Agreement; and

     (ii) with respect to a Bank's obligation to make Refunding Advances, the Business Day following the Termination Date on which the aggregate outstanding amount of the Commercial Paper is reduced to zero; provided, however, the obligation of a Dissenting Bank to make Refunding Advances shall terminate upon the termination of such Bank's Commitment in accordance with
Section 2.06(c) of the Liquidity Agreement.

     "Consolidated Affiliate" shall mean, with respect to any Person, any other Person whose financial statements are, or should be under GAAP, consolidated with the financial statements of such Person.

     "Contingent Obligation" shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,
(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (iii) under interest rate and currency caps, collars, swaps and similar agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

     "Contributed Assets" shall mean, with respect to any Contribution, (a) the Contributed Receivables transferred on the date thereof in connection with such Contribution, (b) all Related Security relating to such Receivables and (c) all Collections with respect to, and other proceeds of, such Receivables and such Related Security (including all Receivable
Notes received from time to time by the Seller in respect thereof).

     "Contributed Receivable" shall have the meaning ascribed thereto in Section 2.01(b) of the Receivables Sale Agreement, and shall include any Receivable deemed to be a Contributed
Receivable pursuant to Section 2.01(e) of the Receivables Sale
Agreement.

     "Contribution" shall mean a capital contribution to Finco of Receivables and the Related Security by the Seller made pursuant to Article II of the Receivables Sale Agreement, and shall include any deemed contribution by the Seller to Finco pursuant to Section 2.01(e) of the Receivables Sale Agreement.

     "Conversion/Continuation Date" shall mean, as to any Borrowing, the date on which such Borrowing is converted into a different Type of Borrowing or continued as the same Type of Borrowing pursuant to Section 2.05 of the Liquidity Agreement or
Section 2.04 of the Term Loan Agreement, as the case may be.

     "Corresponding Notice" shall mean, with respect to any notice received by an Agent, a corresponding notice given by such Agent to the Series A Bank (if such notice relates to the Series A Commercial Paper) and/or each Series B Bank (if such notice relates to the Series B Commercial Paper), within one-half hour of Agent's receipt of such first notice; it being understood and agreed that such Agent will give such corresponding notice by telephone and will confirm such notice promptly by telecopy.

     "Cost of Funds Rate" shall mean, on any date, the weighted average of the per annum rates at which interest is then accruing on the Series A Liquidity Loans, the Series B Liquidity Loans, the Term Loan, the Series A Commercial Paper and the Series B Commercial Paper (after converting, in the case of Commercial Paper, the applicable discount rate and any related commissions and charges of placement agents or dealers to an annual bond equivalent yield rate per annum), as calculated in the most recent Settlement Statement using the rates in effect and the Liquidity Loans and Commercial Paper outstanding as of the close of business on the most recent Cut-Off Date. The Cost of Funds Rate calculated in any Settlement Statement shall be the Cost of Funds Rate from the Settlement Date relating thereto until the next Settlement Date. The Cost of Funds Rate from the Effective Date until the first Settlement Date shall be as set forth on
Schedule 1.

     "Credit and Collection Policy" shall mean, the credit policies and procedures relating to the Receivables and Invoices as described on Exhibit B to the Receivables Sale Agreement, as the same may be amended from time to time in accordance with
Section 4.03(c) of the Receivables Sale Agreement and
Section 8.07 of the Liquidity Agreement.

     "Cross-Over Date" shall mean the date following the Termination Date on which (i) the Aggregate Loan Amount has been reduced to zero, (ii) the Aggregate CP Amount has been reduced to zero and/or cash-collateralized in full, and (iii) Finco has paid to the Banks and the Facility Agent in full all principal, interest, fees and other amounts owed under the Liquidity
Agreement.

     "Cut-Off Date" shall mean the last day of a Collection
Period.

     "Daily Report" shall mean the Daily Report substantially in the form of Exhibit C-1 or Exhibit C-2 to the Receivables Sale Agreement (as applicable) delivered by the Servicer on each Business Day on which delivery is required by Section 5.03(b) of the Receivables Sale Agreement.

     "Dealer Agreement" shall mean the Commercial Paper Dealer
Agreement or Agreements among one or more Dealers and Finco.

     "Dealers" shall mean the Series A Dealer and the Series B
Dealers.

     "Defaulted Receivable" shall mean (a) a Receivable which, as of the date of the most recent Daily Report, was aged more than 90 days past its due date or (b) a Receivable that is disqualified from being an Eligible Receivable pursuant to failure to satisfy clause (12) of the definition of Eligible
Receivable.

     "Departing Bank" shall have the meaning ascribed to such term in Section 2.09 of the Liquidity Agreement or Section 2.08 of the Term Loan Agreement, as the case may be.

     "Departing Series A Bank" shall mean a Departing Bank which is a Series A Bank.

     "Departing Series B Bank" shall mean a Departing Bank which is a Series B Bank.

     "Depositary" shall mean Bankers Trust Company, or such other banking institution as Finco shall appoint as issuing and paying agent for Commercial Paper under either Depositary Agreement and as fiduciary for the holders of the related Commercial Paper.

     "Depositary Agreements" shall mean the Series A Depositary
Agreement and the Series B Depositary Agreement.

     "Dilution" shall mean, with respect to any Receivable, (A) the actual reduction in the Outstanding Balance of that Receivable as a result of any claim or setoff of the Obligor or
(B) any other adjustment made by the Servicer with respect to the Outstanding Balance of such Receivable or (C) any related payment of the type described in the last sentence of the definition of Dilution Factors which reduction, adjustment or related payment arose as a result of a Dilution Factor.

     "Dilution Adjustment" shall mean, on any date, amounts owed by the Seller to Finco pursuant to Section 2.02(f) of the Receivables Sale Agreement on account of Dilution reported for such date with respect to the Receivables, which payments shall equal the amount of such Dilution.

     "Dilution Factors" shall mean any adjustments to the Outstanding Balances of the Receivables other than adjustments which arise as a result of Collections, Write-Offs or the taking of any Receivable Notes. Dilution Factors shall include any credits, rebates, sales or other similar taxes, volume discounts, cooperative advertising expenses, allowances, disputes, billing errors, chargebacks, returned or repossessed goods, inventory transfers, allowances for early payments and other allowances and discounts that are made or coordinated with JSC's or the Seller's usual practices (other than cash discounts), but shall not include adjustments made on account of the applicable Obligor's inability to pay the Outstanding Balance thereof. Dilution Factors shall also include any payments made by the Seller to an Obligor in connection with a volume discount, notwithstanding that there has been no adjustment to the Outstanding Balance of the Receivables in connection with such payment.

     "Dilution Horizon Variable" shall mean a fraction having (A) a numerator equal to the aggregate Original Balances of all new Receivables generated during the most recent Collection Period as calculated on the most recent Cut-Off Date, and (B) a denominator equal to the aggregate Outstanding Balances of all Eligible Receivables as calculated on the most recent Cut-Off Date.

     "Dilution Ratio" shall mean the dilution ratio calculated in the most recent Settlement Statement to equal a fraction (expressed as a percentage) the numerator of which shall be Dilution during the most recent Collection Period, and the denominator of which shall be the aggregate Original Balances of new Receivables generated during the Collection Period which ended one Collection Period prior to the last Cut-Off Date. The underlying calculations for each of the twelve Collection Periods preceding the first Settlement Date to be used in future calculations of the Dilution Ratio shall be as set forth in
Schedule 1.

     "Dilution Reserve Ratio" shall mean, commencing on any Settlement Date and continuing until (but not including) the next
Settlement Date, an amount (expressed as a percentage) calculated in accordance with the following formula:

          DRR =  [(ARF x ADR) +  [(HDR-ADR) x HDR)]] x DHV
                                              ADR

          where:

          DRR  =    the Dilution Reserve Ratio;

          ADR  =    the Average Dilution Ratio calculated in the
                    most recent Settlement Statement;

          ARF  =    the Applicable Ratings Factor;

          HDR  =    the highest average of the Dilution Ratios
                    measured for any one month period which
                    commences on any Settlement Date during the twelve Collection Periods ending on the most recent Cut-Off Date; and

          DHV  =    the Dilution Horizon Variable calculated in
                    the most recent Settlement Statement.

The Dilution Reserve Ratio calculated in any Settlement Statement shall be the applicable Dilution Reserve Ratio from the Settlement Date relating thereto until the next Settlement Date. The Dilution Reserve Ratio from the Effective Date until the first Settlement Date shall be as set forth on Schedule 1 hereto, and the Dilution Ratios for the twelve Collection Periods preceding the first Settlement Date to be used in future calculations of the Dilution Reserve Ratio shall be as set forth in such Schedule 1; provided, however, that for the purposes of calculating the Dilution Ratio for such twelve Collection Periods as set forth in Schedule 1, the numerator shall be increased by $800,000.

     "Discount Rate" shall mean, on any date, (i) the Cost of Funds Rate plus (ii) the Carrying Costs Percentage, each as determined in the most recent Settlement Statement with respect to which a Settlement Date has occurred. The Discount Rate shall be determined by the Servicer monthly in each Settlement Statement and such Discount Rate shall be the Discount Rate for all purposes under the Facility Documents from the Settlement Date relating thereto until the next Settlement Date. The Discount Rate from the Effective Date until the first Settlement Date shall be as set forth in Schedule 1 hereto.

     "Discount Rate Reserve" shall mean the discount rate reserve calculated on each day, which amount shall be calculated in accordance with the following formula:

          DRR  =    ACC + (ANO - TLA) X (FR + SFR) X (2 X TD)
                                             360

                         + TLA X (TLR + SFR) X (2 X TD) - CCR
                                       360
          where:

          DRR  =    the Discount Rate Reserve;

          ACC  =    Accrued Carrying Costs as of the date of
                    determination;

          ANO  =    the Aggregate Net Outstandings as of the most
                    recent Reporting Date minus the amount which is being retained in and credited to the Series A
                    Equalization Sub-account and the Series B
                    Equalization Sub-account as required by Section
                    2.07 of the Liquidity Agreement as of the most recent Reporting Date;

          FR   =    the higher of (i) the Cost of Funds Rate then
                    in effect and (ii) the amount equal to the product of 1.2 and the Alternate Base Rate then in effect;

          SFR =     2.00%;

          TLA  =    the Term Loan Amount as of the date of
                    determination;

          TLR  =    the higher of (i) FR (as defined above) and
                    (ii) the rate at which interest is currently accruing on the Term Loan;

          CCR  =    the aggregate balance of funds in the (i)
                    Collection Account and credited to the Other
                    Carrying Costs Sub-account on the date of determination, (ii) Series A Proceeds Account and credited to the Series A Carrying Costs
                    Sub-account on the date of determination, and
                    (iii) Series B Proceeds Account and credited to the Series B Carrying Cost Sub-account on the date of determination; and

          TD  =     Turnover Days for all of the Receivables as
                    calculated in the most recent Settlement
                    Statement.

     "Dissenting Bank" shall have the meaning ascribed to such term in Section 2.06(c) of the Liquidity Agreement.

     "Dollar" and the symbol "$" shall mean lawful money of the United States of America.

     "Downgraded Bank" shall mean (a) a Bank whose short-term debt ratings have been reduced below A-1 by S&P or (b) a Bank whose short-term debt ratings, if rated by Duff, have been reduced below D-1 by Duff.

     "Downgraded Series A Bank" shall mean a Series A Bank which has become a Downgraded Bank.

     "Downgraded Series A Bank Sub-account" shall mean the sub-account of the Series A Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to
Section 9.03 of the Liquidity Agreement and designated the "Downgraded Series A Bank Sub-account".

     "Downgraded Series B Bank" shall mean a Series B Bank which has become a Downgraded Bank.

     "Downgraded Series B Bank Sub-account" shall mean the sub-account of the Series B Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to
Section 9.03 of the Liquidity Agreement and designated the "Downgraded Series B Bank Sub-account".

     "Duff" shall mean Duff & Phelps Credit Rating Co., or any successor to the rating agency business thereof.

     "Effective Date" shall mean (i) with respect to the Liquidity Agreement, the date on which the conditions precedent to the effectiveness of the Liquidity Agreement have been satisfied (and/or waived) and the Facility Agent has confirmed the effectiveness of the Liquidity Agreement or (ii) with respect to the Term Loan Agreement, the date on which the conditions precedent to the effectiveness of the Term Loan Agreement have been satisfied (and/or waived) and the Term Bank has confirmed the effectiveness of the Term Loan Agreement.

     "Eligible Account" means (a) a segregated account or accounts maintained with a depository institution or trust company whose long-term unsecured debt obligations are rated at least A by Duff at the time of any deposit therein (or, if such obligations are, at the time of such deposit, not rated by Duff, rated at least A by S&P), or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b).

     "Eligible Assignee" shall mean any commercial bank with (i) a combined capital and surplus of at least $500,000,000 and (ii) a rating on such bank's long-term deposits of not less than A-1 (or its equivalent) by S&P and, if rated by Duff, not less than D-1; provided, however, if at the time of any proposed assignment of a Series B Commitment, BT Securities Corporation (or any of its Affiliates) is a Series B Dealer, Bankers Trust Company (or any of its Affiliates) shall not be considered an "Eligible Assignee" thereof; provided, further, however, that neither Bankers Trust Company nor any of its Affiliates shall be an Eligible Assignee of the Term Bank.

     "Eligible Obligor" shall mean each Obligor that satisfies the following criteria:

          (a) it is not (i) the United States of America or any foreign government, (ii) any state, province or other local governmental agency of the United States of America or of any foreign government or (iii) any department, agency or instrumentality of any of the foregoing;

          (b)  it is not a Consolidated Affiliate of JSC; and

          (c) as of the date of the most recent Daily Report, no more than 50% of the Receivables owed by such Obligor were aged more than 90 days past their respective due dates.

     "Eligible Receivable" shall mean, on any date, a Receivable which satisfies the following criteria:

          (1)  such Receivable is (i) denominated in Dollars,
     (ii) non-interest bearing, and (iii) owed by an Eligible
     Obligor;

          (2) such Receivable is in compliance with all applicable laws, rules and regulations;

          (3) such Receivable represents a bona fide obliga-tion resulting from a sale of goods which have been shipped or delivered or invoiced on a Bill and Hold basis or from services which have been performed, and constitutes the legally valid, binding and enforceable obligation of the applicable Obligor in accordance with its terms; provided, however, that the Rating Agency Condition shall have been satisfied with respect to the inclusion of any Receivable relating to goods that are being held by the Seller or an Indirect Seller on a Bill and Hold Basis, before any such Receivable shall be considered to be an Eligible Receivable;

          (4)  such Receivable arose from the sale of
     merchandise or services in the ordinary course of the Seller's or Indirect Seller's, as the case may be, business and neither the Receivable nor the related contract has been satisfied, subordinated or rescinded;

          (5) such Receivable is not subject to any reduction, cancellation, refund or rebate (other than cash discounts available to the applicable Obligor, in accordance with the Credit and Collection Policy) or to any dispute, right of rescission, set-off, offset (including any offset arising out of an agreement to exchange goods), counterclaim, Lien (other than a Lien created under the Facility Documents) or other defense, provided that (i) the Outstanding Balance of any such Receivable which is otherwise an Eligible Receivable and is subject only in part to any of the foregoing shall be an Eligible Receivable to the extent not subject to any such reduction, cancellation, refund, rebate, dispute, right of rescission, set-off, offset, counterclaim, Lien or other defense (provided, that if any Lien is not in the nature of a dispute, offset or counterclaim and attaches to any individual Receivable (and not Receivables generally), such entire Receivable shall not be an Eligible Receivable) and (ii) if any such Lien attaches to all of the Receivables generally (rather than to any individual Receivable), such Lien shall not affect the eligibility of the affected Receivables, but shall instead operate to reduce the Base Amount, the Adjusted Base Amount, the Modified Base Amount, the Adjusted Series A Base Amount, the Series A Base Amount, the Modified Series A Base Amount, the Series B Base Amount, the Adjusted Series B Base Amount and the Modified Series B Base Amount, in each case as described in the definition thereof;

          (6) as of the date of the most recent Daily Report, such Receivable was not aged more than 60 days past its due date;

          (7) the sale of such Receivable and the Related Security to Finco by the Seller, the grant of a security interest therein by Finco to the Collateral Agent, and, in the case of a Receivable sold by an Indirect Seller to the Seller, the sale of such Receivable and the Related Security to the Seller by such Indirect Seller, does not conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance that is not rendered ineffective by Section 9-318 of the UCC;

          (8) the sale or assignment of such Receivable does not require the consent of the Obligor or any other
     Person, other than any such consent which has been previously obtained or the requirement to obtain which is rendered ineffective by Section 9-318 of the UCC;

          (9) such Receivable was created in accordance with and otherwise complies with all applicable requirements of the Credit and Collection Policy;

          (10) such Receivable is an "account" (and not "chattel paper," a "general intangible" or a Receivable
     Note or other "instrument") within the meaning of the UCC;

          (11) (a) immediately prior to the Purchase thereof by Finco, the Seller had good title to the Receivable free and clear of any adverse claim (other than Permitted Liens), (b) in the case of a Receivable sold by an Indirect Seller to the Seller, immediately prior to such sale, the Indirect Seller had good title to the Receivable free and clear of any adverse claim (other than Permitted Liens) and (c) Finco's ownership interest, the Collateral Agent's security interest, and in the case of a Receivable sold by an Indirect Seller to the Seller, the Seller's ownership interest, in such Receivable shall have been perfected which security interest is prior in right to all other Liens thereon (except for Permitted Liens and Liens described in the provisos to clause (5) of this definition);

          (12) no Insolvency Event has occurred and is continuing with respect to the Obligor of such Receivable, unless such Receivable arose subsequent to a decree or order for relief with respect to such Obligor under the Bankruptcy Code; and

          (13) such Receivable is not a Write-Off.

     "ERISA" shall mean the U.S. Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "Eurodollar Borrowing" shall mean a Borrowing consisting of Eurodollar Loans.

     "Eurodollar Lending Office" shall mean, as to any Bank or the Term Bank, the office designated on the signature pages of the Liquidity Agreement, or the Term Loan Agreement, as the case may be, as the office through which such Bank or the Term Bank makes Eurodollar Loans (or, (i) if so indicated in the Liquidity Agreement or an applicable Assignment and Acceptance thereto, all Liquidity Loans, or (ii) if so indicated in the Term Loan Agreement or an applicable Assignment and Acceptance thereto, the Term Loan) whether or not such office is outside the United States of America.

     "Eurodollar Loan" shall mean a Liquidity Loan or Term Loan, interest on which is calculated at a per annum rate based on the Eurodollar Rate.

     "Eurodollar Rate" shall mean, with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate determined by the Facility Agent to be the rate for deposits in Dollars for a period approximately equal to such Interest Period which appears on Page 3750 of the Dow Jones Telerate Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two London business days preceding the beginning of such Interest Period; provided that for purposes of the Short-Term Note, "Eurodollar Rate" for any day shall mean the foregoing determined two London business days prior to the beginning of the calendar quarter in which such day occurs for a deemed Interest Period of three months, as notified by the Facility Agent to Finco provided, further, that for purposes of the Term Loan, "Eurodollar Rate" shall mean the foregoing as determined by the Term Bank.

     "Excess Bill and Hold Balance" shall mean, on any Business Day, an amount equal to the excess (if any) of (a) the aggregate Outstanding Balances of Eligible Receivables relating to goods that are being held by the Seller or an Indirect Seller on a Bill and Hold basis on that Business Day over (b) the product of two percent (2%) and the aggregate Outstanding Balances of all Eligible Receivables on that Business Day.

     "Excess Canadian Obligor Balances" shall mean, as of any date, the dollar amount by which the result of

               (i) the aggregate Outstanding Balances of Eligible Receivables that are owing from Canadian Obligors
          (expressed as a percentage of the Outstanding Balances of all Eligible Receivables), minus

               (ii)  the Excess Concentration Balances of such
          Obligors,

exceeds four and one-half percent (4.5%) of the aggregate Outstanding Balances of all Eligible Receivables as of such date. There shall be excluded from clause (i) any Receivables as to which the Rating Agency Condition, relating to the inclusion of such Receivables without consideration of the Excess Canadian Obligor Balances, has been satisfied.

     "Excess Concentration Balance" shall mean, on any day and with respect to any Obligor and its consolidated Affiliates, the aggregate Outstanding Balances of otherwise Eligible Receivables due from such Obligor and (without duplication) its consolidated Affiliates which, expressed as a percentage of the aggregate Outstanding Balances of all Eligible Receivables, exceeds (i) 4.5% with respect to Obligors having a short-term senior debt rating from S&P of A-3 or better or a long-term senior debt rating from S&P of BBB- or better, or (ii) 2.25% with respect to Obligors not rated or having a short-term senior debt rating from S&P of less than A-3 or a long-term senior debt rating from S&P of less than BBB-. For purposes of the foregoing, the rating to be associated with any Obligor shall be the lowest short-term or actual or implied long-term senior debt rating that is in effect for such Obligor or such Obligor's corporate parent. Finco may, by notice thereof in any Settlement Statement (and after satisfying the Rating Agency Condition) increase or decrease any of the percentages above (each of the percentages above being herein called a "Benchmark Percentage") for all subsequent Collection Periods (until further changed in accordance with the terms hereof). Any such change to a Benchmark Percentage shall result in a corresponding change to the Excess Concentration Factor, and hence in the Minimum Required Reserve Ratio, as set forth in the definitions thereof.

     "Excess Concentration Factor" shall mean, as of any Cut-Off Date, the greatest of (i) three times the "Benchmark Percentage" then in effect for purposes of clause (i) of the definition of "Excess Concentration Balance," and (ii) six times the "Benchmark Percentage" then in effect for purposes of clause (ii) of that definition.

     "Excess Foreign Obligor Balances" shall mean, as of any date, the dollar amount by which (i) the aggregate Outstanding Balances of Eligible Receivables that are owing from Foreign Obligors, exceeds (ii) the Permitted Foreign Receivables Balance on such day.

     "Exchange Receivable" shall mean (i) all indebtedness of a Person (whether constituting an account, chattel paper, or a general intangible) arising from or in connection with exchange arrangements under which the Seller or an Indirect Seller sells containerboard to such Person in exchange for the purchase by the Seller or such Indirect Seller of containerboard from such Person, and (ii) all other indebtedness of such Person arising from the sale of merchandise or the furnishing of services by the Seller or an Indirect Seller to such Person.

     "Excluded Receivable" shall mean (i) all indebtedness of a Person (whether constituting an account, chattel paper, or a general intangible) arising from the sale of merchandise or the furnishing of services by the Seller or an Indirect Seller to a Subsidiary or an Affiliate of the Seller or such Indirect Seller, including all interest or finance charges and other obligations of such Person with respect thereto and (ii) any Exchange Receivable.

     "Existing Receivables Purchase Accounts" shall have the meaning ascribed to such term in Section 8.10 of the Liquidity
Agreement.

     "Existing Receivables Purchase Documents" shall mean (i) the Master Agreement, (ii) the Financial Services Agreement dated as of August 22, 1991 and the Allocation Agreement dated as of August 22, 1991, between JSC and Finco, and (ii) the other Program Documents, as defined in the Master Agreement.

     "Extension Affirmation Request" shall have the meaning ascribed to such term in Section 2.06(c) of the Liquidity
Agreement.

     "Extension Request" shall have the meaning ascribed to such term in Section 2.06(c) of the Liquidity Agreement or Section 2.06 of the Term Loan Agreement, as the case may be.

     "Facility" shall mean the facility under the Liquidity
Agreement for the Series A Liquidity Loans and the Series B
Liquidity Loans.

     "Facility Agent" shall mean the Person identified as such in the Liquidity Agreement, not in its individual capacity but solely in its capacity as agent for the Banks under the Liquidity
Agreement, and any successor thereto.

     "Facility Amount" shall mean the sum of the Series A Facility Amount and the Series B Facility Amount, which sum shall equal $300,000,000 as of the Effective Date; provided, however, that such amount may be increased or decreased pursuant to Sections 2.06 and
2.08 of the Liquidity Agreement.

     "Facility Documents" shall mean collectively, the Receivables Sale Agreement, any Affiliate Receivables Sale Agreement, the
Liquidity Agreement, the Lock-Box Agreements, the Term Loan
Agreement, the Dealer Agreements, the Depositary Agreements and the Allocation Agreement.

     "Facility Fee" shall have the meaning ascribed to such term in
Section 4.02(a) of the Liquidity Agreement.

     "Federal Funds Rate" shall mean, on any day, a fluctuating interest rate per annum equal to the rate of interest offered in the interbank market to the Facility Agent as the overnight Federal funds rate as of about 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, for the next preceding Business Day) provided, however, that for purposes of the Term Loan, "Federal Funds Rate" shall mean the foregoing as determined by the Term Bank.

     "Finco" shall mean Jefferson Smurfit Finance Corporation, a
Delaware corporation.

     "Finco Percentage" shall mean 100% minus the Secured Parties
Percentage; provided, however, that the Finco Percentage shall not be less than zero.

     "Flow of Funds Memorandum" shall mean Exhibit A to the Termination and Reassignment Agreement dated as of February 27,
1995.

     "Force Majeure Event" shall mean, with respect to any Person, any riots, acts of God or the public enemy, acts of war, acts of terrorists, epidemics, fire, equipment or power failures, flood, embargoes, weather, earthquakes or similar events beyond the control of such Person.

     "Foreign Obligor" shall mean any Obligor that is not a resident of a state of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico or a Province of Canada.

     "Funding Date" shall mean, (i) as to any Liquidity Loan, the date on which such Liquidity Loan is made pursuant to Section 2.02 of the Liquidity Agreement or (ii) as to the Term Loan, the date on which the Term Loan is made pursuant to Section 2.05 of the Term Loan Agreement.

     "GAAP" shall mean generally accepted accounting principles as set forth from time to time in the opinions and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession.

     "General Collection Sub-account" shall mean the sub-account of the Collection Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "General Collection Sub-account", it being understood that any amounts in the Collection Account not otherwise credited to or debited from any other sub-account shall be credited to or debited from the General Collection Sub-account.

     "General Series A Sub-account" shall mean the sub-account of the Series A Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "General Series A Sub-account", it being understood that any amounts in the Series A Proceeds Account not otherwise credited to or debited from any other sub-account shall be credited to or debited from the General Series A Sub-account.

     "General Series B Sub-account" shall mean the sub-account of the Series B Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "General Series B Sub-account", it being understood that any amounts in the Series B Proceeds Account not otherwise credited to or debited from any other sub-account shall be credited to or debited from the General Series B Sub-account.

     "Indebtedness" shall mean on any date, for any Person, without duplication, (i) all obligations of such Person for borrowed money,
(ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are payable according to ordinary business terms, (iii) all obligations of such Person as lessee under leases which shall have been, or should be, in accordance with GAAP, recorded as capital leases, (iv) all reimbursement obligations in respect of any letters of credit, (v) all obligations secured by any Lien (other than a Permitted Lien) on the property of such Person, (vi) all obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, and (vii) all net obligations of such Person arising under any repurchase agreements or any interest rate or currency protection or exchange agreements.

     "Indemnitees" shall have the meaning ascribed to such term in
(i) Section 10.03 of the Liquidity Agreement, (ii) Section 8.03 of the Term Loan Agreement, or (iii) Section 6.01 of the Receivables
Sale Agreement, as the case may be.

     "Independent Public Accountants" means any of (a) Arthur Andersen & Co., (b) Deloitte & Touche, (c) Coopers & Lybrand, (d) Ernst & Young, (e) KPMG Peat Marwick, (f) Price Waterhouse and (g) any successor to any of the foregoing; provided, that such firm is independent with respect to the Servicer within the meaning of the Securities Act.

     "Indirect Seller" shall have the meaning ascribed thereto in
Section 2.06 of the Receivables Sale Agreement.

     "Information Memorandum" shall mean that certain Preliminary Information Memorandum dated January 26, 1995 (as the same has been supplemented or otherwise updated prior to the Effective Date), with respect to the transactions contemplated under the Facility Documents.

     "Initial Purchase Date" shall mean the Effective Date.

     "Insolvency Event" shall mean, with respect to any Person, the institution of any case or proceeding by or against such Person under the Bankruptcy Code, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any other law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the taking of any corporate action by such Person to authorize any of the foregoing actions.

     "Integration Percentage" shall mean, with respect to any fiscal year of JSC, beginning with the fiscal year ending January 31, 1995, the percentage which is the numerical equivalent of a fraction, the numerator of which equals the number of tons of containerboard consumed by JSC during such fiscal year, and the denominator of which equals the number of tons of containerboard shipped by JSC during such fiscal year.

     "Interest Period" shall mean:

          (i) for each Eurodollar Loan comprising part of the same borrowing, the period commencing on the Funding Date or the Conversion/Continuation Date of such borrowing, as applicable, and ending on the last day of the period selected by Finco pursuant to the terms of the Liquidity Agreement or the Term Loan Agreement, as the case may be, which period shall be one, two, three or six months; and

          (ii) for each Base Rate Loan comprising part of the same borrowing, a period commencing on the Funding Date or the Conversion/Continuation Date of such borrowing and ending on the immediately following Settlement Date, and thereafter commencing on each Settlement Date and ending on the immediately following Settlement Date.

provided, however, that (a) if any Interest Period would otherwise end on a day that shall not be a Business Day, such Interest Period shall end on the next succeeding Business Day (unless, with respect to any Eurodollar Loan, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), (b) if any Interest Period with respect to a Eurodollar Loan would otherwise end on a calendar day for which there is no corresponding calendar day in the applicable subsequent calendar month, such Interest Period shall expire on the last Business Day of such applicable subsequent calendar month, and (c) no Interest Period with respect to any Eurodollar Loan shall end on a date later than the Commitment Termination Date in the case of any Liquidity Loan, or the Stated Term Loan Maturity Date, in the case of the Term Loan.

     "Investment" shall mean, with respect to any Person, any direct or indirect investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the incurrence of receivables arising from sales made or services rendered in the ordinary course of business and excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of such Person's business.

     "Invoice" shall mean an invoice issued by the Seller to an Obligor pursuant to which such Obligor is obligated to pay for the sale of goods, merchandise and/or services rendered by the Seller.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     "IRS" shall mean the Internal Revenue Service.

     "JSC" shall mean Jefferson Smurfit Corporation (U.S.), a
Delaware corporation or any successor in interest by merger or otherwise.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement, naming the owner of the asset to which such Lien relates as debtor, under the UCC or comparable law of any jurisdiction). To avoid any doubt, any interest of the "Trust" referred to in the Existing Receivables Sale Agreement in the Receivables or Related Security would constitute a "Lien."

     "Liquidation Event" shall mean any one of the following events:

          (a)  either (i) failure by Finco to make any
     mandatory payment of principal on the Liquidity Loans when required under the Facility Documents, which failure continues for two (2) Business Days after such failure; or (ii) failure by Finco to make any mandatory payment of interest on the Liquidity Loans or any payment of fees referred to in the definition of "Reserved Carrying Costs" when required under the Facility Documents which failure continues unremedied for five (5) Business Days after notice from the Facility Agent of such failure;
     (iii) failure by Finco to make any mandatory payment of principal on the Term Loan when required under the Term Loan Agreement, which failure continues for two (2) Business Days after such failure; (iv) failure by Finco to make any mandatory payment of interest on the Term Loan when required under the Term Loan Agreement which failure continues unremedied for five (5) Business Days after notice from the Term Bank of such failure; or (v) failure by Finco or the Seller (whether individually or in its capacity as Servicer or subservicer) to pay any other amount when due under the Facility Documents, which failure continues unremedied for fifteen (15) days after notice from the Facility Agent of such failure; provided, however, that if Finco or the Seller is unable to make a payment described above as a result of a Force Majeure Event, or as a result of a Force Majeure Event relating to the Servicer, then the time periods described above shall be extended for so long as such Force Majeure Event renders the Servicer, Seller or Finco unable to make such payment, but in no event shall such extension exceed ten
     (10) Business Days;

          (b) any representation or warranty made by Finco, JSC or by the Seller under or in connection with any Facility Document, any Daily Report, any Settlement Statement or other report, certificate, financial statement or information furnished by the Seller and/or Finco pursuant to the Facility Documents shall prove to have been false or incorrect in any material respect when made, and a Material Adverse Effect exists as a result thereof and continues thirty (30) days after written notice from the Facility Agent;

          (c) the Seller shall fail to perform or observe in any material respect any term, provision, covenant, condition or agreement contained in the Receivables Sale Agreement on its part to be performed or observed (other than those referred to in clause (a) above) and (i) any such failure shall remain unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller or JSC by the Facility Agent and (ii) a Material Adverse Effect exists as a result of such failure and continues during such thirty-day period; provided, however, notwithstanding the foregoing, any such failure with respect to Section 4.03(d) of the Receivables Sale Agreement shall immediately constitute a Liquidation Event without regard to clauses (i) and (ii);

          (d) Finco shall fail to perform or observe any term, provision, covenant, condition or agreement contained in Article VIII of the Liquidity Agreement or
     Article VII of the Term Loan Agreement on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days or more after written notice thereof shall have been given to Finco by the Facility Agent or the Term Bank, respectively;

          (e) Finco shall fail to perform or observe in any material respect any term, provision, covenant, condition or agreement contained in the Liquidity Agreement or any other Facility Document (other than the Term Loan Agreement) on its part to be performed or observed (other than those covered by the other subsections of this definition) and (i) any such failure shall remain unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Finco by the Facility Agent and (ii) a Material Adverse Effect exists as a result of such failure and continues during such thirty-day period;

          (f) Finco shall fail to perform or observe in any material respect any term, provision, covenant, condition or agreement contained in the Term Loan Agreement or any other Facility Document (other than the Liquidity Agreement) on its part to be performed or observed (other than those covered by the other subsections of this definition) and (i) any such failure shall remain unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Finco by the Term Bank and (ii) a Material Adverse Effect exists as a result of such failure and continues during such thirty-day period;

          (g) an Insolvency Event shall have occurred with respect to JSC (if it is then the parent of Finco), the Seller or Finco; provided, however, that if such Insolvency Event arises as a result of an involuntary bankruptcy petition being filed against JSC, the Seller or Finco, the event described in this clause (g) shall not mature into a Liquidation Event unless and until (i) such proceeding shall continue undismissed for a period of 60 days, (ii) an order of relief shall be entered in such proceeding, or (iii) JSC, the Seller or Finco, as the case may be, shall acquiesce in such proceeding, whichever is earliest;

          (h) either JSC or an Affiliate thereof shall cease to own 100% of the issued and outstanding shares of Finco, or the Seller shall cease to own 100% of its Short-Term Note, in each case free and clear of any Liens (except Permitted Liens);

          (i) a Servicer Termination Event (other than any described in any other clause of this definition) occurs;

          (j)  either (i) Finco shall cease to have a
     perfected ownership interest in the Receivables, all Related Security or Collections therefrom; or (ii) the Collateral Agent shall cease to have a perfected security interest in those portions of the Collateral in respect of which the Collateral Agent's security interest thereof may be perfected (subject, however, in either case, to Permitted Liens);

          (k) (i) a Base Amount Shortfall shall exist for a period of five (5) or more consecutive Business Days (after giving effect to all allocations of Collections and Purchases or Contributions of Receivables made on each such day) or (ii) if the Term Loan is outstanding, a Modified Base Amount Shortfall exists for a period of five (5) or more consecutive Business Days (after giving effect to all allocations of Collections and Purchases and Contributions of Receivables made on each such day);

          (l) any proceedings shall have commenced and shall be continuing to foreclose upon any Lien or other encumbrance on any of the Receivables with respect to an aggregate amount of liabilities exceeding $2,000,000;

          (m) Finco shall become an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from the provisions thereof;

          (n) Either the IRS or the PBGC shall have filed one or more Liens against the assets of Finco in an aggregate amount exceeding $5,000,000, unless (i) such amounts are adequately bonded to the satisfaction of the Facility Agent, or (ii) such amounts relate to taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP;

          (o) Any non-appealable judgment or non-appealable order for the payment of money in an amount exceeding $5,000,000 shall be rendered against Finco and such judgment or order shall remain in effect and unpaid for a period of ten (10) Business Days;

          (p) Any foreclosure or similar proceedings in respect of Permitted Liens on the Short-Term Note or Finco's common stock shall have been commenced; or title to any Short-Term Note or Finco's common stock shall pass to the holders of such Permitted Liens; or

          (q) Any Lien or other encumbrance shall attach to the Receivables generally (and not to any individual Receivable) with respect to an aggregate amount of liabilities exceeding $15,000,000, unless (i) such amounts are adequately bonded to the satisfaction of the Facility Agent and with respect to any such bond the Rating Agency Condition shall have been satisfied, or (ii) such amounts relate to matters which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained which shall satisfy the Rating Agency Condition.

     "Liquidation Period" shall mean the period commencing on the date on which the Seller's obligation to sell, and Finco's obligation to purchase, Receivables under the Receivables Sale Agreement terminates and continuing until the Collection Date. The Liquidation Period shall commence on the earliest to occur of:

               (i)  the Scheduled Liquidation Commencement Date;

               (ii) the date designated by JSC to Finco and to the Facility Agent by not less than ten (10) days nor more than sixty (60) days prior written notice as the date on which the Seller wishes to cease the sales of Receivables to Finco;

               (iii) the date designated by Finco to the Seller and to the Facility Agent by not less than ten (10)
          Business Days prior written notice following the occurrence and during the continuance of any Liquidation Event as the date on which it wishes to cease the purchases of Receivables from the Seller;

               (iv)  the occurrence and continuance of a
          Liquidation Event described in clause (g) or clause (m) of the definition thereof;

               (v)  the eleventh Business Day following the
          occurrence and during the continuance of a Liquidation Event described in clause (a) or (k) of the definition thereof unless waived in accordance with Section 12.01 of the Liquidity Agreement or otherwise cured prior to such eleventh Business Day;

               (vi) the eleventh Business Day following JSC's knowledge of the occurrence of a Liquidation Event described in clause (j) of the definition thereof, unless such Liquidation Event is waived in accordance with
          Section 12.01 of the Liquidity Agreement or otherwise cured prior to such eleventh Business Day;

               (vii) the first Business Day following the date designated by the Facility Agent at the direction of the Majority Banks by notice thereof by the Facility Agent to Finco and the Servicer upon the occurrence and during the continuance of any Liquidation Event other than those Liquidation Events referred to in clauses (iv), (v), (vi) or (viii) of this definition, as the date on which the Liquidation Period shall commence; or

               (viii) the tenth Business Day following JSC's knowledge of the occurrence of a Liquidation Event described in clause (q) of the definition thereof, unless such Liquidation Event is waived in accordance with
          Section 12.01 of the Liquidity Agreement or otherwise cured prior to such tenth Business Day.

     "Liquidity Agreement" shall mean that certain Liquidity
Agreement dated as of February 23, 1995 by and among Finco, the Facility Agent, the Collateral Agent and the Banks, as the same may be amended, restated or otherwise modified from time to time.

     "Liquidity Loan" shall mean a Series A Liquidity Loan or a
Series B Liquidity Loan and "Liquidity Loans" shall mean, collectively, the Series A Liquidity Loans and the Series B
Liquidity Loans.

     "Liquidity Note" shall mean a Series A Liquidity Note or a
Series B Liquidity Note and "Liquidity Notes" shall mean, collectively, the Series A Liquidity Notes and the Series B
Liquidity Notes.

     "Loan" shall mean a Liquidity Loan or a Term Loan.

     "Lock-Box Account" shall mean any lock-box account or other depositary account maintained for the purpose of receiving
Collections on the Receivables.

     "Lock-Box Agreement" shall mean any of the lock-box agreements entered into in connection with the Existing Receivable Purchase Documents, as modified by letter agreements entered into among Finco, the Collateral Agent and each Lock-Box Bank on or prior to the Effective Date and any other agreement substantially in the form of those agreements from time to time entered into among Finco, the Collateral Agent and a Lock-Box Bank.

     "Lock-Box Bank" shall mean any of the banks holding one or more Lock-Box Accounts.

     "Loss Discount Ratio" shall mean the Loss to Liquidation Ratio appearing on the most recent Settlement Statement. The underlying calculations for each of the three Collection Periods preceding the first Settlement Date to be used in future calculations of the Loss Discount Ratio shall be as set forth in Schedule 1.

     "Loss Reserve Ratio" shall mean, commencing on any Settlement Date and continuing until (but not including) the next Settlement
Date, an amount (expressed as a percentage) calculated in accordance with the following formula:

          LRR = ARF x ARR x b x PTM

          where:

          LRR =     the Loss Reserve Ratio;

          ARF =     the Applicable Ratings Factor;

          ARR = the highest average of the Aged Receivables Ratios for any three consecutive Collection Periods that occur during the period of twelve consecutive Collection Periods ending on the most recent Cut-Off Date;

          b    =    a fraction having (A) a numerator equal to the
                    aggregate Original Balances of all new
                    Receivables generated during the preceding three Collection Periods preceding such
                    Settlement Date, and (B) a denominator equal to the aggregate Outstanding Balances of all Eligible Receivables as calculated on the most recent Cut-Off Date; and

          PTM =     the Payment Term Multiplier.

The Loss Reserve Ratio calculated in any Settlement Statement shall be the applicable Loss Reserve Ratio from the Settlement Date relating thereto until the next Settlement Date. The Loss Reserve Ratio from the Effective Date until the first Settlement Date shall be as set forth on Schedule 1 hereto and the underlying calculations for each of the three Collection Periods preceding the first Settlement Date to be used in future calculations of the Loss Reserve Ratio shall be as set forth in such Schedule 1.

     "Loss to Liquidation Ratio" shall mean the applicable loss to liquidation ratio appearing on the most recent Settlement Statement, which ratio (expressed as a percentage) shall be computed, as of the most recent Cut-Off Date, by dividing (i) the excess, if any, of (A) the aggregate reduction in the Outstanding Balances of the Receivables as a result of Write-Offs during the three most recent Collection Periods plus without duplication, the principal amount of all Receivable Notes taken in respect of the Receivables during such three Collection Periods, over (B) any Collections received during such three Collection Periods in respect of Write-Offs of the Receivables and, without duplication, Receivable Notes received in respect of the Receivables by (ii) the aggregate amount of Collections with respect to the Receivables received during such three Collection Periods. The underlying calculations for each of the three Collection Periods preceding the first Settlement Date to be used in future calculations of the Loss to Liquidation Ratios shall be as set forth in Schedule 1.

     "Majority Banks" shall mean a Bank or Banks whose commitment(s) to make Liquidity Loans under the Liquidity Agreement aggregate more than fifty percent (50%) of the Commitments.

     "Master Agreement" shall mean the Master Agreement dated as of August 22, 1991 and thereafter amended (as amended, the "Master
Agreement") among Emerald Funding Corporation, Finco, JSC,
Container Corporation of America, Dresdner Bank, A.G., as
Administrative Agent, and Bankers Trust Company, as Collateral
Agent.

     "Material Adverse Effect" shall mean (i) any material adverse effect upon the validity or enforceability of the Facility Documents or any of the Liens created thereunder or (ii) any adverse effect which, by itself or when taken together with all other such adverse effects, would have a materially adverse effect on the validity, enforceability or collectibility of the Receivables and the other Purchased Assets taken as a whole (including any such adverse effect on collectibility which arises as a result of JSC's or the Seller's inability to perform its duties as Servicer).

     "Measurement Date" shall mean the earlier to occur of (x) the Termination Date, and (y) the first date on which an Insolvency Event shall occur with respect to Finco; provided that if the Measurement Date shall have occurred as a result of an involuntary bankruptcy petition having been filed against Finco and such proceedings shall have been dismissed prior to the Termination Date, then for purposes of future calculations and distributions, the Measurement Date shall be deemed not to have occurred.

     "Minimum Required Reserve Ratio" shall mean

          (i) for purposes of calculating the Applicable Reserve
     Ratio as an element of the Base Amount, the Series A Base
     Amount or the Series B Base Amount, as the case may be, the sum, as of any Cut-Off Date, of:

          (a)  the Excess Concentration Factor for such Cut-Off
               Date; plus

          (b) the Average Dilution Ratio for such Cut-Off Date, multiplied by the Dilution Horizon Variable for such Cut-Off Date;

     provided, that in no event shall the Minimum Required Reserve Ratio (as an element of the Base Amount, the Series A Base
     Amount or the Series B Base Amount, as the case may be) be less than ten percent (10%); and

          (ii) for purposes of calculating the Applicable Reserve
     Ratio as an element of the Modified Base Amount the Modified
     Series A Base Amount or the Modified Series B Base Amount, as the case may be, the sum, as of any Cut-Off Date, of:

          (a) the product of three times the Benchmark Percentage then in effect for clause (ii) of the definition of Excess Concentration Balance; plus

          (b) the Average Dilution Ratio for such Cut-Off Date, multiplied by the Dilution Horizon Variable for such Cut-Off Date;

     provided, that in no event shall the Minimum Required Reserve Ratio (as an element of the Modified Base Amount the Modified Series A Base Amount or the Modified Series B Base Amount, as the case may be) be less than five percent (5%).

The Minimum Required Reserve Ratio calculated in any Settlement Statement shall be the applicable Minimum Required Reserve Ratio from the Settlement Statement relating thereto until the next Settlement Date. The Minimum Required Reserve Ratio from the Effective Date until the first Settlement Date shall be as set forth on Schedule 1 hereto.

     "Modified Base Amount", as of any date, shall mean the amount equal to (i) the result obtained by multiplying the product of (a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio, plus (ii) the amount on deposit and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account which was required to be retained therein pursuant to
Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve, minus (iv) the product of 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due, (b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause (5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under
Section 4-208 of the UCC or (e) have been bonded in full by or on behalf of the Seller.

     "Modified Base Amount Shortfall" shall mean on any day, the amount by which (i) the amount equal to (a) the Aggregate Loan Amount plus (b) the Term Loan Amount plus (c) the Aggregate CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (c) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account, exceeds (ii) the Modified Base Amount.

     "Modified Series A Base Amount", as of any date, shall mean the amount equal to (i) the result obtained by multiplying the product of (a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio times (c) the Series A Percentage, plus (ii) the amount on deposit in the Series A Equalization Sub-account which was required to be retained therein pursuant to
Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve times the Series A Percentage, minus (iv) the product of the Series A Percentage times 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due, (b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause (5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under Section 4-208 of the UCC or (e) have been bonded in full by or on behalf of the Seller.

     "Modified Series A Percentage" shall mean on any day the quotient of (A) the amount equal to (i) the Aggregate Series A Loan Amount plus (ii) the Aggregate Series A CP Amount as of the close of business on the prior Business Day minus (iii) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account as of the close of business on the prior Business Day, divided by (B) the amount of the Aggregate Net Outstandings as of the close of business on the prior Business Day.

     "Modified Series B Base Amount", as of any date, shall mean the amount equal to (i) the result obtained by multiplying the product of (a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio times (c) the Series B Percentage, plus (ii) the amount on deposit in the Series B Equalization Sub-account which was required to be retained therein pursuant to
Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve times the Series B Percentage, minus (iv) the product of the Series B Percentage times 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due, (b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause (5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under Section 4-208 of the UCC or (e) have been bonded in full by or on behalf of the Seller.

     "Modified Series B Percentage" shall mean on any day the quotient of (A) the amount equal to (i) the Aggregate Series B Loan Amount plus (ii) the Aggregate Series B CP Amount as of the close of business on the prior Business Day minus (iii) the aggregate amount on deposit and credited to the Downgraded Series B Bank Sub-account as of the close of business on the prior Business Day, divided by (B) the amount of the Aggregate Net Outstandings as of the close of business on the prior Business Day.

     "Net Eligible Receivables" shall mean the aggregate Outstanding Balances of Eligible Receivables as reported in the most recent Daily Report minus the sum of (i) the aggregate amount of the Excess Concentration Balances for each Obligor and its Consolidated Affiliates then in effect, (ii) the Excess Foreign Obligor Balances then in effect, (iii) the Excess Canadian Obligor Balances then in effect, (iv) if the Rating Agency Condition shall have been satisfied with respect to Receivables relating to goods that are being held by the Seller or an Indirect Seller on a Bill and Hold Basis, the Excess Bill and Hold Balance and (v) the maximum potential cash discount available to such Obligors in accordance with the Credit and Collection Policy, as reported in the most recent Daily Report.

     "New Credit Event" shall mean the issuance of Commercial
Paper, the making of a Revolving Advance pursuant to the Liquidity Agreement, or the making of the Term Loan pursuant to the Term Loan Agreement.

     "Newsprint" shall mean Smurfit Newsprint Corporation and its successors and assigns (other than the Seller).

     "Noncomplying Receivable" shall mean a Receivable which was not an Eligible Receivable as of the date it was purchased by Finco from the Seller but which was not identified as ineligible by notice from the Servicer or the Seller to Finco on such date.

     "Noncomplying Receivables Adjustment" shall mean, on any date with respect to the Seller, the amount (if any) owed by the Seller to Finco or by Finco to the Seller on such date pursuant to Section 2.02(f) of the Receivables Sale Agreement, which amounts shall equal:

          (a) in the case of any such amounts owing by the Seller to Finco, the excess (if any) of (i) the Purchase Price Percentage times the Original Balance of any Noncomplying Receivables of the Seller identified as such (and not previously the subject of a Noncomplying Receivables Adjustment) minus (ii) the aggregate amount of Collections received by Finco (and not previously the subject of an adjustment to the Purchase Price payable pursuant to said
     Section 2.02(f)) with respect to such Noncomplying
     Receivables; and

          (b) in the case of any such amounts owing by Finco to the Seller, the excess (if any) of clause (a)(ii) over clause
     (a)(i) with respect to the Seller.

     "Notice of Borrowing" shall mean a "Notice of Borrowing" described in Section 2.03(a) of the Liquidity Agreement or Section 2.04(a) of the Term Loan Agreement, as the case may be.

     "Notice of Conversion/Continuation" shall mean a "Notice of Conversion/Continuation" described in Section 2.05 of the Liquidity Agreement or Section 2.04 of the Term Loan Agreement, as the case may be.

     "Obligations" shall have the meaning assigned to such term in
Section 9.01 of the Liquidity Agreement.

     "Obligor" shall mean any Person obligated to make payments in respect of a Receivable (other than Finco or the Seller or any Indirect Seller).

     "Ordinary Course Expenses" shall mean the accrued expenses of Finco for employee salaries, benefits, directors' fees, office lease payments, office supplies, amounts owed under the Allocation Agreement or the Existing Receivables Sale Agreements, fees owed to the Lock-Box Banks, Federal, state and local taxes and similar expenses incurred in the ordinary course of its business other than
(a) interest expense under the Short-Term Note and (b) other Carrying Costs specifically mentioned in the definitions of Reserved Carrying Costs and Unreserved Carrying Costs.

     "Original Balance" shall mean, with respect to any Receivable, the face amount of such Receivable on the date it was purchased by or contributed to Finco, which face amount shall be calculated net of any credits issued on the date of Purchase or Contribution (or, in the case of Purchases or Contributions on or before the Effective Date, accrued through the Effective Date).

     "Other Carrying Costs Reserve" shall mean, on any date, the sum of (i) Accrued Other Carrying Costs as of such date (excluding, for this purpose, interest accrued or to accrue on the Short-Term
Note) plus (ii) the product of (a) the amount by which the Aggregate Net Outstandings exceeds the amount which is then being retained in and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account as required by Section
2.07 of the Liquidity Agreement, times (b) the Cost of Funds Rate times (c) the Term Loan Percentage divided by (d) twelve; provided, however, that Finco may direct the Collateral Agent to increase the Other Carrying Costs Reserve to the extent necessary to simplify the daily allocations of funds required under Section 9.07 of the Liquidity Agreement.

     "Other Carrying Costs Sub-account" shall mean the sub-account of the Collection Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Other Carrying Costs Sub-account".

     "Outstanding Balance" shall mean, with respect to any Receivable on any date, the then outstanding face amount thereof, which is calculated by subtracting (without duplication) the Collections, Dilution and Write-Offs relating to such Receivable from the Original Balance of such Receivable.

     "Payment Term" shall mean, with respect to any Receivable, the number of days between its invoice date and its due date.

     "Payment Term Multiplier" shall mean, with respect to a Receivable, (a) 1.0, if the Payment Term Variable is not more than 36, (b) 1.1, if the Payment Term Variable is 37 to 39, (c) 1.17, if the Payment Term Variable is 40 to 45, (d) 1.22, if the Payment Term Variable is 46 to 50, (e) 1.28, if the Payment Term Variable is 51 to 55, (f) 1.33 if the Payment Term Variable is 56 to 60, and (g) 1.38 if the Payment Term Variable is 61 to 65; provided, however, that, if the Payment Term Variable exceeds 65, the Payment Term Multiplier for such Receivable shall be determined by calculating the sum of (x) 1.38, and (y) 0.05, for each 5-day increment by which the Payment Term Variable exceeds 65, it being understood that the same number shall apply for all Payment Term Variables that fall within a five-day range.

     "Payment Term Variable" shall mean, as calculated in each Settlement Statement as of the most recently ended Cut-Off Date, the quotient of:

               (x) the sum of (1) the product of the Outstanding
          Balance of each Receivable as of such Cut-off Date times
          (2) the Payment Term with respect to such Receivable;
          divided by

               (y) the aggregate Outstanding Balance of all Receivables as of such Cut-off Date.


     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Perfection Opinion" shall mean, with respect to any change in location, change in name or other event, an opinion or opinions of counsel (which counsel must be reasonably satisfactory to the Agents) to the effect that (a) in the case of any such change or other event affecting the Seller, that all UCC filings have been made that are necessary to continue the perfection of Finco's ownership interest in the Purchased Assets after giving effect to that change or other event (and the lapse of any applicable grace periods under the UCC), and (b) in the case of any such change or event affecting Finco, that all UCC filings have been made that are necessary to continue the perfection of the Collateral Agent's security interest in all of the Collateral after giving effect to that change or other event (and the passage of any relevant time period under the UCC); provided, however, that matters covered by such opinions shall be substantially similar to, and shall not exceed the scope of, the opinions with respect to UCC matters delivered pursuant to Section 5.01 of the Liquidity Agreement and
Section 4.01 of the Term Loan Agreement.

     "Permitted Foreign Receivables Balance" shall mean, as of any date, the amount of otherwise Eligible Receivables due from Foreign Obligors and (without duplication) their consolidated Affiliates, payment of which is fully supported by an irrevocable, direct letter of credit or an irrevocable guaranty that is (A) issued by a domestic banking institution rated at least A by each Rating Agency and (B) assigned to the Collateral Agent, which amount shall in no event exceed four and one-half percent (4.5%) of the aggregate Outstanding Balances of all Eligible Receivables as of such date.

     "Permitted Investments" shall mean any one or more of the following:

          (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government maturing on or before the Settlement Date following the date of acquisition thereof;

          (ii) marketable securities issued by any agency of the United States Government maturing on or before the Settlement Date following the date of acquisition thereof;

          (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing on or before the Settlement Date following acquisition thereof and, at the time of acquisition, having the highest rating obtained from each Rating Agency;

          (iv) time deposits maturing within 30 days of the date of acquisition thereof or certificates of deposit (including domestic, Eurodollar and Yankee certificates of deposit) or deposit notes or bankers' acceptances maturing on or before the Settlement Date following the date of acquisition thereof, in each case issued by or deposited in, as the case may be, any commercial bank and in each case having a short term debt rating of A-1+ (or the equivalent) from each Rating Agency;

          (v) commercial paper maturing on or before the Settlement Date following the date of acquisition, having a short term debt rating of A-1+ (or the equivalent) from each Rating Agency;

          (vi) promissory notes (including both non-interest bearing discount obligations and interest-bearing obligations payable on demand or on a specified date, or having been called for redemption on a date, not later than the Settlement Date following the date of acquisition), having a long term (secured or unsecured) debt rating of at least AAA (or the equivalent) from each Rating Agency;

          (vii) repurchase obligations with terms of not more than seven days from the date acquired, which obligations are collateralized by securities of the type described in (i) and
     (ii) above in an amount not less than 102% of such obligations and each counterparty in respect of which is an entity which is monitored by, reports to, and is recognized as a primary dealer by the Federal Reserve Bank of New York (a "Primary Dealer") having a minimum long term debt rating of AAA (or the equivalent) by each Rating Agency; provided that all such collateral be held in a custody account designated by JSC; and

          (viii) investments in money market funds rated AAA-m or AAA-mg (or the equivalent) by each Rating Agency or otherwise approved in writing by each Rating Agency; it being understood and agreed that all investments described in this clause (viii) shall be deemed to have a daily maturity.

     "Permitted Liens" shall mean (i) Liens for taxes, assessments or charges of any governmental authority for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords, carriers, warehousemen, mechanics and materialmen imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (iii) any right of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim; (iv) Liens of a collecting bank under Section 4-208 of the UCC; (v) Liens created by the Facility Documents; (vi) other Liens not described in clause (i) above in favor of the PBGC or the IRS or any lien creditor (as defined in Section 9-301(3) of the UCC) which do not give rise to a Liquidation Event under clause (l) or
(n) of the definition thereof; and (vii) Liens on the Short-Term Note and the capital stock of Finco in favor of Persons who provide financing to JSC and/or the Seller.

     "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

     "Pro Rata Share" shall mean, (a) with respect to the Series A Bank, 100% and (b) with respect to any Series B Bank, (i) on any date prior to the Liquidation Period, a fraction, the numerator of which equals the Series B Commitment of such Series B Bank and the denominator of which equals the Series B Facility Amount, and
(ii) on any date during the Liquidation Period, as to any Bank, such Series B Bank's Pro Rata Share immediately prior to the commencement of the Liquidation Period; provided, however, that solely for the purposes of Section 2.04(c) of the Liquidity Agreement, with respect to any Series B Bank (other than a Downgraded Series B Bank which has made a Liquidity Loan in the amount required by Section 2.04(e) of the Liquidity Agreement on or before the date of the proposed Borrowing under Section 2.04(c) of the Liquidity Agreement), "Pro Rata Share" shall mean (i) on any date prior to the Liquidation Period, a fraction, the numerator of which equals the Series B Commitment of such Series B Bank and the denominator of which equals the Series B Facility Amount less the Series B Commitment of each such Downgraded Series B Bank, and
(ii) on any date during the Liquidation Period, such Series B Bank's Pro Rata Share immediately prior to the commencement of the Liquidation Period.

     "Purchase" shall mean a purchase by Finco of Receivables and the Related Security from the Seller made pursuant to Article II of the Receivables Sale Agreement, and shall include any deemed purchase by Finco pursuant to Section 2.01(e) of the Receivables
Sale Agreement.

     "Purchase Discount Rate Reserve Ratio" shall mean, with respect to the Receivables, a percentage calculated in the most recent Settlement Statement in accordance with the following formula:

     PDRR =          TD   x  DR
                         360

        where:

        PDRR  =  the Purchase Discount Rate Reserve Ratio;

        TD    =  the Turnover Days during the prior Collection
                 Period; and

        DR    =  the Discount Rate in the most recent Settlement
                 Statement.

     "Purchase Price" shall mean, with respect to any Purchase under the Receivables Sale Agreement, the aggregate price to be paid by Finco to the Seller, which price shall be computed by multiplying the aggregate Original Balances of the Eligible Receivables included in such Purchase by the then effective Purchase Price Percentage applicable to such Receivables.

     "Purchase Price Percentage" shall mean a percentage calculated in the most recent Settlement Statement to equal 100% minus the sum of (i) the Loss Discount Ratio applicable thereto and (ii) the Purchase Discount Rate Reserve Ratio applicable thereto, as each such ratio has been computed in such Settlement Statement. The Purchase Price Percentage calculated in any Settlement Statement shall be the applicable Purchase Price Percentage from the Settlement Date relating thereto until the next Settlement Date. From the Effective Date to the first Settlement Date, the applicable Purchase Price Percentage shall be as set forth in
Schedule 1 hereto.

     "Purchased Assets" shall mean, with respect to any Purchase,
(a) the Receivables sold to Finco by the Seller on the date thereof, (b) all Related Security relating to such Receivables and
(c) all Collections with respect to, and other proceeds of, such Receivables and such Related Security (including all Receivable Notes received from time to time by the Seller or an Indirect Seller in respect thereof).

     "Rating Agency" shall mean (i) with respect to the Series A Commercial Paper or the Series B Commercial Paper, (A) each of S&P and Duff, and (B) any successor rating agency acceptable to the Facility Agent which issues a rating letter with respect to the Series A Commercial Paper or the Series B Commercial Paper in substitution for S&P or Duff and (ii) with respect to the Term Note and the Liquidity Loans, (A) S&P, or (B) any successor rating agency acceptable to the Term Bank or the Facility Agent, as the case may be, which issues a rating letter with respect to the Term Note or the Liquidity Loans, respectively, in substitution for S&P. If either S&P or Duff, as the case may be, is replaced as the Rating Agency, references to particular ratings shall mean the corresponding rating of such successor Rating Agency.

     "Rating Agency Condition" shall mean, with respect to any circumstance or event, written confirmation from each Rating Agency in writing that the circumstance or event will not result in a lowering or withdrawal of the rating of the Series A Commercial Paper, the Series B Commercial Paper or the Liquidity Loans.

     "Receivable" shall mean all indebtedness of an Obligor (whether constituting an account, chattel paper, or a general intangible) arising from the sale of goods, merchandise or the furnishing of services by the Seller or an Indirect Seller, including all interest or finance charges and other obligations of such Obligor with respect thereto, but excluding in any event any such indebtedness which is not denominated in U.S. Dollars and all Excluded Receivables. Until the Collection Date, each Write-Off and each Receivable Note shall continue to constitute a Receivable until the indebtedness of the Obligor thereunder shall have been paid in full, extinguished by agreement between the Seller or such Indirect Seller and such Obligor, or otherwise extinguished pursuant to applicable law.

     "Receivable Notes" shall mean any promissory notes issued by an Obligor to evidence a Receivable.

     "Receivables Sale Agreement" shall mean that certain
Receivables Purchase and Sale Agreement dated as of February 23,
1995 by and among JSC, the Seller and Finco, as the same may be amended, restated or otherwise modified from time to time.

     "Records" shall mean all Invoices and other documents, books, records and other media for the storage of information (including tapes, disks, computer programs and databases and related property) maintained with respect to the Receivables and the related
Obligors.

     "Refunding Advance" shall mean a Series A Liquidity Loan or a Series B Liquidity Loan, as the case may be, the proceeds of which shall be used (i) to repay maturing Series A Commercial Paper or Series B Commercial Paper, respectively, (ii) to fund the Downgraded Series A Bank Sub-account pursuant to Section 2.04(d) or the Downgraded Series B Bank Sub-account pursuant to Section 2.04(e) or (iii) to refinance Refunding Advances.

     "Regulations G, T, U and X" shall mean Regulations G, T, U and X, respectively, as promulgated by the Board, or any similar regulations substituted for any of the foregoing.

     "Related Security" shall mean with respect to any Receivable:

        (a) all of the Seller's or an Indirect Seller's rights under the related Invoice (other than such Receivable);

        (b) all guarantees, indemnities, warranties, chattel paper, insurance policies and proceeds and security agreements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Invoice related to such Receivable or otherwise;

        (c) all of the Seller's or an Indirect Seller's residual right, title and interest in and to all goods and/or merchandise (including returned, repossessed or foreclosed goods and/or merchandise) the sale of which gave rise to such Receivable;

        (d) all of the Seller's or an Indirect Seller's rights in, to and under the (i) Records, (ii) instruments, checks and other forms of payment and (iii) general intangibles relating to such Receivable;

        (e) when used with respect to Finco, all of Finco's right, title and interest to and rights under the Receivables Sale Agreement and when used with respect to the Seller, all of Seller's right, title and interest to and rights under any Affiliate Receivables Sale Agreement;

        (f) the assignment to Finco or the Collateral Agent, as applicable, of all UCC financing statements covering any collateral security for the payment of any of the foregoing;
     and

        (g)  all proceeds of the foregoing.

     "Remaining Unreserved Series A Carrying Cost Amount" shall have the meaning ascribed to such term in Section 9.07(g)(viii) of the Liquidity Agreement.

     "Remaining Unreserved Series B Carrying Cost Amount" shall have the meaning ascribed to such term in Section 9.07(g)(ix) of the Liquidity Agreement.

     "Replacement Bank" shall have the meaning ascribed to such term in Section 2.09 of the Liquidity Agreement.

     "Replacement Term Bank" shall have the meaning ascribed to such term in Section 2.08 of the Term Loan Agreement.

     "Reporting Date" shall mean, with respect to any Collection
Period, the date which is three Business Days prior to the Settlement Date relating to such Collection Period.

     "Required Reserve Ratios" shall mean, as calculated, separately for each of the Base Amount, the Series A Base Amount and the Series B Base Amount, on the one hand, and the Modified Base Amount, the Series A Modified Base Amount and the Series B Modified Base Amount on the other, in each Settlement Statement,
(a) the Loss Reserve Ratio and (b) the Dilution Reserve Ratio.

     "Reserved Carrying Costs" shall mean, collectively, any Reserved Series A Carrying Costs, any Reserved Series B Carrying
Costs and any Reserved Other Carrying Costs.

     "Reserved Other Carrying Costs" shall mean any of the following items: (i) interest on the Short-Term Note (exclusive of any default interest owed with respect thereto); (ii) interest on the Term Note (exclusive of any default interest owed with respect thereto); (iii) amounts owed to the Agents and the Depositary in respect of fees or expenses; (iv) Ordinary Course Expenses of Finco not in excess of $50,000 in the aggregate during any Collection Period; and (v) Servicer Fees.

     "Reserved Series A Carrying Costs" shall mean any of the following items: (i) interest on any Series A Liquidity Loans owed under the Liquidity Agreement (exclusive of any default interest owed under Sections 4.01(d) and 4.03(b) thereof); (ii) the portion of the face amount of outstanding Series A Commercial Paper attributable to discount (and not principal); (iii) Facility Fees payable to the Series A Bank; and (iv) amounts owed to the Series A Dealer in respect of fees or expenses.

     "Reserved Series B Carrying Costs" shall mean any of the following items: (i) interest on any Series B Liquidity Loans owed under the Liquidity Agreement (exclusive of any default interest owed under Sections 4.01(d) and 4.03(b) thereof); (ii) the portion of the face amount of outstanding Series B Commercial Paper attributable to discount (and not principal); (iii) Facility Fees payable to any Series B Bank; and (iv) amounts owed to the Series B Dealer in respect of fees or expenses.

     "Responsible Officer" shall mean, with respect to any Person, any president, chairman of the board of directors, vice-president (including any senior or executive vice-president), treasurer or any assistant treasurer of such Person, in each case, acting in his or her capacity as such, and, in the case of the Collateral Agent or the Facility Agent shall mean any Vice President, any Assistant Vice President, any Assistant Secretary, any Assistant Treasurer or any officer of each of the Agents customarily performing functions similar to those performed by any of the above-designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

     "Revolving Advance" shall mean any Liquidity Loan other than a Refunding Advance.

     "S&P" shall mean Standard & Poor's Ratings Group, or any successor to the rating agency business thereof.

     "Scheduled Liquidation Commencement Date" shall mean the earlier of (i) the Settlement Date which occurs not more than three calendar months nor less than two calendar months before the fifth anniversary of the Effective Date, as such date may be extended pursuant to Section 2.06 of the Liquidity Agreement, and (ii) the date the Commitments are reduced to zero in accordance with Section 2.06(b) of the Liquidity Agreement.

     "Scheduled Term Loan Payout Commencement Date" shall mean the Settlement Date which occurs not more than three calendar months nor less than two calendar months before the fifth anniversary of the Effective Date of the Term Loan, as such date may be extended pursuant to Section 2.06 of the Term Loan Agreement; provided, however, the Scheduled Term Loan Payout Commencement Date shall in no event be extended beyond the Scheduled Liquidation Commencement Date.

     "Secured Parties" shall mean the Banks, the holders of the Commercial Paper, the Term Bank, the Dealers, the Depositary, the
Facility Agent and the Collateral Agent.

     "Secured Parties Percentage" shall mean a percentage calculated in accordance with the following formula:

        SPP = ALA + ACPA + TLA - DBA
                     BA

        where:

        SPP   =  the Secured Parties Percentage;

        ALA  =  the Aggregate Loan Amount;

        ACPA =  the Aggregate CP Amount;

        TLA  =  the Term Loan Amount;

        DBA = the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the
                 Downgraded Series B Bank Sub-account; and

        BA   =  the Base Amount;

but not greater than 100%.

     "Secured Parties Sub-account" shall mean the sub-account of the Collection Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Secured Parties Sub-account".

     "Securities Act" shall mean the Securities Act of 1933, as amended, and any rule or regulation promulgated thereunder.

     "Seller" shall have the meaning ascribed to such term in the Receivables Sale Agreement.

     "Series A Bank" shall mean Bankers Trust Company or an
Eligible Assignee thereof.

     "Series A Base Amount" as of any date, shall mean the amount equal to (i) the result obtained by multiplying the product of (a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio times (c) the Series A Percentage, plus (ii) the amount on deposit in the Series A Equalization Sub-account which was required to be retained therein pursuant to Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve times the Series A Percentage, minus (iv) the product of the Series A Percentage times 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due, (b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause (5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under Section 4-208 of the UCC or (e) have been bonded in full by or on behalf of the Seller.

     "Series A Base Amount Shortfall" shall mean on any day, the amount by which (i) the amount equal to (a) the Aggregate Series A Loan Amount plus (b) the Aggregate Series A CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (c) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account, exceeds (ii) the Series A Base Amount.

     "Series A Carrying Costs Reserve" shall mean, on any date, the sum of (i) Accrued Series A Carrying Costs as of such date plus
(ii) the product of (a) the amount by which the Aggregate Net Outstandings exceeds the amount which is then being retained in and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account as required by Section 2.07 of the Liquidity Agreement, times (b) the Cost of Funds Rate times (c) the Modified Series A Percentage divided by (d) twelve; provided, however, that Finco may direct the Collateral Agent to increase the Series A Carrying Costs Reserve to the extent necessary to simplify the daily allocations of funds required under Section 9.07 of the Liquidity Agreement.

     "Series A Carrying Costs Sub-account" shall mean the sub-account of the Series A Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to
Section 9.03 of the Liquidity Agreement and designated the "Series A Carrying Costs Sub-account".

     "Series A Cash Collateral Sub-account" shall mean the sub-account of the Collection Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Series A Cash Collateral Sub-account".

     "Series A Commercial Paper" shall mean the promissory notes of Finco issued by Finco in the commercial paper market pursuant to the Series A Depositary Agreement and designated as Series A
Commercial Paper thereunder.

     "Series A Commercial Paper Account" shall have the meaning assigned to such term in Section 3.02 of the Liquidity Agreement.

     "Series A Commercial Paper Deficit" shall have the meaning ascribed to such term in Section 2.03(b) of the Liquidity
Agreement.

     "Series A Commitment" shall mean the commitment of the Series A Bank to make Series A Liquidity Loans up to that dollar amount set forth below its name on the signature pages to the Liquidity Agreement, (or, as applicable, set forth in any amendment to the Liquidity Agreement entered into pursuant to Section 2.09 of the Liquidity Agreement) as such dollar amount may be reduced pursuant to Section 2.06 of the Liquidity Agreement or increased pursuant to
Section 2.08 thereof.

     "Series A Dealer" shall mean (i) Morgan Stanley & Co.
Incorporated in its capacity as a Dealer of Series A Commercial
Paper, (ii) any other Person appointed by Finco to act as a dealer of Series A Commercial Paper, and (iii) any successor of any thereof, for so long as such entity is so engaged by Finco.

     "Series A Depositary Agreement" shall mean the Depositary and Issuing and Paying Agent Agreement, dated as of the date hereof, between Finco and the Depositary relating to the Series A
Commercial Paper, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

     "Series A Dissenting Bank Amount" shall have the meaning ascribed to such term in Section 9.07(g)(v) of the Liquidity
Agreement.

     "Series A Equalization Sub-account" shall mean the sub-account of the Series A Proceeds Account established by the Collateral
Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Series A
Equalization Sub-account".

     "Series A Equalization Surplus" shall mean, on any day, the lesser of (a) the amount retained in the Series A Equalization Sub-account at the beginning of such day and (b) the lesser of (i) the amount by which (A) the Series A Base Amount exceeds (B) the amount equal to (1) the Aggregate Series A Loan Amount plus (2) the Aggregate Series A CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (3) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account, and (ii) the amount by which the Modified Series A Base Amount exceeds the amount equal to (A) the Aggregate Series A Loan Amount plus (B) the Aggregate Series A CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (C) the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account plus (D) the product of (1) the Term Loan Amount times (2) the Series A Percentage.

     "Series A Facility Amount" shall mean the aggregate Series A
Commitment of the Series A Bank.

     "Series A Liquidity Loan" shall have the meaning ascribed to such term in Section 2.01 of the Liquidity Agreement.

     "Series A Liquidity Note" shall have the meaning ascribed to such term in Section 2.02 of the Liquidity Agreement.

     "Series A Percentage" shall mean the product of (A) the amount equal to the Aggregate Series A Loan Amount plus the Aggregate Series A CP Amount minus the account balance of the Downgraded Series A Bank Sub-account divided by (B) the amount equal to the Aggregate Loan Amount plus the Aggregate CP Amount minus the aggregate account balance of the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account; provided, that for purposes of Section 9.08(b)(i)(B) of the Liquidity Agreement only, the term "Series A Percentage" shall mean the product of (A) the amount equal to the aggregate amount of accrued and unpaid interest attributable to the outstanding Series A Liquidity Loans divided by (B) the sum of the aggregate amount of accrued and unpaid interest attributable to the outstanding Series A Liquidity Loans plus the aggregate amount of accrued and unpaid interest attributable to the outstanding Series B Liquidity Loans; provided, further, that for purposes of Section 9.08(b)(i)(F) of the Liquidity Agreement only, the term "Series A Percentage" shall mean the product of (A) the amount equal to the aggregate amount of Facility Fees payable to the Series A Bank divided by (B) the sum of the aggregate amount of Facility Fees payable to the Series A Bank plus the aggregate amount of Facility Fees payable to the Series B Banks.

     "Series A Proceeds Account" shall have the meaning assigned to such term in Section 9.03 of the Liquidity Agreement.

     "Series A Reimbursement Amount" shall have the meaning ascribed to such term in Section 9.07(g)(iii) of the Liquidity
Agreement.

     "Series A Remaining CP Amount" shall have the meaning ascribed to such term in Section 9.07(g)(i) of the Liquidity Agreement.

     "Series A Shortfall" shall mean, on any day, the amount equal to the greater of the Modified Base Amount Shortfall and the Series A Base Amount Shortfall.

     "Series A Transfer Account" shall mean that segregated account established by the Facility Agent for purposes of administering amounts received from the Series A Bank in respect of Series A Liquidity Loans (it being understood that no proceeds of any Series B Liquidity Loans or other amounts provided by Series B Banks may be held in the Series A Transfer Account).

     "Series A Trigger Percentage" shall mean a fraction (expressed as a percentage), (x) the numerator of which is the aggregate outstanding principal amount of the Series A Liquidity Loans minus the amount on deposit and credited to the Downgraded Series A Bank Sub-account, in each case on the day on which the Trigger Event occurs, and (y) the denominator of which is the Adjusted Series A Base Amount on the day on which the Trigger Event occurs.

     "Series B Banks" shall mean those financial institutions which have agreed, pursuant to the Liquidity Agreement or an Assignment and Acceptance, to make Series B Liquidity Loans pursuant to the Liquidity Agreement.

     "Series B Base Amount" as of any date, shall mean the amount equal to (i) the result obtained by multiplying the product of
(a) the Net Eligible Receivables times (b) 100% minus the Applicable Reserve Ratio times (c) the Series B Percentage, plus
(ii) the amount on deposit in the Series B Equalization Sub-account which was required to be retained therein pursuant to Section 2.07 of the Liquidity Agreement, minus (iii) the Discount Rate Reserve times the Series B Percentage, minus (iv) the product of the Series B Percentage times 1.1 times the dollar amount of any Liens that attach to all of the Eligible Receivables unless such Liens (a) are for taxes, assessments or charges of any governmental authority for amounts not yet due, (b) are Liens arising under the Facility Documents, (c) are rights of offset of an Obligor with respect to payment of a Receivable which has the economic effect of a priority claim and as to which a deduction has been made in accordance with clause (5) of the definition of "Eligible Receivable," (d) are Liens of a collecting bank under Section 4-208 of the UCC or
(e) have been bonded in full by or on behalf of the Seller.

     "Series B Base Amount Shortfall" shall mean on any day, the amount by which (i) the amount equal to (a) the Aggregate Series B Loan Amount plus (b) the Aggregate Series B CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (c) the aggregate amount on deposit and credited to the Downgraded Series B Bank Sub-account, exceeds (ii) the Series B Base Amount.

     "Series B Carrying Costs Reserve" shall mean, on any date, the sum of (i) Accrued Series B Carrying Costs as of such date plus
(ii) the product of (a) the amount by which the Aggregate Net Outstandings exceeds the amount which is then being retained in and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account as required by Section 2.07 of the Liquidity Agreement, times (b) the Cost of Funds Rate times (c) the Modified Series B Percentage divided by (d) twelve; provided, however, that Finco may direct the Collateral Agent to increase the Series B Carrying Costs Reserve to the extent necessary to simplify the daily allocations of funds required under Section 9.07 of the Liquidity Agreement.

     "Series B Carrying Costs Sub-account" shall mean the sub-account of the Series B Proceeds Account established by the Collateral Agent (for administrative purposes only) pursuant to
Section 9.03 of the Liquidity Agreement and designated the "Series B Carrying Costs Sub-account".

     "Series B Cash Collateral Sub-account" shall mean the sub-account of the Collection Account established by the Collateral Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Series B Cash Collateral Sub-account".

     "Series B Commercial Paper" shall mean the promissory notes of Finco issued by Finco in the commercial paper market pursuant to the Series B Depositary Agreement and designated as Series B
Commercial Paper thereunder.

     "Series B Commercial Paper Account" shall have the meaning assigned to such term in Section 3.02 of the Liquidity Agreement.

     "Series B Commercial Paper Deficit" shall have the meaning ascribed to such term in Section 2.03(c) of the Liquidity
Agreement.

     "Series B Commitment" shall mean, as to any Series B Bank, its commitment to make Series B Liquidity Loans up to that dollar amount set forth below its name on the signature pages to the Liquidity Agreement, (or, as applicable, set forth in any amendment to the Liquidity Agreement entered into pursuant to Section 2.09 of the Liquidity Agreement or set forth in any Assignment and Acceptance entered into pursuant to Section 12.03(a) of the Liquidity Agreement) as such dollar amount may be reduced pursuant to Section 2.06 of the Liquidity Agreement or increased pursuant to
Section 2.08 thereof, and "Series B Commitments" shall mean the aggregate commitments of the Series B Banks to make Series B Liquidity Loans up to the Series B Facility Amount.

     "Series B Dealer" shall mean (i) BT Securities Corporation and Morgan Stanley & Co. Incorporated, each in its capacity as a Dealer of Commercial Paper, (ii) any other Person appointed by Finco to act as a dealer of Series B Commercial Paper and (iii) any successor of any thereof, for so long as any such entity is so engaged by Finco.

     "Series B Depositary Agreement" shall mean the Depositary and Issuing and Paying Agent Agreement, dated as of the date hereof, between Finco and the Depositary relating to the Series B
Commercial Paper, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

     "Series B Dissenting Bank Amount" shall have the meaning ascribed to such term in Section 9.07(g)(vi) of the Liquidity
Agreement.

     "Series B Equalization Sub-account" shall mean the sub-account of the Series B Proceeds Account established by the Collateral
Agent (for administrative purposes only) pursuant to Section 9.03 of the Liquidity Agreement and designated the "Series B
Equalization Sub-account".

     "Series B Equalization Surplus" shall mean, on any day, the lesser of (a) the amount retained in the Series B Equalization Sub-account at the beginning of such day and (b) the lesser of (i) the amount by which (A) the Series B Base Amount exceeds (B) the amount equal to (1) the Aggregate Series B Loan Amount plus (2) the Aggregate Series B CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (3) the aggregate amount on deposit and credited to the Downgraded Series B Bank Sub-account, and (ii) the amount by which the Modified Series B Base Amount exceeds the amount equal to (A) the Aggregate Series B Loan Amount plus (B) the Aggregate Series B CP Amount (in each case after giving effect to any New Credit Event or Refunding Advance on such day and the application of proceeds therefrom) minus (C) the aggregate amount on deposit and credited to the Downgraded Series B Bank Sub-account plus (D) the product of (1) the Term Loan Amount times (2) the Series B Percentage.

     "Series B Facility Amount" shall mean the aggregate Series B
Commitments of the Series B Banks.

     "Series B Liquidity Loan" shall have the meaning ascribed to such term in Section 2.01(b) of the Liquidity Agreement.

     "Series B Liquidity Note" shall have the meaning ascribed to such term in Section 2.02(c) of the Liquidity Agreement.

     "Series B Percentage" shall mean the product of (A) the amount equal to the Aggregate Series B Loan Amount plus the Aggregate Series B CP Amount minus the account balance of the Downgraded Series B Bank Sub-account divided by (B) the amount equal to the Aggregate Loan Amount plus the Aggregate CP Amount minus the aggregate account balance of the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account; provided, that for purposes of Section 9.08(b)(i)(B) of the Liquidity Agreement only, the term "Series B Percentage" shall mean the product of (A) the amount equal to the aggregate amount of accrued and unpaid interest attributable to the outstanding Series B Liquidity Loans divided by (B) the sum of the aggregate amount of accrued and unpaid interest attributable to the outstanding Series B Liquidity Loans plus the aggregate amount of accrued and unpaid interest attributable to the outstanding Series A Liquidity Loans; provided, further, that for purposes of Section 9.08(b)(i)(F) of the Liquidity Agreement only, the term "Series B Percentage" shall mean the product of (A) the amount equal to the aggregate amount of Facility Fees payable to the Series B Banks divided by (B) the sum of the aggregate amount of Facility Fees payable to the Series B Banks plus the aggregate amount of Facility Fees payable to the Series A Bank.

     "Series B Proceeds Account" shall have the meaning assigned to such term in Section 9.03 of the Liquidity Agreement.

     "Series B Reimbursement Amount" shall have the meaning ascribed to such term in Section 9.07(g)(iv) of the Liquidity
Agreement.

     "Series B Remaining CP Amount" shall have the meaning ascribed to such term in Section 9.07(g)(ii) of the Liquidity Agreement.

     "Series B Shortfall" shall mean, on any day, the amount equal to the greater of the Modified Base Amount Shortfall and the Series B Base Amount Shortfall.

     "Series B Transfer Account" shall mean that segregated account established by the Facility Agent for purposes of administering amounts received from Series B Banks in respect of Series B Liquidity Loans (it being understood that no proceeds of any Series A Liquidity Loans or other amounts provided by the Series A Bank may be held in the Series B Transfer Account).

     "Series B Trigger Percentage" shall mean a fraction (expressed as a percentage), (x) the numerator of which is the aggregate outstanding principal amount of the Series B Liquidity Loans minus the amount on deposit and credited to the Downgraded Series B Bank Sub-account, in each case on the day on which the Trigger Event occurs, and (y) the denominator of which is the Adjusted Series B Base Amount on the day on which the Trigger Event occurs.

     "Servicer" shall mean, on any date, the Person then authorized pursuant to Article V of the Receivables Sale Agreement to service, administer and collect the Receivables on behalf of Finco.

     "Servicer Fee" shall mean the fee payable to the Servicer by Finco pursuant to Section 5.03(c) of the Receivables Sale
Agreement.

     "Servicer Termination Event" shall mean any of the following events:

        (a) an Insolvency Event shall occur with respect to the Servicer and, if such Insolvency Event arises as a result of an involuntary petition filed against the Servicer, shall have remained undismissed and unstayed for a period of 60 days (or, if earlier, the date on which an order for relief shall be entered against the Servicer in any such involuntary case or proceeding);

        (b) the Servicer shall fail to (i) make any payment, transfer, advance or deposit, or otherwise to apply any funds in respect of the Collections on the date and in the manner the Servicer is required to do so under the Receivables Sale Agreement or (ii) remit any other amount when due under the Receivables Sale Agreement or remit any Settlement Statement or Daily Report or other information required under the Receivables Sale Agreement when due, and, in the case of clause (i) or clause (ii), a continuation of such failure for a period of seven (7) Business Days after the date on which a Responsible Officer of the Servicer has actual knowledge of such failure; provided, however, that if the Servicer is unable to make a payment described above as a result of a Force Majeure Event, then the time period described above shall be extended for so long as such Force Majeure Event renders the Servicer unable to make such payment, but in no event shall such extension exceed ten (10) Business Days;

        (c) the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Receivables Sale Agreement on its part to be performed or observed, if (i) such failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Facility Agent and (ii) a Material Adverse Effect exists as a result of such failure and continues during such thirty-day period; or

        (d) any representation or warranty made or deemed made by or on behalf of the Servicer under or in connection with the Receivables Sale Agreement or other information or report delivered by the Servicer pursuant thereto shall prove to have been false or incorrect in any material respect when made or deemed made, and a Material Adverse Effect exists as a result of such breach and continues thirty (30) days after written notice from the Facility Agent.

     "Settlement Date" shall mean, with respect to any Collection
Period, the 22nd calendar day of the next succeeding Collection
Period, or if such day is not a Business Day, then the immediately succeeding Business Day.

     "Settlement Statement" shall mean a report prepared by the Servicer pursuant to Section 5.03(b) of the Receivables Sale Agreement and signed by officers of Finco and of the Servicer certifying, among other things, that no Liquidation Event or Unmatured Liquidation Event has occurred and is continuing, or, if any such Liquidation Event or Unmatured Liquidation Event has occurred and is continuing, describing such event and the steps, if any, which are being taken in respect thereof. Each Settlement Statement shall be in substantially the form of Exhibit D-1 or Exhibit D-2, as applicable, to the Receivables Sale Agreement.

     "Short-Term Loans" shall mean those certain loans which the Seller may advance to Finco from time to time in lieu of cash payment of the Purchase Price as provided in Section 2.02 of the Receivables Sale Agreement, which loans are evidenced by and subject to the terms and provisions of the Short-Term Note.

     "Short-Term Note" shall mean that certain Short-Term Note issued by Finco in favor of the Seller pursuant to Section 2.02(d) of the Receivables Sale Agreement.

     "Stated Liquidity Facility Maturity Date" shall mean the twelfth Settlement Date from and after the Termination Date.

     "Stated Term Loan Maturity Date" shall mean the twelfth
Settlement Date from and after the Termination Date.

     "Subsidiary" shall mean, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Taxes" shall have the meaning ascribed to such term in
Section 4.08(a) of the Liquidity Agreement.

     "Term Bank" shall mean Bank Brussels Lambert, New York Branch, or any Eligible Assignee of such financial institution pursuant to
Section 9.03 of the Term Loan Agreement.

     "Term Loan" has the meaning set forth in Section 2.01 of the Term Loan Agreement.

     "Term Loan Agreement" shall mean that certain Term Loan
Agreement dated as of February 23, 1995, by and among Finco and the Term Bank as the same may be amended, restated or otherwise modified from time to time.

     "Term Loan Amount" shall mean, on any date, the then aggregate outstanding principal amount of the Term Loan.

     "Term Loan Commitment" shall mean the obligation of the Term
Bank to make the Term Loan to Finco pursuant to Section 2.01 in an aggregate principal amount not to exceed $15,000,000.

     "Term Loan Percentage" shall mean the product of (a) the Term Loan Amount divided by (b) the amount equal to (1) the Aggregate Net Outstandings minus (2) the amount which is then being retained in and credited to the Series A Equalization Sub-account and the Series B Equalization Sub-account as required by Section 2.07 of the Liquidity Agreement.

     "Term Note" shall mean that certain promissory note evidencing the Term Loan made by Finco and delivered to the Term Bank pursuant to Section 2.03 of the Term Loan Agreement.

     "Term-Only Liquidation Period" shall mean the period commencing on the date on which Finco is obligated to prepay the Term Loan pursuant to Section 2.07(d) of the Term Loan Agreement.

     "Term-Only Liquidation Period Notice" shall have the meaning ascribed to such term Section 2.07(d) of the Term Loan
Agreement.


     "Termination Date" shall mean the date on which the Liquidation Period commences.

     "Trigger Event" shall mean the earlier to occur of (x) the first date on which a Liquidation Event of the type described in clause (g) of the definition of Liquidation Event shall occur with respect to Finco, and (y) the first day on which the obligation of the Banks to make Refunding Loans terminates for any reason other than (i) the occurrence of the Commitment Termination Date with respect thereto, or (ii) the amount equal to the aggregate outstanding principal amount of the Liquidity Loans minus the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account, equalling or exceeding the Adjusted Base Amount; provided that if the Trigger Event shall have occurred as a result of involuntary bankruptcy petition being filed against Finco and such proceedings shall have been dismissed prior to the Termination Date, then for purposes of future calculations and distributions the Trigger Event shall be deemed not to have occurred.

     "Trigger Percentage" shall mean a fraction (expressed as a percentage), (x) the numerator of which is the aggregate outstanding principal amount of the Liquidity Loans on the day on which the Trigger Event occurs minus the aggregate amount on deposit and credited to the Downgraded Series A Bank Sub-account and the Downgraded Series B Bank Sub-account on such day, and (y) the denominator of which is the Adjusted Base Amount on the day on which the Trigger Event occurs.

     "Turnover Days" shall mean, as calculated in any Settlement Statement, that period (expressed in days) calculated as (a) one-half of the sum of the aggregate Outstanding Balances of such Receivables as of the last two Cut-Off Dates divided by (b) the aggregate Original Balances of such Receivables generated during the most recent Collection Period multiplied by (c) the number of days in such Collection Period. From the Effective Date until the first Settlement Statement, the Turnover Days shall be calculated as set forth on Schedule 1, and the underlying calculations for each of the three Collection Periods preceding the first Settlement Date to be used in future calculations of such Turnover Days shall be as set forth in such Schedule 1.

     "Type" of Borrowing shall mean a Base Rate Borrowing or Euro-dollar Borrowing, as the case may be.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of New York, except to the extent that the validity or perfection of any Lien created under any Facility Document or any remedy in respect thereof is governed by the laws of a jurisdiction other than the State of New York, in which case (but only to such extent) the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

     "Unmatured Liquidation Event" shall mean an event or condition which, with the passage of time or the giving of notice or both, would constitute a Liquidation Event.

     "Unreserved Other Carrying Costs" shall mean any of the following items (but in any event without duplication of any Reserved Other Carrying Costs): (i) default interest owed under
Section 2.04 of the Receivables Sale Agreement, and default interest owed on the Term Note and the Short-Term Note; (ii) Ordinary Course Expenses of Finco in excess of $50,000 in the aggregate during any Collection Period; (iii) indemnification amounts owed to the Agents or the Term Bank under Sections 4.06 or 9.04(b) of the Liquidity Agreement; (iv) other amounts payable to the Facility Agent in accordance with Sections 4.08 and 12.07 of the Liquidity Agreement; (v) other amounts payable to the Agents or the Term Bank in accordance with Section 9.05 of the Liquidity Agreement; (vi) indemnification and other amounts owed under Sections 3.04, 8.03 and 9.07 of the Term Loan Agreement; (vii) other amounts payable in accordance with Sections 3.02, 3.03 and
3.05 of the Term Loan Agreement; and (viii) indemnification amounts owed under Section 8(b) of any Depositary Agreement and (ix) indemnification amounts owed under Section 10.03 of the Liquidity Agreement (other than amounts payable thereunder to any Bank).

     "Unreserved Series A Carrying Costs" shall mean any of the following items (but in any event without duplication of any Reserved Series A Carrying Costs): (i) default interest owed under Sections 4.01(d) or 4.03(b) of the Liquidity Agreement in respect of Series A Liquidity Loans; (ii) indemnification amounts owed to the Series A Bank under Sections 4.06 and 9.04(b) of the Liquidity Agreement; (iii) other amounts payable to the Series A Bank in accordance with Sections 4.04, 4.08, 9.05, 10.03 and 12.07 of the Liquidity Agreement; and (iv) indemnification amounts owed by Finco under any Dealer Agreement to a Series A Dealer or any related indemnitee.

     "Unreserved Series B Carrying Costs" shall mean any of the following items (but in any event without duplication of any Reserved Series B Carrying Costs): (i) default interest owed under Sections 4.01(d) or 4.03(b) of the Liquidity Agreement in respect of Series B Liquidity Loans; (ii) indemnification amounts owed to any Series B Bank under Sections 4.06 and 9.04(b) of the Liquidity Agreement; (iii) other amounts payable to any Series B Bank in accordance with Sections 4.04, 4.08, 9.05, 10.03 and 12.07 of the Liquidity Agreement; and (iv) indemnification amounts owed by Finco under any Dealer Agreement to a Series B Dealer or any related indemnitee.

     "Write-Off" shall mean all or a portion of a Receivable that, consistent with the applicable Credit and Collection Policy, has been or should be (i) specifically assigned to a category reserved for doubtful Receivables or otherwise recorded on the Seller's or Finco's books as a Receivable the collectibility of which is doubtful or (without duplication) (ii) written off the Seller's or Finco's books as uncollectible.

SCHEDULE 1 to ANNEX 1



      Chart of Assumed Values to be used from Effective Date

[To be attached, and to include the following:


Aged Receivables Ratio

underlying calculations for Aged Receivables Ratio

Carrying Costs Percentage

Cost of Funds Rate

underlying calculations for Dilution Ratio

Dilution Reserve Ratio

Dilution Ratios

Discount Rate

underlying calculations for Loss Discount Ratio

Loss Reserve Ratio

underlying calculations for Loss Reserve Ratio

underlying calculations for Loss to Liquidation Ratio

Minimum Required Reserve Ratio

Purchase Price Percentage

Turnover Days

underlying calculations for Turnover Days]



                                                          EXHIBIT A

                     [FORM OF SHORT-TERM NOTE]


        The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Obligations (as defined in the Liquidity Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Liquidity Agreement dated as of February 23, 1995 among the maker hereof and certain other parties (the "Liquidity Agreement"). All payments of principal and interest under this instrument shall be made subject to Sections 9.07(g) and 9.08 of the Liquidity Agreement. No such payments may be made under this instrument following the Termination Date (as defined in the Liquidity Agreement) until the Obligations have been satisfied in full and all outstanding Commercial Paper (as defined in the Liquidity Agreement) have been cash collateralized in full in accordance with the terms of the Liquidity Agreement.

                          SHORT-TERM NOTE


$50,000,000                                         _______________
                                                  ___________, 1995


     FOR VALUE RECEIVED, the undersigned, JEFFERSON SMURFIT FINANCE CORPORATION, a Delaware corporation, ("Finco") hereby promises to pay to the order of [Jefferson Smurfit Corporation (U.S.)], a Delaware corporation (together with its successors and assigns, the "Lender"), to the "Lender's Account" (as defined below) in lawful money of the United States of America and in immediately available funds, (i) on each Settlement Date prior to the commencement of the Liquidation Period, the aggregate unpaid principal amount of each Short-Term Loan made hereunder more than ninety (90) days prior to such Settlement Date if permitted pursuant to Section 9.07 of the Liquidity Agreement; (ii) on each Business Day during the Liquidation Period, the Lender's pro rata share of the amount of cash on deposit in the Series A Proceeds Account, the Series B Proceeds Account and the Collection Account permitted to be paid to the Seller under Section 9.08 of the Liquidity Agreement, up to the aggregate unpaid principal sum then outstanding of all Short-Term Loans made from time to time by the Lender to Finco; and (iii) on the date which is one year after the Collection Date, the principal sum of FIFTY MILLION Dollars ($50,000,000) or, if less than such principal sum, the aggregate unpaid principal sum outstanding of all Short-Term Loans made from time to time by the Lender to Finco (it being understood that the terms of the "RPSA" described below may restrict the making of such Short Term Loans in excess of ten percent of the aggregate Outstanding Balance of Eligible Receivables).

     This Short-Term Note is referred to in and was executed and delivered pursuant to that certain Receivables Purchase and Sale Agreement dated as of February 23, 1995 (as such agreement may be amended, restated or otherwise modified from time to time, the "RPSA"). Reference to the RPSA is hereby made for a statement of the terms and conditions under which the Short-Term Loans evidenced hereby have been and will be made. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the RPSA shall have the meanings assigned to such terms in the RPSA.

     Finco further promises to pay interest on the outstanding unpaid principal amount hereof, as provided in the RPSA, for each day from the date hereof until payment in full hereof at a rate equal to the Eurodollar Rate for such day plus one-half of one percent (0.5%); provided, however, that if Finco shall default in the payment of any principal hereof, Finco promises to pay interest on any such unpaid amounts, from and after the Business Day immediately following the Business Day Finco receives notice thereof from the Lender to the date of actual payment, at two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder (but in no case higher than the highest lawful rate). Interest shall be payable on each Settlement Date in arrears.

     Finco may at any time and from time to time prepay the outstanding indebtedness evidenced hereby, in whole or in part, without premium or penalty.

     The Lender is authorized and directed by Finco to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each Short-Term Loan made by it which is evidenced by this Short-Term Note and the amount of each payment of principal made by Finco, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided, that neither the failure of the Lender to make any such entry nor any error therein shall expand, limit or affect the obligations of Finco hereunder.

     All payments of principal and interest in respect of this Short-Term Note shall be made to the Lender in lawful money of the United States of America in same day funds to the Lender's account at such place as shall be designated from time to time in writing by the Lender for such purpose in accordance with the terms of the RPSA (the "Lender's Account").

     The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Obligations pursuant to, and to the extent provided in, the Liquidity Agreement and the other agreements, documents and instruments delivered in connection therewith, including, without limitation, Obligations that would become due except for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. para. 362(a), and interest fees and charges that, but for the filing of a petition in bankruptcy with respect to Finco would accrue on such Obligations whether or not a claim is allowed against Finco for the same in such proceedings (collectively, the "Senior Claim" and the holders thereof, from time to time, being referred to herein as the "Senior Holders"). All payments of principal and interest under this instrument shall be made subject to Sections 9.07(g) and 9.08 of the Liquidity Agreement.

     Lender agrees that upon any distribution of the assets or readjustment of the obligations of Finco, whether by reason of voluntary or involuntary liquidation, dissolution, winding up, composition, bankruptcy, reorganization, arrangement, receivership, assignment for the benefit of creditors or any marshalling of its assets or the readjustment of its liabilities or any other action or proceeding whether partial or total (collectively, "Bankruptcy Proceeding"), Senior Holders shall be entitled to receive cash payment in full of lawful money of the United States of America of any and all Senior Claims in accordance with their respective terms prior to the payment of, or other distribution in respect of, all or any part of the indebtedness or other obligations hereunder.

     In order to enable any Senior Holder or any such trustee, agent or representative acting on behalf of any such Senior Holder, to enforce their rights hereunder in any Bankruptcy Proceeding, such Senior Holders are hereby irrevocably authorized and empowered in their respective discretion to present for and on behalf of Lender such proofs of claim against Finco on account of the indebtedness or other obligations hereunder as such Senior Holder may deem expedient or proper and to vote such proofs of claim in any such Bankruptcy Proceeding, and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any Senior Claim in accordance with the provisions of the Liquidity Agreement. Lender agrees to execute and deliver any assignments or instruments which may be expedient or necessary to enable any Senior Holder to enforce any such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of this Short-Term Note.

     Lender further agrees that it shall not (i) challenge the legality, validity, enforceability or priority of the Senior Claim or the legality, validity, enforceability, perfection or priority of the liens granted in support of the Senior Claim or the rights of Senior Holders in respect of the Senior Claim, (ii) exercise any remedy or commence, prosecute or participate in any action, whether private, judicial, equitable, administrative or otherwise, including without limitation any bankruptcy case, against Finco or any of its assets to enforce any rights under or in respect of this Short-Term Note or otherwise take any action to collect, recover or seek enforcement of payment of this Short-Term Note prior to one year plus one day after the Collection Date (as defined in the Liquidity Agreement); provided that this paragraph shall not prohibit (subject to the subordination terms hereof) Lender from filing a proof of claim or otherwise participating in any such proceeding not commenced by it or Finco to the extent the Senior Holder does not file a proof of claim in respect of this Short-Term Note pursuant to the preceding paragraph.

     In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, Lender shall have received any payment under or in respect of this Short-Term Note at a time when such payment is prohibited and before the principal, interest and all other amounts constituting the Senior Claim are paid in full in cash in accordance with their respective terms, then in such event such payment or distribution shall be received and held in trust for the Senior Holders and shall be paid over or delivered to such Senior Holders or their agent to the extent necessary to pay in full, in accordance with its terms the principal, interest and all other amounts of such Senior Claim after giving effect to any concurrent payment or distribution to the Senior Holders in respect of such Senior Claim.

     To the extent that Finco makes any payment on the Senior Claim which is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver or any other party under any Bankruptcy Proceeding or otherwise (such payment being hereinafter referred to as a "Voided Payment") then, to the extent of such voided payment, that portion of the Senior Claim which had previously been satisfied by such Voided Payment shall be revived to continue in full force and effect as if such Voided Payment had never been made and, until the amount of such Voided Payment is fully and finally restored to the Senior Holders, the foregoing subordination provisions shall be in full force and effect with respect to the obligations of Finco hereunder.

     The foregoing subordination provisions shall not be released, discharged or otherwise affected by:

        (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Seller, the Servicer, Finco or JSC (each, a "Relevant Person") under any Facility Document, by operation of law or otherwise;

        (2) any modification or amendment of or supplement to any Facility Document;

        (3) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Relevant Person under any Facility Document;

        (4) any change in the corporate existence, structure or ownership of any Relevant Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Relevant Person or its assets or any resulting release or discharge of any obligation of any Relevant Person contained in any Facility Document;

        (5) the existence of any claim, set-off or other rights which the holder hereof may have at any time against any Relevant Person, including any Agent and any Bank, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (6) any invalidity or unenforceability relating to or against any Relevant Person for any reason of any Facility Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Relevant Person of any amount payable by any Relevant Person under any Facility Document; or

        (7) any other act or omission to act or delay of any kind by any Relevant Person, any Agent, any Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such subordination provisions.

     This Short-Term Note shall not be amended or modified except in accordance with Section 7.01 of the RPSA.

     This Short-Term Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of New York but otherwise without regard to conflicts of laws principles).
Wherever possible each provision of this Short-Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Short-Term Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Short-Term Note.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

                 JEFFERSON SMURFIT FINANCE CORPORATION


                 By:______________________________
                    Name:  _______________________
                    Title:  ______________________


                             Schedule
                                to
                          SHORT-TERM NOTE


                  LOANS AND PAYMENTS OF PRINCIPAL


         Amount         Amount         Unpaid
           of             of          Principal    Notation
Date      Loan      Principal Paid     Balance     made by








                                                     EXHIBIT B


               CREDIT AND COLLECTION POLICY


                                                      EXHIBIT C-1


                       FORM OF DAILY REPORT
                     (PRE-LIQUIDATION PERIOD)

                                                        EXHIBIT C-2



                       FORM OF DAILY REPORT
                     (POST-LIQUIDATION PERIOD)

                                                        EXHIBIT D-1



                   FORM OF SETTLEMENT STATEMENT
                     (PRE-LIQUIDATION PERIOD)

                                                        EXHIBIT D-2



                   FORM OF SETTLEMENT STATEMENT
                     (POST-LIQUIDATION PERIOD)

                                                          EXHIBIT E



                      AGREED UPON PROCEDURES



        Procedures set forth in the second sentence of
        Section 7.01(c) of the Liquidity Agreement.

                              ANNEX I
                                TO
                       ASSUMPTION AGREEMENT

              Amendments to [Schedule][Exhibit] __ of
                  the [RPSA][Liquidity Agreement]



     [Set forth the changes to each exhibit and schedule to the RPSA and the Liquidity Agreement, to the extent applicable, in a separate annex hereto. Also, indicate the applicable Purchase Price for the period after the effectiveness of the Assumption Agreement and the next succeeding Settlement Statement.]




                                                     Execution Copy
















              RECEIVABLES PURCHASE AND SALE AGREEMENT

                   Dated as of February 23, 1995

                               among

               JEFFERSON SMURFIT CORPORATION (U.S.),
                           as the Seller

               JEFFERSON SMURFIT CORPORATION (U.S.),
                      as the Initial Servicer

                         and

              JEFFERSON SMURFIT FINANCE CORPORATION,
                         as the Purchaser

                         TABLE OF CONTENTS


ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . .  1
     1.01.   Certain Definitions . . . . . . . . . . . . . . . .  1
     1.02.   Accounting Terms. . . . . . . . . . . . . . . . . .  1
     1.03.   Other Terms.. . . . . . . . . . . . . . . . . . . .  1
     1.04.   Computation of Time Periods . . . . . . . . . . . .  2

ARTICLE II   AMOUNTS AND TERMS OF THE PURCHASES AND
             CONTRIBUTIONS . . . . . . . . . . . . . . . . . . .  2
     2.01.   Agreement to Purchase or to Contribute. . . . . . .  2
     2.02. Initial Purchase Date Transactions; Seller's Representations; Payment for Purchases;
             Adjustments to Purchase Price . . . . . . . . . . .  5
     2.03.   Calculation of Purchase Price . . . . . . . . . . .  8
     2.04.   Payments and Computations, Etc. . . . . . . . . . .  8
     2.05.   Transfer of Records to Finco. . . . . . . . . . . .  9
     2.06.   Indirect Seller.. . . . . . . . . . . . . . . . . .  9

ARTICLE III  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 10
     3.01.   Representations and Warranties of the Seller. . . . 10
     3.02.   Representations and Warranties of Finco . . . . . . 15
     3.03.   Representations and Warranties of Servicer. . . . . 16

ARTICLE IV  GENERAL COVENANTS. . . . . . . . . . . . . . . . . . 18
     4.01.   Affirmative Covenants of the Seller . . . . . . . . 18
     4.02.   General Reporting Requirements of the Seller. . . . 22
     4.03.   Negative Covenants of the Seller. . . . . . . . . . 23
     4.04.   Covenants of JSC. . . . . . . . . . . . . . . . . . 24

ARTICLE V  ADMINISTRATION AND COLLECTION . . . . . . . . . . . . 26
     5.01.   Collection of Receivables.. . . . . . . . . . . . . 26
     5.02.   Designation of Servicer . . . . . . . . . . . . . . 28
     5.03.   Duties of the Servicer; Daily Reports and
             Settlement Statements; Servicer Fee . . . . . . . . 29
     5.04.   Responsibilities of the Seller. . . . . . . . . . . 32
     5.05.   Further Action Evidencing Purchases and
             Contributions . . . . . . . . . . . . . . . . . . . 32
     5.06.   Application of Collections. . . . . . . . . . . . . 33
     5.07.   Performance by Finco. . . . . . . . . . . . . . . . 33

ARTICLE VI  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . 33
     6.01.   Indemnities by the Seller . . . . . . . . . . . . . 33
     6.02.   Indemnity by Servicer . . . . . . . . . . . . . . . 35
     6.03.   General Indemnity Provisions. . . . . . . . . . . . 35

ARTICLE VII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 36
     7.01.   Amendments, Etc . . . . . . . . . . . . . . . . . . 36
     7.02.   Notices, Etc. . . . . . . . . . . . . . . . . . . . 37
     7.03.   No Waiver; Remedies.. . . . . . . . . . . . . . . . 37
     7.04.   Binding Effect; Assignability . . . . . . . . . . . 37
     7.05. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF PERSONAL SERVICE AND VENUE; WAIVER OF JURY TRIAL. . 39
     7.06.   Costs, Expenses and Taxes . . . . . . . . . . . . . 39
     7.07.   Confidentiality . . . . . . . . . . . . . . . . . . 40
     7.08.   Execution in Counterparts; Severability . . . . . . 41
     7.09.   Termination Date. . . . . . . . . . . . . . . . . . 41
     7.10.   No Recourse . . . . . . . . . . . . . . . . . . . . 41
     7.11.   No Proceedings. . . . . . . . . . . . . . . . . . . 42
     7.12.   Entire Agreement. . . . . . . . . . . . . . . . . . 42
     7.13.   Survival of Agreement . . . . . . . . . . . . . . . 42


                       ANNEXES AND EXHIBITS

Annex I        -    Defined Terms
Exhibit A      -    Form of Short-Term Note
Exhibit B      -    Credit and Collection Policy
Exhibit C-1    -    Form of Daily Report
                    (Pre-Liquidation Period)
Exhibit C-2    -    Form of Daily Report
                    (Post-Liquidation Period)
Exhibit D-1    -    Form of Settlement Statement
                    (Pre-Liquidation Period)
Exhibit D-2    -    Form of Settlement Statement
                    (Post-Liquidation Period)
Exhibit E      -    Agreed Upon Procedures
Exhibit F      -    Assumption Agreement


                             SCHEDULES

Schedule 3.01(h)    -    Location of Records and Computer
                           Software
Schedule 3.01(i)    -    List of Lock-Box Banks
Schedule 3.01(j)    -    List of Other Corporate Names
Schedule 3.01(k)    -    Litigation and Related Matters
Schedule 3.01(l)    -    List of Computer Programs